As Filed with the Securities and Exchange Commission on November 15, 2001
                          Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                     ----------------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     ----------------------------------------

                             FIDELITY BANCORP, INC.
                     ----------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

        Pennsylvania                     6035                  25-1705405
------------------------------- ---------------------------- -------------------
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer
 Incorporation or Organization) Classification Code Number)  Identification No.)

                             Fidelity Bancorp, Inc.
                               1009 Perry Highway
                         Pittsburgh, Pennsylvania 15237
                                 (412) 367-3300
                     ----------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

           William L. Windisch, President and Chief Executive Officer
                             Fidelity Bancorp, Inc.
                               1009 Perry Highway
                         Pittsburgh, Pennsylvania 15237
                                 (412) 367-3300
                     ----------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies To:

              Samuel J. Malizia, Esq.               Timothy M. Slavish, Esq.
              Tiffany A. Hasselman, Esq.            Kimberly A. Ward, Esq.
              Malizia Spidi & Fisch, PC             Thorp Reed & Armstrong, LLP
              1100 New York Ave., N.W.              One Oxford Centre
              Suite 340 West                        301 Grant Street, 14th Floor
              Washington, D.C.  20005               Pittsburgh, Pennsylvania
              (202) 434-4660                        (412) 394-7711

                     ----------------------------------------

     Approximate Date of Commencement of the Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


                                              CALCULATION OF REGISTRATION FEE


   Title Of Each Class                               Proposed Maximum           Proposed Maximum
      Of Securities            Amount To Be           Offering Price                Aggregate                Amount Of
     To Be Registered           Registered               Per Unit                Offering Price          Registration Fee
-------------------------- -------------------- --------------------------- -------------------------  ---------------------
Common Stock,
par value $0.01                  126,000                    N/A                    $1,733,130                 $433.28
per share
========================== ==================== =========================== =========================  =====================

_______________
(1) This registration statement covers the maximum number of shares of the registrant's common stock expected to be issued upon consummation of the merger of Carnegie Financial Corporation with and into the registrant, pursuant to the agreement and plan of merger, dated October 10, 2001, by and between Carnegie Financial Corporation and the registrant.

(2) The registration fee has been computed in accordance with Rule 457(f) under the Securities Act of 1933, based on $14.10, the average of the bid and ask prices for a share of common stock of Carnegie Financial Corporation as reported on the over-the-counter market on November 9, 2001, multiplied by 240,485, the maximum number of shares of Carnegie Financial Corporation common stock to be exchanged in the merger, including shares issuable upon the exercise of outstanding stock options, reduced by $1,657,708, the amount of cash to be paid by the registrant for such shares.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CARNEGIE FINANCIAL CORPORATION

 17 West Mall Plaza * P.O. Box 143 * Carnegie, Pennsylvania 15106 * Phone (412) 276-1266


Dear Stockholder:

         The boards of directors of Carnegie Financial Corporation and Fidelity Bancorp, Inc. have agreed on a merger of Carnegie with and into Fidelity. As a result of the merger, each share of Carnegie common stock that you hold will be converted automatically into the right to receive either $14.75 in cash or shares of Fidelity common stock, as described under "Summary-Merger Consideration" on page __. For those Carnegie shares that are converted into Fidelity shares, the number of Fidelity shares issued will be equal to $14.75 divided by the average closing price of Fidelity's stock over the fifteen trading days ending one week before the closing of the merger. If Fidelity's average closing price is more than 20% higher or lower than the closing price of $15.30 on October 10, 2001, the day the merger agreement was entered into, either Carnegie or Fidelity may either terminate the merger agreement or agree together to a renegotiated price for the Carnegie shares. On ________ __, 2001, the closing price of Fidelity's stock was $____.

         Also, Carnegie and Fidelity have agreed that no more than 55% and no less than 50.1% of the outstanding Carnegie common stock will be exchanged for shares of Fidelity common stock. Stockholders may elect to receive either all cash or all stock for their shares, subject to proration in the event that the percentage of Carnegie common stock for which a stock election is made does not fall within the required range. The receipt of cash for your shares will generally be taxable, at least to the extent of any gain you realize in the transaction, but the receipt of Fidelity common stock for your shares will be tax-free.

         We cannot complete the merger unless we receive the affirmative vote of at least a majority of the Carnegie common stock voting at the meeting. Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy card will be counted as a vote in favor of the merger.

         The date, time, and place of the meeting are as follows:

         _________, ________ __, 200_,  _:__ p.m., eastern time, at Carnegie
         Savings Bank, 17 West Mall Plaza, Carnegie, Pennsylvania

         This document provides you with detailed information about this meeting and the proposed merger. You also can get information about our company and Fidelity from publicly available documents that our company and Fidelity have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully, including the section on Risk Factors that begin on page __.

         The Carnegie board of directors, which owns or controls __% of the outstanding Carnegie common stock, has unanimously approved the merger, believes the merger is in the best interests of Carnegie and its stockholders, and will vote their shares in favor of the merger. We strongly support the combination of Carnegie and Fidelity and we strongly urge that you vote in favor of the merger.

                                           Sincerely,


                                           Shirley C. Chiesa
                                           President and Chief Executive Officer

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the proxy statement/ prospectus. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any governmental agency.


         Carnegie's common stock is traded on the OTC Bulletin Board and Fidelity's common stock is traded on the Nasdaq Stock Market, National Market System. The trading symbol for the Carnegie common stock is "CAFN." The trading symbol for the Fidelity common stock is "FSBI."

         This proxy statement/prospectus is dated ________ __, 2001 and first mailed to Carnegie stockholders on ________ __, 2001

                      REFERENCES TO ADDITIONAL INFORMATION

         This proxy statement/prospectus incorporates important business and financial information about Fidelity and Carnegie from documents that may not be included in or delivered with this document. You can obtain documents incorporated by reference not otherwise accompanying this proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

          Fidelity Bancorp, Inc.               Carnegie Financial Corporation
          1009 Perry Highway                   17 West Mall Plaza
          Pittsburgh, Pennsylvania 15237       Carnegie, Pennsylvania 15106
          Attention: Annie G. McGrath          Attention: Lois A. Wholey
          (412) 367-3300                       (412) 276-1266

         You will not be charged for any of these documents that you request. If you would like to request documents, please do so by ________ __, 2001 in order to receive them before the special meeting.

         Accompanying this proxy statement/prospectus are Fidelity's 2000 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and Carnegie's 2000 Annual Report to Stockholders and Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001.

         See "Where You Can Find More Information" on page __.

                     _______________________________________

                         CARNEGIE FINANCIAL CORPORATION
                               17 West Mall Plaza
                          Carnegie, Pennsylvania 15106
                     _______________________________________

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON ________ __, 200_

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Carnegie Financial Corporation will be held on ___________, ________ __, 200_, at _:__ p.m., eastern time, at Carnegie Savings Bank located at 17 West Mall Plaza, Carnegie, Pennsylvania. A proxy statement/prospectus and proxy card for the special meeting are enclosed.

         The special meeting will be held for the purpose of considering and voting upon the following matters:

         1. The approval and adoption of an agreement and plan of merger, dated as of October 10, 2001, by and between Fidelity Bancorp, Inc. and Carnegie Financial Corporation pursuant to which Carnegie will merge into Fidelity and each outstanding share of Carnegie common stock will be converted into the right to receive either $14.75 in cash or Fidelity common stock at the election of the holder, subject to the election, allocation and proration procedures set forth in the merger agreement; and

         2. Such other business incident to the conduct of the special meeting as may properly come before the special meeting and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the merger agreement.

         The board of directors of Carnegie Financial Corporation has established ________ __, 2001 as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting and at any adjournment or postponement thereof. Only record holders of Carnegie Financial Corporation common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement thereof.

         The board of directors of Carnegie Financial Corporation unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

         It is important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible.

                                     By Order of the Board of Directors,


                                     Lois A. Wholey
                                     Secretary


Carnegie, Pennsylvania
________ __, 2001


 Important: the prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the special meeting. Please complete, sign and date the enclosed proxy and promptly mail it in the enclosed envelope.
         You may revoke your proxy in the manner described in the proxy statement/prospectus at any time before it is exercised.

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                                TABLE OF CONTENTS

SUMMARY..........................................................................................................
         The Parties to the Merger...............................................................................
         The Carnegie Stockholders' Meeting......................................................................
         Who Can Vote at the Special Meeting; What Vote is Required for Approval
                  of the Merger Agreement........................................................................
         The Merger..............................................................................................
         Merger Consideration....................................................................................
         Manner of Payment.......................................................................................
         When and How to Choose the Method of Payment for Your Shares............................................
         Tax Consequences for Carnegie Stockholders..............................................................
         You Have Dissenters' Rights in the Merger...............................................................
         Accounting Treatment of the Merger......................................................................
         Interests of Carnegie's Directors and Officers in the Merger that are Different from Your Interests............................................................................
         Differences in the Rights of Fidelity's and Carnegie's Stockholders ....................................
         Our Reasons for the Merger .............................................................................
         Our Recommendation to Stockholders......................................................................
         The Consideration is Fair to Stockholders According to Carnegie's Financial Advisor.....................
         What We Need to Do to Complete the Merger...............................................................
         Regulatory Approval.....................................................................................
         Terminating the Merger Agreement........................................................................
         Termination Fee.........................................................................................
         The Directors and Officers of Carnegie Have Agreed to Vote for the Merger Agreement.....................
         Amending Provisions of the Merger Agreement ............................................................
COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION..........................................................
SELECTED PRO FORMA CONSOLIDATED COMPARATIVE PER SHARE DATA.......................................................
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIDELITY......................................................
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CARNEGIE......................................................
RISK FACTORS.....................................................................................................
FORWARD-LOOKING STATEMENTS.......................................................................................
THE SPECIAL MEETING..............................................................................................
         Date, Time and Place; Purpose of Special Meeting........................................................
         Recommendation of the Carnegie Board....................................................................
         Who Can Vote at the Special Meeting.....................................................................
         Voting and Solicitation of Proxies......................................................................
         Vote Required...........................................................................................
         Solicitation of Proxies.................................................................................
THE MERGER.......................................................................................................
         Parties to the Merger...................................................................................
         General.................................................................................................
         Background of the Merger................................................................................
         Carnegie's Reasons for the Merger; Recommendation of the
                  Carnegie Board of Directors....................................................................
         Opinion of  Carnegie's Financial Advisor................................................................
         Carnegie Stockholders Will Receive Shares of Fidelity Common Stock
                  and/or Cash for Each Carnegie Share............................................................
         Election Procedures and Procedures for Exchanging Your Stock Certificates...............................

                                       -i-

         Interests of Directors and Officers in the Merger that are Different from Your Interests................
         Management and Operations Following the Merger..........................................................
         Employee Matters........................................................................................
         Conditions to the Merger................................................................................
         Regulatory Approval Needed to Complete the Merger.......................................................
         Conduct of Business Pending the Merger..................................................................
         What Happens if a Third Party Offers to Buy Carnegie....................................................
         Waiving and Amending Provisions In, or Terminating, the Merger Agreement................................
         Termination Fee.........................................................................................
         Representations and Warranties Made by Fidelity and Carnegie
                  in the Merger Agreement........................................................................
         Accounting Treatment of the Merger......................................................................
         Federal Income Tax Consequences for Carnegie Stockholders...............................................
         Selling the Fidelity Common Stock You Receive in the Merger.............................................
         You Have Dissenters' Rights in the Merger...............................................................
         Dissenters' Rights Procedures...........................................................................
         Who Pays for What.......................................................................................
         When Will the Merger be Completed.......................................................................
CERTAIN RELATED TRANSACTIONS.....................................................................................
         Voting Agreement........................................................................................
BENEFICIAL OWNERSHIP BY CARNEGIE MANAGEMENT......................................................................
COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF FIDELITY AND CARNEGIE................................................
         Special Meetings of Stockholders........................................................................
         Amendment of Articles of Incorporation and Bylaws.......................................................
         Cumulative Voting.......................................................................................
         Stockholder Consent to Corporate Action.................................................................
         Stockholder Nominations and Proposals...................................................................
         Dividends...............................................................................................
         Removal of Directors....................................................................................
         Indemnification and Limitations of Liability of Directors and Officers..................................
         Provisions Affecting Business Combinations and Control Share Acquisitions...............................
         Limitation on Voting Rights; Restrictions on Offers and Acquisitions....................................
         Preemptive Rights.......................................................................................
DESCRIPTION OF CAPITAL STOCK OF FIDELITY.........................................................................
         General.................................................................................................
         Common Stock............................................................................................
         Preferred Stock.........................................................................................
LEGAL MATTERS....................................................................................................
EXPERTS..........................................................................................................
STOCKHOLDER PROPOSALS FOR THE CARNEGIE 2001 ANNUAL MEETING.......................................................
WHERE YOU CAN FIND MORE INFORMATION..............................................................................
APPENDIX A  Agreement and Plan of Merger dated as of October 10, 2001.......................................... A-1
APPENDIX B Opinion of Carnegie's Financial Advisor............................................................. B-1
APPENDIX C  Pennsylvania Business Corporation Law regarding dissenters rights.................................. C-1
ACCOMPANYING DOCUMENTS
o    Fidelity Bancorp, Inc.'s 2000 Annual Report to Stockholders
o    Fidelity Bancorp, Inc.'s Form 10-Q for the quarter ended June 30, 2001
o    Carnegie Financial Corporation's 2000 Annual Report to Stockholders
o    Carnegie  Financial   Corporation's  Form  10-QSB  for  the  quarter  ended
     September 30, 2001


                                     SUMMARY


         This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See "Where Can You Find More Information" on page __. Page references are included in this summary to direct you to a more complete description of the topics.

The Parties to the Merger (Page __)

FIDELITY BANCORP, INC.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300

         Fidelity is a Pennsylvania-incorporated bank holding company. Fidelity operates Fidelity Bank, a full service community bank with ten locations in Allegheny and Butler Counties, Pennsylvania. At September 30, 2001, Fidelity had total assets of $__ million, deposits of $____ million and stockholders' equity of $___ million.

CARNEGIE FINANCIAL CORPORATION
17 West Mall Plaza
Carnegie, Pennsylvania 15106
(412) 276-1266

         Carnegie is a Pennsylvania-incorporated thrift holding company. Carnegie operates Carnegie Savings Bank, with one office in Carnegie, Pennsylvania. At September 30, 2001, Carnegie had total assets of $27.4 million, deposits of $18.4 million and stockholders' equity of $3.0 million.

The Carnegie Stockholders' Meeting (Page __)

         A special meeting of Carnegie's stockholders will be held on ________, ________ __, 200_, at _:__ p.m., eastern time, at Carnegie Savings Bank, 17 West Mall Plaza, Carnegie, Pennsylvania. At the Carnegie special meeting, you will be asked to:

         (1) approve and adopt the merger agreement under which Carnegie will merge with and into Fidelity; and

         (2) act on any other items that may be submitted to a vote at the special meeting, including a motion to adjourn the special meeting for the purpose of soliciting additional proxies in order to approve the merger.

Who Can Vote at the Special Meeting; What Vote is Required for Approval of the Merger Agreement (Page __)

         You can vote at the special meeting of Carnegie stockholders if you owned Carnegie common stock at the close of business on ________ __, 2001. You can cast one vote for each share of Carnegie common stock you owned at that time. In order to approve the merger, the holders of a majority of the shares of Carnegie common stock voting at the special meeting must vote in favor of the merger. As of ________ __, 2001, the record date for the special meeting, Carnegie's directors, executive officers and their affiliates had voting power with respect to ____ shares, or ____% of the shares entitled to vote at the special meeting.

         You can vote your shares by attending the special meeting and voting in person, or by completing and mailing the enclosed proxy card. You can revoke your proxy as late as the date of the meeting either by sending in a new proxy card or by attending the meeting and voting in person.

The Merger (Page __)

         We propose to merge Carnegie with and into Fidelity. We hope to complete this merger by approximately February 2002. However, depending upon the timing of receipt of all required regulatory approvals, closing of the merger could occur significantly later. We have attached the agreement and plan of merger to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

Merger Consideration (Page __)

         In total, based upon the anticipated number of Carnegie shares outstanding (assuming currently issued options are not exercised) at the date of the merger and assuming that Carnegie stockholders aggregate elections to receive Fidelity shares for their shares of Carnegie stock amount to 51% of the outstanding Carnegie shares, Fidelity will exchange approximately _______ shares of its common stock (based on the closing price of Fidelity stock of $________ on ________ __, 2001) and $1.6 million in cash for all of the outstanding shares of Carnegie. Each share of Carnegie common stock you own will be exchanged for either $14.75 in cash or shares of Fidelity common stock, subject to election, allocation and proration limitations. The total consideration to all stockholders is payable up to 55% in Fidelity stock and no more than 49.9% in cash.

Manner of Payment (Page __)

         Shares of Carnegie common stock will be exchanged for either Fidelity common stock or cash as chosen by you, following procedures discussed on pages __ to __ and described in detail in the merger agreement. (See "The Merger - Carnegie Stockholders Will Receive Shares of Fidelity Common Stock and/or Cash for Each Carnegie Share -Allocation Procedures" on page __.) After the closing of the merger, you will be sent a form on which you may specify whether you wish to receive all cash, all Fidelity common stock or that you make "no-election" as to receiving cash and/or Fidelity common stock in payment for your Carnegie shares. Your choice will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of Fidelity common stock available, whether you receive the amount of cash or stock you request will depend in part on how many other Carnegie stockholders submit instructions, how many choose to receive cash and how many chose to receive stock. Fidelity will not issue fractional shares. Instead, you will receive the value of any fractional share in cash based on the recent average closing sales price of a share of Fidelity common stock. The total consideration to all stockholders is payable up to 55% in Fidelity stock and no more than 49.9% in cash.

When and How to Choose the Method of Payment for Your Shares (Page __)

         Detailed instructions on how to choose your preferred method of payment will be sent to you shortly after the effective time of the merger. You will then have a period of approximately three to four weeks in which to complete the form and return it as instructed with your stock certificates. After the forms have been received and processed, you will be sent the cash and/or Fidelity common stock to which you are entitled.

         If you have a preference as to the form of consideration you wish to receive for your shares of Carnegie common stock, you should notify us on the forms that will be provided to you. Shares as to which a choice has been made will be given priority in providing such consideration over shares as to which no choice has been made.

         Neither the Carnegie board nor Carnegie's financial advisor makes any recommendation as to whether Carnegie stockholders should choose to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to such choice.

Tax Consequences for Carnegie Stockholders (Page __)

         For United States federal income tax purposes, your exchange of shares of Carnegie common stock for shares of Fidelity common stock generally will not cause you to recognize any gain or loss. You will, however, recognize gain or loss in connection with any cash received. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

You Have Dissenters' Rights in the Merger (Page __)

         Pennsylvania law provides Carnegie stockholders with dissenters' rights in the merger. This means that if you comply with certain procedures under Pennsylvania law, you have the right to receive payment for your shares of Carnegie common stock based upon an independent determination of their value. In addition to the summary of the dissenters' rights beginning on page __, a copy of the provisions of Pennsylvania law regarding dissenters' rights is attached to this proxy statement/prospectus as Appendix C. Failure to follow these provisions may result in a loss of your dissenters' rights.

Accounting Treatment of the Merger (Page __)

         We will account for the merger as a "purchase." This means that Fidelity and Carnegie will be treated as one company as of the date of the combination, and that Fidelity will record the fair market value of Carnegie's assets and liabilities on its financial statements. Because the amount Fidelity is paying for the Carnegie common stock is expected to approximate the fair market value of Carnegie's net assets, Fidelity does not expect to record any significant "goodwill," which is an intangible asset, as a result of the merger. However, Fidelity will record a separate intangible asset called core deposit intangibles or "CDI" currently not expected to exceed approximately $1.0 million. Fidelity will amortize or record an expense for this CDI over approximately the next seven to ten years, reducing net income during that period.

Interests of Carnegie's Directors and Officers in the Merger that are Different from Your Interests (Page __)

         Some of Carnegie's directors and officers have interests in the merger that are different from, or are in addition to, their interests as Carnegie stockholders. The members of our boards of directors knew about these additional interests, and considered them, when they approved the merger agreement and the merger. As a result of the consummation of the merger, all stock options and share of restricted stock awarded under Carnegie's stock benefit plans to its directors and officers will vest. Holders of Carnegie's stock options will receive cash in an amount equal to the difference between $14.75 and the option exercise price.

         Under the merger agreement, Fidelity agreed that it will enter into an employment agreement with Shirley Chiesa, President of Carnegie, providing for payment of $_______ , payable in twelve equal monthly installments, and Ms. Chiesa shall be eligible to participate in the medical and dental benefits of Fidelity for one year following the closing of the merger or until she attains age 65. After the merger, Fidelity will honor those provisions of the employment agreement of Carnegie Savings Bank with Shirley Chiesa pursuant to which Ms. Chiesa will be entitled to receive a severance payment. In addition, under the merger agreement, Fidelity agreed that it will pay a severance benefit to three executive officers of Carnegie Savings Bank if they are terminated without cause by Fidelity within a year of the closing of the merger.

         See "The Merger - Interests of Directors and Officers in the Merger that are Different from Your Interests" on page __ for a more detailed discussion of the benefits and interests of Carnegie's directors and officers.

Differences in the Rights of Fidelity's and Carnegie's Stockholders (Page __)

         After the merger is completed, Carnegie's stockholders who receive Fidelity common stock will become stockholders of Fidelity. Fidelity will continue to be governed by its existing articles of incorporation and bylaws, as well as Pennsylvania law. As a result, certain rights of Carnegie's stockholders will change. See "Comparison of the Rights of Stockholders of Fidelity and Carnegie" on page __.

Our Reasons for the Merger (Page __)

         Carnegie and Fidelity are proposing to merge because we believe that by combining the two companies, we can provide long term benefits to our stockholders and customers alike and strengthen our position as a competitor in the financial services business. Carnegie's board of directors also believes that the transaction is financially attractive to the Carnegie stockholders, because it gives them the opportunity to receive a favorable price in cash or in stock. To review our reasons for the merger in greater detail, as well as how we came to agree on the merger, please see pages __ to __ of this document.

Our Recommendation to Stockholders (Page __)

         The board of directors of Carnegie believes that the terms of the merger agreement are fair to, and in the best interests of, Carnegie and its stockholders. The Carnegie board unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

The Consideration is Fair to Stockholders According to Carnegie's Financial Advisor (Page __)

         Capital Resources Group, Inc., Carnegie's financial advisor, has delivered to the Carnegie board its opinion that, as of October 10, 2001, the merger consideration is fair to Carnegie stockholders from a financial point of view. See "The Merger -Opinion of Carnegie's Financial Advisor" on page __ and the opinion, which is attached as Appendix B to this proxy statement/prospectus.

What We Need to Do to Complete the Merger (Page __)

     The completion of the merger depends on a number of conditions being met. See "The Merger - Conditions to the Merger" on page __.

Regulatory Approval (Page __)

         We will need approval from the Pennsylvania Department of Banking and the FDIC in order to complete the merger. Applications to both regulatory authorities were made on October 31, 2001 and are currently pending.

Terminating the Merger Agreement (Page __)

         We can agree at any time to terminate the merger agreement without completing the merger even if Carnegie's shareholders have approved it. Under certain circumstances, either Fidelity or Carnegie may unilaterally terminate the merger agreement.

Termination Fee (Page __)

         If either Carnegie or Fidelity terminates the merger agreement because of the other company's material breach or failure to comply with its obligations under the merger agreement, such company will be reimbursed by the other for its costs and expenses up to $100,000.

         Carnegie has agreed to pay Fidelity a termination fee of $125,000 if the merger agreement is terminated under certain circumstances, including if Carnegie enters into an agreement to be acquired by someone other than Fidelity or if another company announces its intention to acquire Carnegie and following such announcement the Carnegie shareholders do not approve the merger with Fidelity. See "The Merger -Termination Fee."

The Directors and Officers of Carnegie Have Agreed to Vote for the Merger Agreement (Page __)

         At the same time the merger agreement was entered into, each of the directors and certain officers of Carnegie signed a voting agreement pursuant which each such individual has agreed, to vote all of his or her shares of Carnegie common stock in favor of the merger agreement. Such individuals also agreed to take no actions recommending that any Carnegie shareholder vote against the merger with Fidelity or that they vote for any proposed merger other than with Fidelity. See "Certain Related Transactions -Voting Agreement" on page
__.

Amending Provisions of the Merger Agreement (Page __)

         We can agree to amend the merger agreement and each of us can waive our right to require the other party to adhere to the terms and conditions of the merger agreement, where the law allows. However, we may not do so after you approve the merger agreement if the amendment or waiver reduces or changes the consideration that will be received by you. In that case, you would have to approve the amendment or waiver for it to be adopted.

             COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION

         Carnegie common stock is included for quotation on the OTC Bulletin Board under the symbol "CAFN" and Fidelity common stock is included for quotation on the Nasdaq Stock Market under the symbol "FSBI." The following table sets forth the high and low prices of shares of Carnegie common stock and Fidelity common stock as reported in the OTC Bulletin Board and Nasdaq Stock Market, respectively, and the quarterly cash dividends declared per share, for the periods indicated.

                                                     Carnegie Common Stock                     Fidelity Common Stock (1)
                                             -------------------------------------       -------------------------------------
                 1999                          High          Low         Dividends         High          Low         Dividends
                 ----                          ----          ---         ---------         ----          ---         ---------
Quarter ended March 31.................      $ 8.50       $  7.50           $   --       $16.47        $14.89           $  .08
Quarter ended June 30..................       10.25          9.00               --        16.36         15.56              .09
Quarter ended September 30.............        9.25          7.50               --        15.80         13.41              .09
Quarter ended December 31..............        9.00          7.50              .10        14.37         10.00              .09

                 2000
                 ----
Quarter ended March 31.................      $ 8.50       $  7.63           $   --       $12.27        $11.14           $  .09
Quarter ended June 30..................        8.00          6.50               --        11.25         10.56              .09
Quarter ended September 30.............        7.50          6.00               --        12.62         10.68              .09
Quarter ended December 31..............        7.50          5.75               --        12.27         10.50              .09

                 2001
                 ----
Quarter ended March 31.................      $ 7.00       $ 6.375           $  .20       $15.12        $11.12           $  .10
Quarter ended June 30..................        7.85         6.625               --        16.00         13.62              .10
Quarter ended September 30.............        7.85          7.24               --        17.00         15.00              .10
Quarter ended December 31
     (through ________, )..............                                         --                                         .12

_______________
(1) Adjusted for a 10% dividend paid on the Fidelity common stock in November 2000.

         The following table sets forth the last reported sale price per share of Fidelity common stock and Carnegie common stock, as reported on the Nasdaq Stock Market and OTC Bulletin Board, respectively, on (i) October 9, 2001, the last business day preceding public announcement of the signing of the merger agreement and (ii) ________, 2001, a recent trading date prior to the mailing of this proxy statement/prospectus:

                                    Fidelity              Carnegie                  Equivalent Price
                                  Common Stock          Common Stock          of Carnegie Common Stock (1)
                                  ------------          ------------          ----------------------------
October 9, 2001..............        $15.25                 $7.75                        $______
________, 2001...............        $______                $_____                       $______

_______________
(1) The equivalent prices per share of Carnegie common stock on October 9, 2001 and on ________, 2001 were determined by multiplying an assumed exchange of ___ by the closing price of Fidelity common stock on the relevant date.

         You should obtain current market quotations for Fidelity common stock and Carnegie common stock since the market prices of both companies will continue to fluctuate between the date of this document and the date on which the merger is completed and thereafter.

                               SELECTED PRO FORMA
                     CONSOLIDATED COMPARATIVE PER SHARE DATA
                                   (Unaudited)

         The following table sets forth information about earnings per share, dividends per share and book value per share, and similar information reflecting the merger. You can use this table to understand how the merger would have affected Fidelity's earnings, dividends and book value, all on a per share basis, if the merger had taken effect on the first day of the periods described below. The first item listed in each category gives you historical information relating to Fidelity. The information set forth below is only a summary and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that Fidelity and Carnegie have incorporated to this document or have filed previously with the SEC. See "Where You Can Find More Information" on page __.

         The pro forma and pro forma equivalent per share data in the following tables are presented for comparative purposes only and are not necessarily indicative of what the combined financial position or results of operations would have been had the merger been consummated during the period or as of the date for which such pro forma tables are presented.

                                                           At or For the Nine
                                                             Months Ended            At or For the
                                                           September 30, 2001        Fiscal Year 2000
                                                           ------------------        ----------------
Cash dividend per common share:
    Fidelity......................................                     $  .30                 $  .39
    Carnegie......................................                        .20                      -
    Fidelity Pro Forma (1)........................                        .30                    .39
    Per equivalent Carnegie share (2).............                        ___                    ___
Book value per common share:
    Fidelity......................................                     $17.87                 $15.60
    Carnegie......................................                      13.19                  12.41
    Fidelity Pro Forma (3)........................                        ___                    ___
    Per equivalent Carnegie share (2).............                        ___                    ___
Basic earnings per common share:
    Fidelity......................................                     $ 1.31                 $ 1.91
    Carnegie......................................                        .61                  (.53)
    Fidelity Pro Forma (3)........................                        ___                    ___
    Per equivalent Carnegie share (2).............                        ___                    ___
Diluted earnings per common share:
    Fidelity......................................                     $ 1.27                 $ 1.89
    Carnegie......................................                        .61                  (.53)
    Fidelity Pro Forma (3)........................                        ___                    ___
    Per equivalent Carnegie share (2).............                        ___                    ___

_____________________________
(1) Fidelity pro forma cash dividends per share represent historical cash dividends declared by Fidelity and assumes no changes in cash dividends declared per share.
(2) Represents the Fidelity pro forma amounts (assuming conversion of 51% of the outstanding shares of Carnegie common stock into shares of Fidelity common stock) multiplied by ___ which is the assumed number of shares of Fidelity common stock to be issued for Carnegie common stock based on the closing price of Fidelity common stock on ________, 2001.
(3) Reflects (i) estimated purchase accounting adjustments to be recorded in connection with the merger, consisting of market-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/accretion of all such adjustments over appropriate future periods and (ii) the issuance of ______ shares of Fidelity common stock (assuming conversion of 51% of the outstanding shares of Carnegie common stock into shares of Fidelity common stock based on the closing price of Fidelity common stock on ________, 2001.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIDELITY

         The following tables set forth selected historical consolidated financial and other data of Fidelity for the five years ended September 30, 2000 and for the nine months ended June 30, 2001 and 2000. The historical consolidated financial data for the nine months ended June 30, 2001 and 2000 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made. Operating results for the nine months ended June 30, 2001 are not necessarily indicative of the results that may be expected for any interim period or the entire year ended September 30, 2001. The financial information for the five years ended September 30, 2000 of Fidelity is based on, and qualified in its entirety by, the consolidated financial statements of Fidelity, including the notes thereto, which are incorporated by reference in this proxy statement/prospectus and should be read in conjunction therewith.

                                                    At June 30,                                    At September 30,
                                                    -----------    -----------------------------------------------------------------
                                                       2001           2000(1)       1999           1998          1997          1996
                                                       ----           -------       ----           ----          ----          ----
                                                                            (Dollars in thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets.....................................    $565,928      $543,209     $482,543       $406,044      $380,964     $317,874
Securities.......................................     207,589       179,884      186,771        172,748       186,158      153,040
Loans receivable, net............................     330,756       337,438      275,958        218,892       182,869      151,263
Deposits.........................................     313,125       290,631      269,118        261,735       244,192      234,276
Borrowed funds, including subordinated debt......     211,510       218,511      183,891        112,320       108,133       57,143
Total stockholders' equity.......................      33,971        29,587       26,046         29,021        25,881       21,778

                                             For the Nine
                                             Months Ended
                                               June 30,                         For the Year Ended September 30,
                                        ---------------------     -----------------------------------------------------------
                                          2001        2000(1)     2000(1)        1999        1998        1997          1996
                                         -------      -------     -------      --------    --------     -------       -------
                                                          (Dollars in Thousands, except per share data)
SELECTED OPERATING DATA:
  Interest income..................      $29,011      $26,240     $36,477       $30,975     $28,047     $23,963       $20,986
  Interest expense.................       20,029       16,876      23,932        19,229      17,364      13,882        11,832
                                         -------      -------     -------      --------    --------     -------       -------
  Net interest income..............        8,982        9,364      12,545        11,746      10,683      10,081         9,154
  Provision for loan losses........          325          360         470           520         405         500           270
                                         -------      -------     -------      --------    --------     -------       -------
  Net interest income after
    provision for loan losses......        8,657        9,004      12,075        11,226      10,278       9,581         8,884
  Non-interest income..............        1,551        1,351       1,874         1,523       1,166         882           732
  Non-interest expense.............        6,819        6,096       8,333         8,153       7,315       6,488         8,073
                                         -------      -------     -------      --------    --------     -------       -------
  Income before income taxes.......        3,389        4,259       5,616         4,596       4,129       3,975         1,543
  Provision for income taxes.......          746        1,203       1,484         1,217       1,204       1,256           226
                                         -------      -------     -------      --------    --------     -------       -------
  Net income  .....................      $ 2,643      $ 3,056     $ 4,132      $  3,379    $  2,925     $ 2,719       $ 1,317
                                         =======      =======     =======      ========    ========     =======       =======

                                              For the Nine
                                              Months Ended
                                                June 30,                            For the Year Ended September 30,
                                            -------------------     ---------------------------------------------------------
                                            2001        2000(1)     2000(1)        1999        1998        1997          1996
                                            ----        -------     -------        ----        ----        ----          ----
                                                           (Dollars in Thousands, except per share data)
Per share data:
  Basic net income per common
    share (2)..........................  $   1.27     $   1.46     $  1.97       $  1.56     $  1.35     $  1.29       $   .64
  Diluted net income per common
    share (2)..........................      1.24         1.44        1.95          1.53        1.31        1.25           .61
  Cash dividends per common share (2)..       .30          .27         .36           .35         .30         .24           .20
  Stockholders' equity per common
    share (2)..........................     16.76        13.01       14.12         12.24       13.34       12.11         10.49
  Weighted average number of common
    shares outstanding (in thousands):
    Basic..............................     2,082        2,096       2,096         2,166       2,159       2,111         2,066
    Diluted............................     2,138        2,120       2,123         2,215       2,232       2,189         2,147

                                                       As or For the Six
                                                       Months Ended June                At or For the Year Ended September 30,
                                                       -----------------     -----------------------------------------------------
                                                       2001      2000(1)     2000(1)      1999        1998        1997       1996
                                                       ----      -------     -------      ----        ----        ----       ----
PERFORMANCE RATIOS (for the period ended):
Return on average assets...........................     .64%        .81%        .80%        .74%        .74%       .80%        .44%
Return on average equity...........................   10.76       15.93       15.70       11.98       10.64      11.42        5.96
Average equity to average assets...................    6.00        5.25        5.10        6.22        6.94       7.01        7.37
Interest rate spread (3)...........................    2.27        2.69        2.64        2.73        2.74       2.99        3.17
Net interest margin (3)............................    2.42        2.77        2.71        2.87        2.93       3.16        3.33
Efficiency ratio (3)...............................   64.74       56.89       57.79       61.44       61.74      59.20       81.68
Non-interest expense to average assets.............    1.65        1.62        1.61        1.80        1.85       1.91        2.69
Dividend payout ratio (4)..........................   24.19       18.75       18.45       22.09       21.77      19.01       31.06

ASSET QUALITY RATIOS (at the end of period):
Non-performing loans to total loans................     .80%        .34%        .56%        .81%        .23%       .59%        .73%
Non-performing assets to total assets..............     .54         .27         .39         .52         .14        .29         .48
Allowance for loan losses to non-performing loans..  110.17      248.78      148.39      103.86      406.34     173.03      132.12
Allowance for loan losses to total loans...........     .89         .86         .86         .89        1.01       1.04        1.00

CAPITAL RATIOS (at end of period):
Stockholders' equity to assets.....................    6.00%       5.25%       5.45%       5.40%       7.15%      6.79%       6.85%
Tangible stockholders equity to tangible assets....    5.66        5.25        5.15        5.40        7.15       6.79        6.84
Number of full service offices at end of period....      10          10          10           9           9          8           8

___________________
(1) Selected consolidated financial data for 2000 and 2001 reflects increases due to the merger with Pennwood Bancorp, Inc.
(2) Amounts shown have been adjusted to reflect the 10% stock dividend paid in November 2000 and the 25% stock split paid in March 1998.
(3)  Interest income has been calculated on a fully tax equivalent basis.
(4) Dividend payout ratio calculation utilizes diluted net income per share for all periods.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CARNEGIE`

         The following tables set forth selected historical consolidated financial and other data of Carnegie for the three years ended December 31, 2000 and for the nine months ended September 30, 2001 and 2000. The historical consolidated financial data for the nine months ended September 30, 2001and 2000 is derived from unaudited consolidated financial statements. However, such data reflect all normal, recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The results of operations for the interim periods presented are not necessarily an indication of the results that can be expected for the entire year ending December 31, 2001. The financial information for the three years ended December 31, 2000 of Carnegie is based on, and qualified in its entirety by, the consolidated financial statements of Carnegie and subsidiary, including the notes thereto, which are incorporated by reference in this proxy statement/prospectus and should be read in conjunction therewith.


                                                                At September 30,              At December 31,
                                                                ----------------   --------------------------------------
                                                                      2001           2000          1999           1998
                                                                      ----           ----          ----           ----
                                                                                   (Dollars in thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets.........................................               $27,446        $26,738       $29,489        $20,085
Securities...........................................                 3,633          2,572         4,902          3,842
Loans receivable, net................................                22,412         22,385        22,518         14,512
Deposits.............................................                18,401         17,498        16,552         15,372
Borrowed funds.......................................                 5,360          5,750         9,538          1,200
Total stockholders' equity...........................                 2,964          2,790         2,693          3,037

                                                    For the Nine Months                   For the Year
                                                    Ended September 30,                 Ended December 31,
                                                    -------------------        -----------------------------------
                                                    2001          2000          2000          1999         1998
                                                    ----          ----          ----          ----         ----
                                                         (Dollars in Thousands, except per share data)
SELECTED OPERATING DATA:
 Interest income............................       $1,433        $1,533        $2,016        $1,865        $1,344
 Interest expense...........................          818           900         1,186         1,010           696
                                                   ------        ------        ------        ------        ------
 Net interest income........................          615           633           830           855           648
  Provision for loan losses.................            7            57            70            66            44
                                                   ------        ------        ------        ------        ------
 Net interest income after
    provision for loan losses...............          608           576           760           789           604
 Non-interest income (1)....................          109          (184)         (153)          114            69
 Non-interest expense.......................          542           585           776           752           725
                                                   ------        ------        ------        ------        ------
 Income (loss) before income taxes..........          175          (193)         (169)          151           (52)
 Income tax expense (benefit)...............           48           (71)          (61)           43           (14)
                                                   ------        ------        ------        ------        ------
 Net income (loss)..........................       $  127        $ (122)       $ (108)       $  108        $  (38)
                                                   ======        ======        ======        ======        ======

__________________
(1) Reflects investment securities losses, net of $266,963 for the nine months ended September 30, 2000 and $263,845 for the year ended December 31, 2000.

                                                     For the Nine Months                  For the Year
                                                     Ended September 30,                Ended December 31,
                                                     -------------------      ------------------------------------
                                                     2001          2000          2000          1999          1998
                                                     ----          ----          ----          ----          ----
                                                         (Dollars in Thousands, except per share data)
Per share data:
  Basic net income per common  share........       $  .61        $ (.60)       $ (.53)       $  .47        $ (.13)
  Diluted net income per common share ......          .61          (.60)         (.53)          .46          (.13)
  Cash dividends per common share ..........          .20            --            --           .10           .10
  Stockholders' equity per common share ....        13.19         12.19         12.41         11.98         12.76
  Weighted average number of common
    shares outstanding (in thousands):
  Basic.....................................          206           203           203           232           219
  Diluted...................................          206           203           203           238           219

                                                          At or For the Nine Months
                                                             Ended September 30,           At or For the Year Ended December 31,
                                                          -------------------------     ------------------------------------------
                                                            2001             2000            2000           1999            1998
                                                            ----             ----            ----           ----            ----
PERFORMANCE RATIOS (for the period ended):
Return on average assets............................          .63%           (.58)%           (.39)%         .42%           (.21)%
Return on average equity............................         5.90           (6.00)           (3.94)         4.86           (1.97)
Average equity to average assets....................        10.64            9.62             9.95          8.56           10.49
Interest rate spread (1)............................         2.36            2.48             2.31          2.76            3.01
Net interest margin (1).............................         3.11            3.11             3.04          3.39            3.75
Efficiency ratio (1)................................        74.86          131.38           115.07         73.38          104.78
Non-interest expense to average assets..............         2.68            2.77             2.82          2.90            2.72
Dividend payout ratio (2)...........................        32.79              --               --         21.28          (76.92)

ASSET QUALITY RATIOS (at the end of period):........
Non-performing loans to total loans.................          .26%            .11%             .32%          .22%            .36%
Non-performing assets to total assets...............          .21             .09              .27           .17             .26
Allowance for loan losses to non-performing loans...       351.27          761.38           278.08        408.00          287.31
Allowance for loan losses to total loans............          .90             .84              .90           .90             .95

CAPITAL RATIOS (at end of period):
Stockholders' equity to assets......................        10.80%          10.35%           10.43%         9.13%          15.12%
Tangible stockholders equity to tangible assets.....         9.80           10.55            10.60          9.80           16.60
Number of full service offices at end of period.....            1               1                1             1               1

___________________
(1)  Interest income has been calculated on a fully tax equivalent basis.
(2) Dividend payout ratio calculation utilizes diluted net income per share for all periods.

                                  RISK FACTORS

         In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

The Number of Shares of Fidelity Common Stock to be Received by Carnegie Stockholders is Subject to Market Risk.

         Each outstanding share of Carnegie common stock will be exchanged for either $14.75 in cash or Fidelity common stock equal in value to $14.75, as measured during a 15-trading-day period prior to the closing of the merger. If you receive Fidelity common stock, higher closing prices for the Fidelity common stock during the fifteen trading days will result in a reduction in the number of shares of Fidelity common stock you receive and a reduction in the percentage of the total outstanding common stock of Fidelity you receive.

         However, Carnegie and Fidelity have agreed that if Fidelity's average closing price is more than 20% higher or lower than the closing price of $15.30 on October 10, 2001, the day the merger agreement was entered into (i.e. either less than $12.24 or more than $18.36), either Carnegie or Fidelity may terminate the agreement and the merger will not occur, unless they agree together to a renegotiated price for the Carnegie shares. This condition limits your market risk, but also limits the amount of Fidelity common stock you receive. On ________, 2001, the closing price of Fidelity's stock was $_____.

Carnegie Stockholders May Not Receive the Form of Consideration They Prefer.

         Although Carnegie stockholders will be asked to indicate whether they prefer cash or Fidelity stock in exchange for their Carnegie stock, there is no assurance that you will receive your preferred form of consideration. In the merger, up to 49.9% of the total value of the consideration paid by Fidelity will be paid in the form of cash, and no less than 50.1% will be paid in the form of Fidelity common stock. The form of consideration you receive will depend, therefore, upon not only your expressed preference but also the preferences indicated by all other Carnegie stockholders. Once the period for electing a form of consideration has passed, Fidelity will allocate cash and stock on a pro rata basis, attempting to meet expressed preferences as much as possible but ultimately paying a total of approximately half in cash and approximately half in stock.

Geographic Concentration in One Market May Unfavorably Impact Fidelity.

         The operations of Fidelity and Carnegie are concentrated in Pittsburgh and the surrounding area. As a result of this geographic concentration, Fidelity's and Carnegie's results depend largely on economic conditions in this area. A deterioration in economic conditions in this market could:

        o         increase loan delinquencies;
        o         increase problem assets and foreclosures;

        o         increase claims and lawsuits;
        o         decrease the demand for Fidelity's products and services; and
        o decrease the value of collateral for loans, especially real estate, in turn reducing customers' borrowing power, the value of assets associated with problem loans and collateral coverage.

Fidelity's Operations Are Subject to Regulatory and Legislative Changes.

         Fidelity is subject to extensive government regulation, supervision and examination. The regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities. Any change in regulation, whether by the Pennsylvania Department of Banking, the FDIC or the U.S. Congress, could have a significant impact on Fidelity and its operations.


                           FORWARD-LOOKING STATEMENTS

         This document, the documents incorporated by reference in this document, or any other written or oral statements made by or on behalf of Fidelity and Carnegie may include forward-looking statements with respect to the financial condition, results of operations and business of Fidelity and Carnegie based on management's belief and information currently available to management. Such forward-looking statements are subject to risks, uncertainties and assumptions. Actual results may vary materially from those anticipated, estimated, projected or expected. Among the factors that may cause variations from such forward-looking statements are:

        o fluctuations in the economy, especially in the market areas of Fidelity and Carnegie;
        o         changes in the interest rate environment;
        o Fidelity's ability to realize anticipated cost savings or revenue enhancements relating to the merger;
        o         changes in the amount of merger-related expenses;
        o         changes in real estate values;
        o the continued growth of the markets in which Fidelity and Carnegie operate; and
        o         the enactment of legislation impacting Fidelity.


         Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Fidelity and Carnegie. Additional information with respect to factors that may cause the results to differ materially from those contemplated by such forward-looking statements is included in Fidelity's current and subsequent filings with the SEC.

                               THE SPECIAL MEETING

Date, Time and Place; Purpose of Special Meeting

         This document and the accompanying proxy card are being furnished to you in connection with solicitation of proxies by the Carnegie board of directors to be used at the special meeting. The special meeting is scheduled to be held on _________, ________ __, 200_, at _:__ p.m., eastern time, at Carnegie
Savings Bank, 17 West Mall Plaza, Carnegie, Pennsylvania. At the special meeting, Carnegie stockholders will be asked to vote upon:

        o a proposal to approve and adopt the merger agreement under which Carnegie will merge with and into Fidelity; and

         o any other items that may be submitted to a vote at the special meeting, including a motion to adjourn the special meeting for the purpose of soliciting additional proxies in order to approve the merger. As of the date hereof, the board knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.

         You are requested to complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid, addressed envelope. You should not forward any stock certificates with your proxy cards.

Recommendation of the Carnegie Board

         The Carnegie board of directors has unanimously approved the merger agreement and has determined that the terms of the merger and the merger agreement are fair to and in the best interests of Carnegie and its stockholders. The Carnegie board unanimously recommends that Carnegie's stockholders vote "FOR" approval and adoption of the merger agreement. See "The Merger - Carnegie's Reasons for the Merger; Recommendation of the Carnegie Board of Directors."

Who Can Vote at the Special Meeting

         The Carnegie board of directors has fixed the close of business on ________ __, 2001, as the record date for determining which stockholders are entitled to receive notice of and to vote at the special meeting. Only holders of record of Carnegie common stock at the close of business on the record date are entitled to receive notice of and to vote at the special meeting.

Voting and Solicitation of Proxies

         Each record holder of Carnegie common stock is entitled to cast one vote for each share of Carnegie common stock owned. The presence in person or by proxy of the holders of at least a majority of the outstanding shares of Carnegie common stock on the record date is necessary to constitute a quorum at the special meeting.

         The shares of Carnegie common stock represented by properly executed proxies received at or prior to the special meeting and not subsequently revoked prior to the vote at the special meeting will be voted as directed in such proxies. If instructions are not given, shares represented by properly executed proxies will be voted for approval and adoption of the merger agreement. If any other matters incident to the conduct of the special meeting are properly brought before the special meeting for consideration, including a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies or otherwise, shares represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card enclosed herewith in accordance with their best judgment. However, no proxy which is voted against the proposal to approve the merger agreement will be voted in favor of any adjournment of the special meeting to solicit further proxies for such proposal.

         Any holder of Carnegie common stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending the special meeting and voting in person, by giving timely notice of revocation in writing, or by submitting a signed proxy card bearing a later date to the Secretary of Carnegie at 17 West Mall Plaza, Carnegie, Pennsylvania 15106. In order to be timely, the notice or proxy card must actually be received by Carnegie before the vote of Carnegie stockholders.

         If you are an Carnegie stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote your shares at the special meeting in person. Examples of such additional documents include an omnibus proxy, confirming your ownership of shares.

Vote Required

         The affirmative vote of at least a majority of the votes cast by holders of Carnegie common stock entitled to be voted at the special meeting is required in order to approve and adopt the merger agreement. Under Pennsylvania law, only votes cast in favor of or against a proposal count as being voted on the proposal. Therefore, abstentions and broker non-votes will have no effect on the voting on the merger agreement. As of the record date, there were a total of _______ shares of Carnegie common stock outstanding. Each share of Carnegie common stock is entitled to one vote.

         As of the record date, Carnegie's directors and executive officers and their affiliates (__ persons) had voting power with respect to an aggregate of ________ shares, or approximately ___% of the outstanding shares, of Carnegie common stock (exclusive of shares of Carnegie common stock which may be acquired upon the exercise of outstanding stock options). The directors and certain officers of Carnegie have signed a voting agreement which provides, among other things, that they will vote any shares of Carnegie common stock over which they have voting power in favor of the merger agreement. The directors and officers of Carnegie who signed the voting agreement beneficially owned _______ shares or ___% of the Carnegie common stock outstanding on the record date (exclusive of shares of Carnegie common stock which may be acquired upon the exercise of outstanding stock options).

Solicitation of Proxies

         Fidelity will bear all the costs and expenses that are incurred in printing and mailing this document. Carnegie will pay all other costs of soliciting proxies. Such solicitation will be made by mail, but also may be made by telephone or in person by the directors, officers and employees of Carnegie (who will receive no additional compensation for doing so). Carnegie has retained ________________, a proxy solicitation firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $______, plus reasonable out-of-pocket costs and expenses authorized by Carnegie. In addition, Carnegie will make arrangements with brokerage firms and other custodians, nominees and fiduciaries.

                                   THE MERGER

         The following information relates to matters contained in the merger agreement. It describes the material aspects of the merger but is not a complete description of the merger agreement. The merger agreement is attached as Appendix A. Carnegie stockholders are urged to read the merger agreement carefully.

Parties to the Merger

         Fidelity is a bank holding company organized under Pennsylvania law and headquartered in Pittsburgh, Pennsylvania. Fidelity provides a full range of banking products and services through its wholly-owned subsidiary bank, Fidelity Bank. Fidelity Bank is a Pennsylvania chartered, FDIC-insured stock savings bank. Originally incorporated in 1927, Fidelity Bank conducts business from ten full-service offices located in Allegheny and Butler counties, two of five Pennsylvania counties which comprise the metropolitan and suburban areas of greater Pittsburgh.

         Fidelity Bank's principal business consists of attracting deposits from the general public and investing such deposits in real estate loans secured by liens on residential and commercial properties, installment loans, including home equity loans and consumer loans, secured and unsecured commercial business loans and capital leases. Substantially all of Fidelity Bank's deposits are received from residents of its principal market area and most loans are secured by properties in Western Pennsylvania. Fidelity Bank concentrates its lending activities on the origination of loans and to a lesser extent the purchase of loan participations secured primarily by first mortgage liens on existing single-family residences. In addition, Fidelity utilizes borrowed funds, including primarily advances from the Federal Home Loan Bank of Pittsburgh and reverse repurchase agreements to fund Fidelity's investment portfolio. Fidelity invests in securities issued by the U.S. government and agencies and other investments permitted by federal law and regulations.

         Fidelity's other wholly-owned subsidiaries are FB Capital Trust, formed in May 1997 as a Delaware statutory business trust solely to facilitate the issuance of $10.25 million of trust preferred securities, and FBIC, Inc., formed in July, 2001 as a Delaware corporation. Fidelity conducts no significant business or operations of its own other than holding all the outstanding stock of Fidelity Bank and FB Capital Trust.

         Carnegie is a Pennsylvania corporation organized in February 1998 at the direction of Carnegie Savings Bank to acquire all of the capital stock that Carnegie Savings Bank issued in its conversion from the mutual to stock form of ownership. In July 1998, Carnegie Savings Bank completed the conversion and became a wholly owned subsidiary of Carnegie. Carnegie conducts no significant business or operations of its own other than holding all of the outstanding stock of Carnegie Savings Bank, a federally-chartered stock savings bank.

         Carnegie Savings Bank began operations in 1915. It conducts its operations from Carnegie, a suburb southwest of Pittsburgh, Pennsylvania in Allegheny County. Carnegie Savings Bank operates a traditional savings bank business, attracting deposit accounts from the general public and using those deposits, together with borrowed funds, primarily to originate fixed-rate loans secured by single-family residential real estate in its primary market area. Carnegie Savings Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision and its deposits are federally insured by the Bank Insurance Fund.

General

         Carnegie will be merged with and into Fidelity, and Carnegie's stockholders will receive the consideration discussed under "- Carnegie Stockholders Will Receive Shares of Fidelity Common Stock and/or Cash for Each Carnegie Share." Fidelity will be the surviving corporation in the merger and will continue its corporate existence under Pennsylvania law. After the merger, the separate corporate existence of Carnegie will terminate. The merger is subject to the satisfaction of certain conditions, including the receipt of all necessary regulatory approvals and the approval by the requisite vote of the stockholders of Carnegie. See "- Conditions to the Merger."

Background of the Merger

         In July 1998, Carnegie Savings Bank converted from a mutual to a stock savings bank. Since the conversion, the board of directors and management of Carnegie have recognized that increased competition from traditional and nontraditional providers of financial services has fundamentally changed the environment in which traditional thrifts operate and threatens the market share held by thrifts and correspondingly their growth and income potential. Competition from these entities is aggressive and comprehensive and makes it increasingly more difficult, especially for smaller institutions such as Carnegie, to systematically increase shareholder value despite cost cutting and revenue enhancement efforts. In addition, increased regulatory requirements and accounting changes have also placed expensive burdens on smaller institutions, such as Carnegie.

         In response to these developments, the board of Carnegie has, on an ongoing basis, undertaken a strategic planning process to consider options for increasing stockholder value, including the sale of Carnegie. The planning process included assessing the economic, regulatory, and competitive environment in which Carnegie operates. These issues were examined in the context of Carnegie's size, financial capacity, long term technological needs, and personnel resources and their resulting impact on the enhancement of shareholder value.

         During 2000, various financial institutions verbally contacted Carnegie expressing a potential interest in Carnegie. However, no formal indications of interest were expressed. During the fourth quarter of 2000, one of these financial institutions expressed an interest to initiate formal negotiations. As a result, Carnegie determined that it was appropriate to engage Capital Resources, as of December 11, 2000, to provide certain financial consulting and advisory services to Carnegie in connection with a possible sale of control. Capital Resources had previously served as Carnegie's financial advisor in connection with its mutual-to-stock conversion.

         At the time of its engagement, Capital Resources assisted Carnegie in identifying potential merger partners. Also, on a confidential basis, Capital Resources contacted potential merger partners including the institutions that previously expressed an interest in Carnegie. Interested parties were requested to submit written indications of interest.

         In December 2000, one financial institution that previously expressed a potential interest in acquiring Carnegie submitted a written indication of interest. Capital Resources advised Carnegie that the cash offer price was inadequate. Capital Resources discussed the inadequacy of the offer price with representatives of this potential acquiror. During the first half of 2001, Capital Resources carried on further discussions with such potential acquiror as well as other institutions that verbally had expressed a potential interest in Carnegie.

         In June and July of 2001, the institution that previously submitted a written indication of interest, plus two other financial institutions, submitted written indications of interest to Carnegie. After reviewing the indications of interest with Carnegie's management, Capital Resources was instructed to carry on further discussions with the two institutions that submitted the highest offer prices. In August, Capital Resources made a presentation to Carnegie's board of directors that described the two potential acquirors and the financial terms of their indications of interest. As a result of the board meeting, Fidelity, which submitted the higher of the two offer prices to Carnegie, was invited to conduct due diligence of Carnegie.

         After further discussions between Capital Resources and each of Fidelity and the other potential acquiror regarding their indications of interest, these two parties were given the opportunity to raise their offer prices. Fidelity's final offer price of $14.75 per share, in the form of cash or Fidelity stock, exceeded the final offer price submitted by the competing party. After a final review of Fidelity's indication of interest and further discussions with Fidelity, including a due diligence review of Fidelity, Carnegie, in consultation with Capital Resources and Carnegie's legal counsel, determined that it was appropriate that Fidelity submit a proposed merger agreement to Carnegie.

         On October 9, 2001, at a meeting of the board of directors of Fidelity, Mr. Windisch reviewed with the Fidelity board the reasons for, and the potential benefits of the merger; and Fidelity's legal counsel reviewed with the Fidelity board the terms of the merger agreement and the transactions contemplated thereby. After a thorough discussion, the board of directors of Fidelity unanimously approved the merger agreement and the transactions contemplated thereby and authorized the execution of the merger agreement.

      On October 10, 2001, at a meeting of the Carnegie board, the board discussed the reasons for and potential benefits of the merger with Fidelity; Carnegie's legal counsel reviewed the terms of the merger agreement and the transactions contemplated thereby; and Carnegie's financial advisor made a presentation regarding the financial terms of the merger agreement and delivered its opinion that the merger consideration proposed by Fidelity was fair, from a financial point of view, to holders of Carnegie common stock. After a thorough discussion and consideration of the factors discussed below under "- Carnegie's Reasons for the Merger; Recommendation of the Carnegie Board of Directors," the board of directors of Carnegie unanimously approved the merger agreement and the transactions contemplated thereby and authorized the execution of the merger agreement.

     The merger agreement was entered into on October 10, 2001.

Carnegie's Reasons for the Merger; Recommendation of the Carnegie Board of Directors

         In the course of reaching its determination to approve the merger agreement, the Carnegie board consulted with legal counsel with respect to its legal duties and the terms of the merger agreement. The Carnegie board consulted with its financial advisor with respect to the financial aspects of the transaction and fairness of the consideration to be received by stockholders from a financial point of view, and with senior management regarding, among other things, operational matters.

         The following discussion of the information and factors considered by the Carnegie board is not intended to be exhaustive, but does include all material factors considered by the board. In reaching its decision to approve the merger agreement, the Carnegie board considered the following:

         o The financial terms of the transaction, including (a) the purchase price of $14.75 per share, (b) the ability of Carnegie's stockholders to receive either cash or stock with greater liquidity than Carnegie's stock.

         o That Carnegie and Fidelity serve contiguous market areas with similar communities and that the expanded reach of the combined company would benefit existing customers and make the combined company more attractive to potential customers.

         o That Fidelity offers a broader range of products and services and that the merger would provide Carnegie's customers with access to these products and services, including greater access to commercial loan products, without Carnegie having to undergo the expense of introducing them on its own.

         o The strength of Fidelity's management and the similarity of the commitment to the community and operating philosophies of the companies.

         o The financial condition, results of operations, cash flow, businesses and prospects of Carnegie. In this regard, the board analyzed the options of selling Carnegie, continuing on a stand-alone basis, and mergers with other parties. The range of values on a sale of control basis were determined to generally exceed the present value of Carnegie shares on a stand-alone basis.

         o The opinion of Capital Resources that, as of October 10, 2001, the consideration was fair to Carnegie stockholders from a financial point of view.

        o The financial condition, results of operations, cash flow, businesses and prospects of Fidelity. In this regard, the board also considered the effects of the supervisory agreement, which Carnegie was required to enter into in April 2000 by its primary regulator, the Office of Thrift Supervision (the "OTS). The supervisory agreement places severe restrictions on Carnegie's growth by prohibiting any increase in Carnegie's asset size in an amount exceeding net interest credited on deposit liabilities (or earnings credited on share accounts) during any calendar quarter, without prior written approval of the regional director of the OTS.

         o The current operating environment, including the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and the substantial investment that may be required to remain technologically competitive.

         o The other terms of the merger agreement, including the opportunity for Carnegie stockholders to receive shares of Fidelity common stock in a tax-free exchange for some, or possibly all, of their shares of Carnegie common stock.

        o The likelihood of the merger and related transactions being approved by the appropriate regulatory authorities.
                  See "- Regulatory Approval Needed to Complete the Merger."

         In reaching its determination to approve and recommend the merger agreement, the Carnegie board did not assign any specific weights to the foregoing factors, and apart from the financial terms of the transaction, individual directors may have weighed factors differently.

         Accordingly, the Carnegie board unanimously recommends that Carnegie's stockholders vote "FOR" approval and adoption of the merger agreement.

Opinion of Carnegie's Financial Advisor

         Carnegie retained Capital Resources as its financial advisor in connection with the merger and requested that Capital Resources render its opinion with respect to the fairness, from a financial point of view, of the merger consideration to be paid to the stockholders of the Company. In its opinion letter dated October 10, 2001 (the "Fairness Opinion"), Capital Resources noted that each outstanding share of Carnegie common stock will be converted into, at the election of the holder but subject to the limitations provided in the merger agreement, the right to receive either (i) cash equal to $14.75 (per share cash consideration) or (ii) per share stock consideration which shall equal the number of shares of Fidelity common stock equal to the result obtained by dividing $14.75 by the average closing price (as defined in the merger agreement and this proxy statement/prospectus) of Fidelity common stock. Capital Resources has consented to the inclusion of the Fairness Opinion as Appendix B and the related disclosure in this proxy statement/prospectus.

         The full text of the opinion of Capital Resources, which is attached as Appendix to this proxy statement/prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Capital Resources, and should be read in its entirety. The summary of the Fairness Opinion of Capital Resources set forth in this proxy statement/prospectus is qualified in its entirety by reference to the opinion. Capital Resources's opinion should not be construed by holders of Carnegie shares as a recommendation as to how such holders should vote at the Special Meeting. Capital Resources has consented to the inclusion and description of its Fairness Opinion in this proxy statement/prospectus.

         Capital Resources is an investment banking and financial consulting firm which, as part of its specialization in financial institutions, is regularly engaged in providing financial valuations and analyses of business enterprises and securities in connection with mergers, acquisitions, mutual-to-stock conversions, initial and secondary stock offerings and other corporate transactions. The Carnegie board of directors chose Capital Resources because of its expertise, experience and familiarity with Carnegie, the financial institution industry, and mergers and acquisitions. Capital Resources reviewed the terms of the merger agreement and the related financial data and reviewed these issues with the board of directors and executive management of Carnegie. No limitations were imposed on Capital Resources by the Carnegie board of directors with respect to the investigation made or procedures followed by it in rendering its Fairness Opinion. In the ordinary course of its business, Capital Resources may trade the equity securities of Carnegie and Fidelity for its own accounts, its principals, proprietary accounts it manages, and for the accounts of customers and, may at any time hold long or short positions in such securities.

         Prior to being retained in connection with merger, Capital Resources had provided professional services to Carnegie in connection with its mutual-to-stock conversion. The revenues derived from such services are insignificant when compared to the firm's total gross revenues. Capital Resources is not affiliated in any way with Carnegie or Fidelity or their respective affiliates.

         For its services as financial advisor in connection with the merger, Capital Resources will receive a fee of $99,200. In addition, Capital Resources will be reimbursed for reasonable expenses related to the merger and Carnegie has indemnified Capital Resources in connection with any matter related to the merger. Approximately $53,000 of the $99,200 fee was paid to Capital Resources at the time it rendered its written Fairness Opinion.

         In the course of rendering its Fairness Opinion, the following factors were considered by Capital Resources:

         (1)      The proposed terms of the merger agreement;

         (2) The audited financial statements of Carnegie for the fiscal years ended December 31, 1996 through 2000, the unaudited financial statements of Carnegie through June 30, 2001 as reported in its reports on Form 10-Q, the quarterly reports to the OTS covering the period through June 30, 2001, the latest available asset/liability reports and other miscellaneous internally-generated management information reports and business plan, as well as other publicly available information;

         (3) Annual Report to Stockholders for 2000, which provides a discussion of Carnegie's business and operations and a review of various financial data and trends;

         (4) Discussions with executive management of Carnegie regarding the business, operations, recent financial condition and operating results and future prospects of Carnegie;

         (5) Comparisons of Carnegie's financial condition and operating results with those similarly sized thrift institutions operating in Pennsylvania and the United States;

         (6) Comparisons of Carnegie's financial condition and operating performance with the published financial statements and market price data of publicly traded thrift institutions in general and publicly traded thrift institutions in Carnegie's region of the United States specifically;

         (7) The relevant market information regarding the shares of common stock of Carnegie including trading activity and information on options to purchase shares of common stock;

         (8) Other financial and pricing analyses and investigations as deemed necessary, including a comparative financial analysis and review of the financial terms of other pending and completed acquisitions of companies considered to be generally similar to Carnegie;

         (9) Examination of Carnegie's economic operating environment and the competitive environment of Carnegie's market area; and

         (10) Available financial reports and financial data for Fidelity, including the annual report to stockholders and Form 10-K report covering the fiscal year ended through September 30, 2000, quarterly reports through June 30, 2001, other published financial data and other regulatory and internal financial reports provided by management of Fidelity; Fidelity's banking office network; and the pricing trends of Fidelity's common stock and dividend payment history; and other information provided in interviews with management of Fidelity, which included lending programs and business strategies.

         The Fairness Opinion states that Capital Resources has relied on the accuracy and completeness of the information provided by the parties to the merger agreement and obtained by it from public sources and the representations and warranties in the merger agreement, without independent verification. Capital Resources did not make an independent evaluation or appraisal of the assets and liabilities of Carnegie and Fidelity.

         The summary set forth below describes the approaches utilized by Capital Resources in support of its Fairness Opinion. It does not purport to be a complete description of the analyses performed by Capital Resources in this regard.

Overview of Valuation Methodology. In preparing its Fairness Opinion, Capital Resources evaluated whether the financial proposal for the merger is fair from a financial point of view to the stockholders of Carnegie. The fairness of the merger offer is determined by comparing the offer to acquisition offers received by other comparable types of companies over a time-frame that reflects a similar economic environment. The comparison included an examination of key financial characteristics of the comparative acquisition companies, including balance sheet, earnings and credit risk characteristics. In its comparative analysis, Capital Resources utilized financial data of Carnegie at or for the twelve months ended June 30, 2001.

         Carnegie's key operating statistics and ratios were compared to a select group of thrift institutions that have also been the subject of a proposed or completed acquisition. The comparative group utilized in the Fairness Opinion was comprised only of thrift institutions (rather than commercial banks), given the distinctive financial, operating and regulatory characteristics of the thrift industry. Capital Resources reviewed relevant acquisition pricing ratios, notably offer price-to-earnings, offer price-to-book value (and offer price-to-tangible book value), offer price-to-deposits (and tangible book premium-to-core deposits), offer price-to- assets, and offer price-to-market value (or trading price, before the announcement, where available) premium of the comparative group and compared these ratios to those of Carnegie. The analysis included a review and comparison of the mean and median pricing ratios represented by a sample of nine comparative group thrifts concentrated in the midwestern United States.

         Pricing Comparison. Based on consideration of $14.75 in cash or Fidelity common stock for each outstanding share of Carnegie common stock, there resulted the following acquisition pricing ratios for Carnegie relative to those of the comparative group:

         o Carnegie's price/earnings multiple of 26.81x compared to the average and median price/earnings multiples of the comparative group of 37.05x and 31.37x, respectively. Carnegie's price/earnings multiple, while lower than those of the comparative group, was still high in relation to the thrift industry averages.

         o Carnegie's price/tangible book value ratio of 117.1 percent compared favorably to the average and median price/tangible book value ratios of 117.1 and 113.3 percent, respectively, for the comparative group.

         o Carnegie's tangible book premium/core deposits ratio of 2.9 percent compared to average and median ratios of 3.5 and 1.8 percent, respectively, for the comparative group.

         o Carnegie's price/assets ratio of 12.2 percent compared to an average and median price/assets ratio of 14.8 and 13.1 percent, respectively, for the comparative group.

         o Carnegie's offer price/trading price premium of 90.3 percent (based on a $7.75 per share recent trading price for Carnegie) compared to average and median offer price/trading price premiums of the comparative group of 68.0 and 62.0 percent, respectively.

         In analyzing the reasonableness of Carnegie's acquisition pricing ratios relative to those of the comparative group, Capital Resources considered the following factors:

         o Carnegie's acquisition pricing ratios compared favorably to those of another Pittsburgh based, similarly sized thrift included in the comparative group.

         o Carnegie, with its small asset size, operates through only one retail banking office. The comparative group thrifts also had small asset sizes and each operated between one and five retail banking offices.

         o Carnegie reported a modestly higher level of profitability compared to that of the comparative group. Carnegie's reported return on assets ("ROA") of 45 basis points compared to an average ROA of 39 basis points for the comparative group.

         o Carnegie also recorded a higher return on equity ("ROE"). The Company's reported ROE of 4.28 percent compared to an average ROE for the comparative peer group of 3.04, which reflected Carnegie's modestly higher ROE but a lower equity to assets ratio.

         o A review of other important financial ratios, indicated that Carnegie's low non- performing asset level compared similarly to that of the comparative peer group.

         Therefore, based on the above financial comparisons, Capital Resources believed that, on balance, Carnegie's acquisition pricing ratios were reasonable when compared to the comparative group's acquisition pricing ratios.

         Also, Capital Resources noted that at the time of its initial public offering in July 1998, Carnegie's conversion price was $10.00 per share. During the one year period prior to the public announcement of Carnegie's agreement to be acquired by Fidelity, Carnegie's common stock was traded in a price range of $5.75 to $7.85 per share on the OTC Bulletin Board. Thus, the merger price per share to be received by Carnegie stockholders is significantly above Carnegie's recent historical trading prices. Based on an merger price of $14.75 per share, this results in average annual return of approximately 13 percent on the original conversion price of $10.00 per share. In addition, cumulative cash dividends paid by Carnegie have totaled $0.30 per share since fiscal 1998.

         Discounted Dividend Stream and Terminal Value Analysis. Capital Resources also performed an analysis of potential returns to stockholders of Carnegie, which was based on an estimate of Carnegie's future cash dividend streams to shareholders and Carnegie's future stock price and sell-out price (terminal value). This analysis assumed Carnegie was not acquired but remained independent for at least three to five years. The analysis utilized certain key assumptions for Carnegie, including the most likely asset growth and earnings level scenario. Annual retail asset growth of 5 percent and net income growth of
13.5 percent per year is assumed for the company. The analysis also incorporated stock repurchases by Carnegie of between 1.5 and 3 percent annually and assumed 10 percent growth in regular, periodic dividend payments.

         To approximate the range of terminal values of Carnegie common stock at the end of a three year and five year period, Capital Resources applied a price/earnings multiple of 25.0x a price/tangible book value ratio of 117 percent, and tangible book premium/core deposits ratio of 3.0 percent. The resulting terminal values and dividend streams were then discounted to present values using a discount rate of 11 percent, and a range of discount rates above and below 11 percent were also chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Carnegie common stock.

         The analysis indicated a present value for Carnegie common stock and future dividend payments of $14.06, based on a 11 percent discount rate, assuming Carnegie was acquired after three years and a present value of $13.79, based on a 11 percent discount rate, assuming Carnegie was acquired after five years.

         The results of the above described analysis confirmed that the merger consideration offered by Fidelity to Carnegie stockholders is reasonable, in the opinion of Capital Resources.

         In preparing its analyses, Capital Resources made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Capital Resources and Carnegie. The analyses performed by Capital Resources are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses.

Carnegie Stockholders Will Receive Shares of Fidelity Common Stock and/or Cash for Each Carnegie Share

         Upon consummation of the merger, each outstanding share of Carnegie common stock will be converted into the right to receive $14.75 in either cash or shares of Fidelity common stock, at the election of each Carnegie stockholder and subject to the election, allocation and proration procedures set forth in the merger agreement and described below, as determined pursuant to the merger agreement. See "- Merger Consideration," "-Election Procedures and Procedures for Exchanging Your Stock Certificates" and "-Allocation Procedures" below. No fractional shares of Fidelity common stock will be issued in connection with the merger. Instead, Fidelity will make a cash payment to each Carnegie stockholder who would otherwise receive a fractional share.

         The form of the consideration ultimately received by you will depend upon the election, allocation and proration procedures described below and the choices of other stockholders. Accordingly, no guarantee can be given that the choice of any given stockholder of Carnegie will be honored. In addition, because the tax consequences of receiving the cash consideration will differ from the tax consequences of receiving the stock consideration, Carnegie stockholders are urged to read carefully the information set forth below under "- Federal Income Tax Consequences for Carnegie Stockholders."

         Merger Consideration. Carnegie and Fidelity have agreed that no more than 55% and no less than 50.1% of the outstanding Carnegie common stock will be exchanged for shares of Fidelity common stock. In total, based upon the anticipated number of Carnegie shares outstanding at the date of the merger (assuming that no outstanding options to purchase Carnegie common stock are exercised before the effective time of the merger) and assuming that Carnegie stockholders aggregate elections to receive Fidelity shares for their shares of Carnegie stock amount to 51% of the outstanding Carnegie shares, Fidelity will exchange approximately _______ shares of its common stock (based on the closing price of Fidelity stock of $________ on ________ __, 2001) and $1.6 million in cash for all of the outstanding shares of Carnegie, subject to the overall proportional cash limitations imposed by the IRS. In the event that all 15,709 options currently outstanding and exercisable are exercised prior to the closing of the merger, the number of shares of Fidelity common stock to be issued would increase to approximately ________ shares and the cash consideration would increase to $1.7 million.

         The merger agreement provides that each holder of Carnegie common stock will be entitled to receive, at the election of the holder thereof, for each share of Carnegie common stock either:

         (1) the number of shares of Fidelity common stock equal to the result obtained by dividing $14.75 by the average closing price of Fidelity common stock (which is referred to as the per share stock consideration), except that cash will be paid for any remaining fractional shares, or

         (2) cash in an amount equal to $14.75 (which is referred to as the per share cash consideration).

         The "average closing price" of Fidelity common stock shall mean the average closing price of Fidelity's stock, as reported on the Nasdaq Stock Market's National Market, over the fifteen trading days ending one week before the closing of the merger. If the Fidelity common stock does not trade a particular day during the fifteen day period, that day shall be excluded from the calculation of the average.

         The total consideration to all Carnegie stockholders is payable up to 55% and no less than 50.1% in Fidelity common stock and no more than 49.9% and no less than 45% in cash.

         The value of the Fidelity common stock to be received by you will depend on the market price of shares of Fidelity common stock at the effective time of the merger. The market price of Fidelity common stock is subject to change at all times based on the future financial condition and operating results of Fidelity, future market conditions and other factors. The last reported sales price of Fidelity common stock on October 10, 2001, the day the merger agreement was entered into, was $15.30. Between October 10, 2001 and ________, 2001, Fidelity's common stock traded as high as $_____ and as low as $______. On ________, 2001, Fidelity common stock closed at $_____. The market price of Fidelity common stock at the effective time of the merger may be higher or lower than recent prices. For further information concerning the historical prices of Fidelity common stock, see "Comparative Common Stock Price and Dividend Information." You are urged to obtain current market prices for Fidelity common stock in connection with voting your shares at the special meeting and making your election decision.

Election Procedures and Procedures for Exchanging Your Stock Certificates

         Elections. No more than 45 and no less than 30 days prior to the closing of the merger, you will be sent an election form and letter of transmittal, which will permit you to elect to receive for each share of Carnegie common stock owned by you either (i) the stock consideration in exchange for each shares of Carnegie common stock held or (ii) the cash consideration. If you either (i) do not submit a properly completed election form in a timely fashion or (ii) revoke your election form prior to the deadline for the submission of the election form, the shares of Carnegie common stock held by you will be designated "no election shares." At the election of Fidelity, all or part of the holders of 100 shares or fewer of Carnegie common stock may be required to receive the cash consideration.

         All elections will be required to be made on an election form. To make an effective election with respect to your shares of Carnegie common stock, you must, in accordance with the election form, (i) properly complete and return the letter of transmittal and election forms to the company designated by Fidelity to receive these materials, which will be a bank or trust company selected by Fidelity and Carnegie to act as the exchange agent, (ii) either (a) deliver the election form with your stock certificates representing such shares (or an appropriate guarantee of delivery of such certificates) or (b) complete the procedure for delivery by book-entry transfer of such shares on a timely basis and (iii) deliver with the election forms any other required documents, prior to the deadline for returning the letter of transmittal and election form. It is currently anticipated that the letter of transmittal and election forms will be mailed to you as soon as practicable following the Carnegie shareholder special meeting, and no less than 30 days before the closing of the merger.

         The deadline for surrendering all documentation required for an effective election (the "election deadline date") will be set forth in the election instructions and will be 5 business days before the closing of the merger, approximately four weeks after the Carnegie shareholder special meeting.

         Carnegie stockholders should not return their stock certificates with the enclosed proxy, and stock certificates should not be forwarded to the exchange agent until they have received the letter of transmittal and election form.

         If you have a particular preference as to the form of consideration to be received for your shares of Carnegie common stock, you should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which an election is not received. Neither the Carnegie board nor its financial advisor makes any recommendation as to whether stockholders should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See "-Federal Income Tax Consequences for Carnegie Stockholders."

         Even if you have no preference, it is suggested that you return your transmittal and election forms by the election deadline date, indicating that you have no preference, so that you may receive the merger consideration allocable to you promptly following completion of the merger.

         Upon surrender of a stock certificate for Carnegie common stock for exchange and cancellation to the designated agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive such merger consideration allocated to them and the certificate for Carnegie common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including the cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of stock certificates for Carnegie common stock.

         Carnegie stockholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline date, or any extension of such time period, will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures. The exchange agent will complete the allocation within 5 business days after the later to occur of the election deadline date or the closing of the merger. Other stockholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the designated agent or other steps have been taken to surrender the evidence of their stock interest in Carnegie in accordance with the instructions accompanying the letter of transmittal form.

         No stock certificates representing fractional shares of Fidelity common stock will be issued upon the surrender for exchange of Carnegie stock certificates. In lieu of the issuance of any such fractional share, Fidelity will pay to each former stockholder of Carnegie who otherwise would be entitled to receive a fractional share of Fidelity common stock an amount in cash determined by multiplying the fraction of a share of Fidelity common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the average closing sales price of Fidelity common stock.

         If you receive shares of Fidelity common stock in the merger, you will receive dividends on Fidelity common stock or other distributions declared after the completion of the merger only if you have surrendered your Carnegie stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

         As soon as practicable after the closing of the merger, the exchange agent will mail to each holder of record of Carnegie common stock at the closing date who did not previously submit a completed election form, a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration allocated to them.

         After completion of the merger, no transfers of Carnegie common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Carnegie stock certificates that are presented for transfer after the completion of the merger, will be canceled and exchanged for the merger consideration.

         If your Carnegie stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The exchange agent will send you instructions on how to provide this evidence.

         Allocation Procedures. Your ability to elect to receive all cash is subject to a requirement that the aggregate cash consideration may not exceed $1,657,708 (assuming 224,776 shares of Carnegie common stock are outstanding prior to the completion of the merger) based upon the overall proportional cash limitations imposed by the IRS. If the total cash elections are greater, or less, than the aggregate cash consideration, the elections will be reallocated as follows so that the resultant exchange for cash is as close as practical to the aggregate cash consideration:

        o If the cash elections total more than the aggregate cash consideration, no election shares will be converted to stock election shares. If after the conversion of the no election shares, the total cash elections are still more than the aggregate cash consideration, then on a pro rata basis, a sufficient number of shares from among the holders of cash election shares (including shares of Carnegie common stock held by dissenting stockholders) will be converted into stock election shares, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

         o If the cash elections total less than the aggregate cash consideration, a sufficient number of shares will be converted on a pro rata basis into cash election shares, first from among the holders of no election shares and then, if necessary, from among the holders of stock election shares, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

         Upon consummation of the merger, any shares of Carnegie common stock that are owned by Carnegie as treasury stock or that are held directly or indirectly by Fidelity, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures.

Interests of Directors and Officers in the Merger that are Different from Your Interests

         Some members of Carnegie's management and the Carnegie board may have interests in the merger that are in addition to or different from the interests of stockholders. The Carnegie board was aware of these interests and considered them in approving the merger agreement.

         Existing Employment, Severance and Change in Control Agreements. Fidelity shall honor those provisions in the existing employee agreement of Carnegie Savings Bank with Shirley Chiesa, in effect as of October 10, 2001, entitling Ms. Chiesa to receive a severance payment. Carnegie and Carnegie Savings Bank do not have an employment agreement with any individual other than Ms. Chiesa. The agreement with Ms. Chiesa provides for a severance payment in the event of involuntary termination of employment in connection with any change of control. If exercised, the approximate severance payment under Ms. Chiesa's employment agreement will be approximately $________. Further, if Ms. Chiesa terminates employment resulting from such change in control, she will receive additional accrual of benefits under her supplemental retirement plan with Carnegie Savings Bank based upon the number of years remaining on the unexpired term of her employment agreement.

         Other employees may be entitled to severance payments under the merger agreement. Any person who is currently serving as an employee of Carnegie Savings Bank and continues as such immediately prior to the effective time (other than Ms. Chiesa and certain executive officers of Carnegie Savings Bank, as discussed below) whose employment is discontinued by Fidelity within one year after the effective time (unless termination of such employment is for cause) shall be entitled to a severance payment from Fidelity Bank in an amount equal to their current salary for a one-week period multiplied by the total number of completed calendar years of service at Carnegie Savings Bank, up to a maximum severance of eight weeks.

         Agreements with Officers and Directors of Carnegie and Carnegie Savings Bank. At the effective time of the merger, Fidelity has agreed that Fidelity Bank will enter into an employment agreement with Shirley Chiesa, President of Carnegie, providing for payment of $_______ , payable in twelve equal monthly installments, and Ms. Chiesa shall be eligible to participate in the medical and dental benefits of Fidelity for one year following the closing of the merger or until she attains age 65.

         Fidelity has agreed that it will pay a severance benefit to certain executive officers of Carnegie Savings Bank if they are terminated without cause by Fidelity within a year of the closing of the merger. If terminated without cause at the time of closing, a severance benefit equal to their respective annual salaries would be paid to the following officers: Joseph Pigoni, Executive Vice President and Chief Financial Officer - $50,000, Mary Ann Paff, Vice President of Savings - $38,500 and Cheryl Giampole, Vice President of Lending - $35,000. If terminated without cause within one year of closing, the severance payment shall be reduced by a prorated amount for the number of full months elapsed since the closing date, based on the amount specified above being a full twelve months benefit. Fidelity has agreed that Fidelity Bank will enter into a non-competition agreement with Lois Wholey, a director and counsel to Carnegie Savings Bank, providing for payment of $_______ , payable in twelve equal monthly installments.

         Employee Benefit Plans. Former employees of Carnegie or Carnegie Savings Bank who remain employed by Fidelity or Fidelity Bank (the "employers") following the merger

("transferred employees") will be eligible to participate in the employers' employee benefit plans on substantially the same basis as any employee of the employers in a comparable position o the earliest date permitted by such plan. Except as otherwise prohibited by law, transferred employees' service with Carnegie or Carnegie Savings Bank shall be recognized as service with the employers for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the employers' benefit plans.

         Carnegie shall take all necessary action to cause the Carnegie ESOP to be terminated as of the consummation of the merger. The merger consideration received by the Carnegie ESOP trustee in connection with the merger with respect to the unallocated shares of Carnegie common stock shall be first applied by the Carnegie ESOP trustee to the full repayment of the Carnegie ESOP loan. The balance of the merger consideration (if any) received by the Carnegie ESOP trustee with respect to the unallocated shares of Carnegie common stock shall be allocated as earnings to the accounts of all participants in the Carnegie ESOP in accordance with the terms of the Carnegie ESOP. The accounts of all participants and beneficiaries in the Carnegie ESOP immediately prior to the consummation of the merger shall become fully vested as of such time. Fidelity and Carnegie have agreed to file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Carnegie ESOP as of the consummation of the merger. Following receipt of a favorable determination letter for termination from the IRS, the account balances in the Carnegie ESOP shall be distributed to the participants. Prior to the consummation of the merger, no prepayments shall be made on the Carnegie ESOP loan and contributions to the Carnegie ESOP and payments on the Carnegie ESOP loan shall be made consistent with past practices. The projected value of the allocation under the ESOP to Shirley Chiesa related to the payoff of the ESOP debt is approximately $_____.

         Carnegie Stock Options. Outstanding and exercisable options to purchase shares of Carnegie common stock under Carnegie's Stock Option Plan will be canceled with a cash payment to be made in an amount equal to the difference, if any, between the per share cash consideration and the exercise price per share. As of ________ __, 2001, the record date, options to purchase a total of 15,709 shares of Carnegie common stock with an exercise price of $8.50 were outstanding, which will be canceled in exchange for approximately $98,000 upon the effective time.

         Restricted Stock. Certain officers and directors of Carnegie have been awarded shares of restricted stock under the Carnegie Savings Bank Restricted Stock Plan. As of the effective date of the merger, the plan will terminate, all unvested restricted stock (40% of the initial allocation) awarded to officers and directors of Carnegie will vest and be exchanged into Fidelity Common Stock or cash in accordance with the merger agreement. As of ________ __, 2001, there were 3,866 unvested shares, however, the third scheduled vesting will occur on January 11, 2002, so upon consummation of the merger, there will be 2,740 unvested shares that will vest.

         Protection of Directors, Officers and Employees Against Claims. Fidelity has also agreed to protect and hold harmless for a period of six years following consummation of the merger each present and former director, officer and employee of Carnegie and Carnegie Savings Bank. These people will be protected, to the same extent the articles of incorporation and charter of Carnegie and Carnegie Savings Bank protect them, against any costs, expenses, judgments, fines, losses, claims, or liabilities incurred in connection with any claim, suit, proceeding or investigation relating to matters existing or occurring at or prior to the completion of the merger.

         Moreover, Fidelity will provide the officers and directors of Carnegie protection under an insurance and indemnification policy that provides coverage no less favorable than under Carnegie's and Carnegie Savings Bank's existing directors' and officers' insurance policy for a period of three years following the merger.

Management and Operations Following the Merger

         Immediately following the merger of Fidelity and Carnegie, Carnegie Savings Bank will be merged with and into Fidelity Bank.

Employee Matters

         Each Carnegie or Carnegie Savings Bank employee whose employment is not specifically terminated will become an employee of Fidelity or Fidelity Bank.
However:

         o Carnegie's continuing employees will not be, or act as, officers of Fidelity or Fidelity Bank, unless elected or appointed to that position by Fidelity or Fidelity Bank.

         o All of Carnegie's continuing employees who remain following the completion of the merger will be employed at the will of Fidelity or Fidelity Bank.

         o No employee of Carnegie will become a contractual employee of Fidelity or Fidelity Bank unless the contract is in writing with Fidelity or Fidelity Bank.

        o Each Carnegie employee who becomes an employee of Fidelity or Fidelity Bank will be eligible to participate in Fidelity or Fidelity Bank employee plans, to the extent permitted by such plan. However, with respect to each Fidelity or Fidelity
                  Bank employee plan (other than the Fidelity ESOP) service with Carnegie or Carnegie Savings Bank will be treated as service with Fidelity or Fidelity Bank to determine eligibility to participate, vesting and entitlement to benefits but not for purposes of benefit accrual. Such employees will be eligible to participate in the Fidelity ESOP on the earliest date required under ERISA, that being approximately 24 months after the merger date. Service will not be recognized to the extent that it would result in a duplication of benefits.

Conditions to the Merger

         The obligations of Fidelity and Carnegie to complete the merger are conditioned on the following being satisfied at or prior to the completion of the merger:

        o all corporate action necessary to authorize and execute the merger agreement and consummate the merger must have been duly and validly taken by Fidelity and Carnegie;

        o         Carnegie's stockholders must approve the merger agreement;

        o the requisite regulatory approvals and consents must be obtained and all statutory waiting periods must have expired;

        o any necessary material third party consents, waivers or approvals must be obtained or made;

        o the shares of Fidelity common stock which will be issued to the Carnegie stockholders upon completion of the merger must be authorized for listing for quotation on the Nasdaq Stock Market;

        o no approval or consent will have imposed any nonstandard condition or requirement that would materially reduce the economic or business benefits of the merger to Fidelity;

        o no party to the merger will be subject to any order, decree or injunction that prohibits closing any of the merger's transactions;

        o the Office of Thrift Supervision (the "OTS") shall have terminated the supervisory agreement that Carnegie was required to enter into with the OTS in April 2000;

        o no statute, rule or regulation will prohibit completion of the merger's transactions;

        o the registration statement will have been declared effective by the SEC and the SEC will not be taking actions to stop the merger from proceeding;

        o all required approvals by state securities or "blue sky" authorities will have been obtained;

        o holders of Carnegie common stock who dissent from the merger under Pennsylvania law will not hold more than 7% of the Carnegie common stock immediately before the merger;

        o all parties will have performed their respective obligations under the merger agreement; and

        o the representations and warranties made by the parties in the merger agreement will be materially true when the merger closes. Each party will furnish the other with appropriate certificates attesting to this fact.

         We cannot guarantee when, or whether, the regulatory consents and approvals necessary to complete the merger will be obtained or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. See "- Regulatory Approvals Needed to Complete the Merger" below. If the merger is not completed on or before June 30, 2002, the merger agreement may be terminated by Fidelity's or Carnegie's board. However, the failure to complete the merger by that date cannot be due to the breach of the merger agreement by the party seeking to terminate.

Regulatory Approval Needed to Complete the Merger

         Completion of the merger is subject to approval from the Pennsylvania Department of Banking and the FDIC. The merger of Carnegie Savings Bank and Fidelity Bank is subject to the prior approval of the FDIC under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, and the record of performance, under the Community Reinvestment Act, of both Fidelity Bank and Carnegie Savings Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. In addition, the FDIC may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive. In addition, as discussed below, a waiting period of up to 30 days must be satisfied prior to consummation of the bank merger after FDIC approval. Fidelity Bank filed an application with the FDIC on or about October 31, 2001, and the application is currently pending.

         In addition, under the Pennsylvania Banking Code of 1965, the bank merger is subject to the prior approval of the Pennsylvania Department of Banking. Fidelity Savings Bank filed an application for approval of the bank merger with the Department on or about October 31, 2001, and the application is currently pending. In determining whether to approve the application for the merger of Carnegie Savings Bank with and into Fidelity Bank, the Department will consider, among other factors, whether the bank merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition. The Department will also consider the public interest and the needs and convenience of the area primarily to be served by Fidelity Bank afer the bank merger. Further, it is the policy of the Department to ensure the safe and sound conduct of banking organizations and to maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders. These factors will be considered by the Department in connection with Fidelity Bank's application.

         In addition, a period of up to 30 days must expire following approval by the FDIC within which period the United States Department of Justice may file objections to the bank merger under the federal antitrust laws. While Fidelity and Carnegie believe that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or that the Attorney General of the Commonwealth of Pennsylvania will not challenge the bank merger, or if such proceeding is instituted or challenge is made, as to the result thereof.

         There can be no assurance that the necessary regulatory authorities will approve the merger, and if the merger is approved, there can be no assurance as to the dates of such approvals. There can also be no assurance that any such approval will not contain a condition or requirement which would cause such approval to fail to satisfy one of the conditions to consummation of the merger set forth in the merger agreement. There can likewise be no assurance that the Department of Justice will not challenge the merger, or if such a challenge is made, as to the results thereof. In the event the merger is not completed on or before June 30, 2002, the merger agreement may be terminated by either Fidelity or Carnegie.

         Fidelity is not aware of any other regulatory approvals that would be required for completion of the merger, except as described above. If any other approvals are required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

         The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Carnegie stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Conduct of Business Pending the Merger

         Except as expressly provided for in the merger agreement and except to the extent required by law or by regulatory authorities, Fidelity and Carnegie have agreed that, during the period from October 10, 2001 to the completion of the merger, Carnegie and Carnegie Savings Bank will use their best efforts to:

        o conduct their business in the regular, ordinary and usual course consistent with past practice; and

        o preserve intact their business organization and advantageous business relationships, and retain the services of their employees.

         Further, except as otherwise provided in the merger agreement, during the period from October 10, 2001 to the completion of the merger, Carnegie has agreed that neither it nor Carnegie Savings Bank will take certain actions unless permitted to by Fidelity or permitted to or required by the merger agreement. These include:

        o change any provision of their articles of incorporation, bylaws or other similar governing documents;

        o except upon the exercise of Carnegie stock options which are outstanding as of October 10, 2001and have been previously disclosed, (i) change the number of shares of its authorized or issued capital stock, (ii) issue or grant any option, warrant, convertible securities or other arrangement or commitment that would require the issuance of disposal of any capital stock or ownership interest, or (iii) split or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

         o declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except for an annual cash dividend not to exceed $0.20 per share);

         o increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees;

         o (i) enter into or amend any existing employment agreements or employee benefit plans; or (ii) make any contributions to the Carnegie ESOP or any other defined contribution plan or any defined benefit pension or retirement plan other than in a manner consistent with past practice;

         o without the prior written approval of Fidelity, originate or purchase any loan in excess of $100,000 with respect to loans secured by one- to four-family properties and in excess of $200,000 with respect to loans secured by commercial properties;

         o (i) enter into any transaction, agreement, arrangement or commitment not made in the ordinary course of business; (ii) enter into any agreement, indenture or other instrument relating to the borrowing of money other than in the ordinary course of business consistent with past practice;

         o make any capital expenditures in excess of $5,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments existing as of October 10, 2001, other than expenditures necessary to maintain existing assets in good repair and other than as previously disclosed under the merger agreement;

         o file any applications or make any contract with respect to branching or site location or relocation;

         o (i) make any material change in accounting methods or practices, other than changes required by generally accepted accounting principles, or (ii) change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

         o acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity;

         o enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

         o except as necessitated in the reasonable opinion of Carnegie due to changes in interest rates, and in accordance with safe and sound banking practices (i) change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority or (ii) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for hedging purposes;

         o take any action that would result in any of its representations and warranties in the merger agreement not to be true and correct in any material respect or take any action that would materially impede or delay the completion of the merger; or

         o materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates; or

         o        agree to do any of the foregoing.

         Except as provided in the merger agreement, during the period from October 10, 2001 to the completion of the merger, Fidelity has agreed that neither it nor Fidelity Bank will take certain actions unless permitted to by Carnegie or permitted or required by the merger agreement. These include:

        o take any action that would result in any of its representations and warranties in the merger agreement not to be true and correct in any material respect; or

        o take any action that would materially impede or delay the completion of the merger or the ability of Fidelity or Carnegie to perform its covenants and agreements under the merger agreement; or

        o        agree to do any of the foregoing.

         As noted above, Carnegie's ability to declare dividends to its shareholders during the period from October 10, 2001 until completion of the merger is restricted under the merger agreement. However, Carnegie is permitted to and does currently expect to declare and pay an annual cash dividend of not more than $0.20 per share for the calendar year that will end on December 31, 2001.

What Happens if a Third Party Offers to Buy Carnegie

         Carnegie has agreed not to try to have an outside third party merge with, buy substantial assets of, or buy shares of capital stock of Carnegie or Carnegie Savings Bank (an "acquisition transaction"). This includes not soliciting or encouraging inquiries or proposals with respect to, not furnishing any information relating to, and not participating in any negotiations or discussions concerning an acquisition transaction. However, the Carnegie board may furnish such information or participate in such negotiations or discussions if the board, after receiving advice of counsel, determines in the exercise of its fiduciary responsibilities that such information should be furnished or that participation in such negotiations or discussions is appropriate.

         Carnegie must promptly communicate to Fidelity orally and in writing of any such request for information or of any such negotiations or discussions regarding any proposed acquisition transaction, identifying the parties thereto and any proposed terms thereof.

Waiving and Amending Provisions In, or Terminating, the Merger Agreement

         Prior to the completion of the merger, any provision of the merger agreement may be waived, amended or modified by the parties. However, after the vote by the stockholders of Carnegie, no amendment or modification may be made that would reduce the amount of consideration to be received by Carnegie's stockholders under the terms of the merger.

         The merger agreement also may be terminated at any time prior to the completion of the merger, either before or after approval of the merger by the Carnegie stockholders by:

         o        the mutual consent of both parties;

         o either party upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the merger shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied;

         o either party if there shall have been a material breach of any of the covenants or agreements set forth in the merger agreement. Each party must give the other party 30 days to cure the breach. The party seeking to terminate the merger agreement cannot be in material breach of any representation warranty, covenant or other agreement in the merger agreement.

         o either party (i) if the merger is not completed by June 30, 2002 or (ii) if the stockholders of Carnegie do not approve the merger agreement. However, the failure of such occurrence cannot be due to the breach of any representation, warranty or covenant contained in the merger agreement by the party seeking to terminate;

         o Fidelity, if the Carnegie shareholders special meeting to vote on approval of the merger has not been held by January 31, 2002; and

         o either party giving notice on or before 5:00 p.m. eastern time on the fifth business day immediately preceding the closing if there has occurred a greater than 20% change between (i) the last reported sales prices per share of Fidelity Common Stock on October 10, 2001 of $15.30 and (ii) the average closing price of Fidelity common stock over the fifteen trading days ending one week before the closing of the merger; provided, however, that following such notice, if Fidelity and Carnegie mutually agree on a new price per share of Carnegie stock, then no termination shall be deemed to have occurred.

         In the event of termination of the merger agreement by either Fidelity or Carnegie as set forth above, the merger agreement shall become void and have no effect, except that the provisions of the merger agreement relating to confidentiality of information and expenses shall survive any such termination. Notwithstanding the foregoing, neither Fidelity nor Carnegie shall be relieved or released from any liabilities or damages arising out of its breach of any provision of the merger agreement.

Termination Fee

         If either Carnegie or Fidelity terminates the merger agreement because of the other company's uncured material breach of any covenant, undertaking, representation or warranty contained in the merger agreement, such company will be reimbursed by the other for its costs and expenses up to $100,000.

         Carnegie has agreed to pay Fidelity a termination fee of $125,000 if the merger agreement is terminated under any of the following circumstances (if certain other conditions explained below are also present):

         o If the merger is not completed by June 30, 2002 or (ii) if the stockholders of Carnegie do not approve the merger agreement (unless the failure of such occurrence is due to Fidelity's breach of any representation, warranty or covenant).

         o If the Carnegie shareholders special meeting to vote on approval of the merger has not been held by January 31, 2002.

         o If Carnegie enters into an agreement to be acquired by someone other than Fidelity.

         However, at least one of the following "termination events" must also have occurred prior to the termination pursuant to any of the above in order for the termination fee to be paid by Carnegie:

         o Carnegie or Carnegie Savings Bank, without having received Fidelity's prior written consent, shall have entered into a agreement to engage in a "takeover proposal." A takeover proposal means a proposal to do any of the following: (a) to be acquired by another company, (b) to sell to another company a 10% or greater equity interest in Carnegie or Carnegie Savings Bank, or (c) to sell or lease a substantial portion of their assets to another company other than loans or securities sold in the ordinary course of business.

         o The Carnegie board of directors shall have recommended that the Carnegie shareholders approve or accept a takeover proposal.

         o After another company's bona fide written proposal to engage in a takeover proposal is made to Carnegie or directly to the Carnegie shareholders and is publicly disclosed, any of the following shall have occurred:

                  o Carnegie shall have breached any covenant or obligation contained in the merger agreement and such breach would entitle Fidelity to terminate the agreement;

                  o the merger agreement shall not have been approved by the Carnegie shareholders

                  o a proxy statement shall not have been mailed to the Carnegie shareholders as a result of the Carnegie board's determination after having consulted with and considered the advice of outside counsel, that under the board's fiduciary duties it should not recommend the merger to the Carnegie shareholders; or

                  o the Carnegie shareholder special meeting shall not have been held in a timely manner or shall have been postponed, delayed or enjoined except as a result of a judicial or administrative proceeding.

         o The Carnegie board of directors shall have withdrawn, or modified in a manner materially adverse to Fidelity, its recommendation to Carnegie stockholders to approve the merger or shall have announced or disclosed to any third party its intention to do so.

         o The Carnegie board of directors shall have failed to recommend to its shareholders, in the case of a tender offer or exchange offer for Carnegie common stock, against acceptance of such tender offer or exchange offer or takes no position with respect to shareholders acceptance of such tender offer or exchange offer.

         Finally, in addition to the above, there are other conditions that must be present in order for the termination fee to be paid by Carnegie. No such payment shall be due or payable hereunder prior to Carnegie and/or Carnegie
Bank:

         o receiving a publicly announced bona fide offer from another company prior to Carnegie's shareholder meeting, and subsequently failing to receive shareholder approval of the merger;

         o Carnegie and/or Carnegie Bank entering into a written agreement with another company party with respect to a takeover proposal either prior to the meeting of the shareholders of Carnegie to approve the merger agreement or within 18 months after termination of the merger agreement; or

         o within 18 months after the termination of the merger agreement any company acquires 25% or more of then outstanding Carnegie common stock.

Representations and Warranties Made by Fidelity and Carnegie in the Merger Agreement

         Pursuant to the execution of the merger agreement, both Fidelity and Carnegie have made customary representations and warranties relating to their businesses. For detailed information on these representations and warranties, see the merger agreement attached as Appendix A. Such representations and warranties must remain true in all material respects through the completion of the merger unless such change does not have a material negative impact on the party's business, financial condition or results of operations. See "- Conditions to the Merger."

Accounting Treatment of the Merger

         The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. This means that Fidelity and Carnegie will be treated as one company as of the date of the combination, and that Fidelity will record the fair market value of Carnegie's assets and liabilities on its financial statements. Because the amount Fidelity is paying for the Carnegie common stock is expected to approximate the fair market value of Carnegie's net assets, Fidelity does not expect to record any significant "goodwill," which is an intangible asset, as a result of the merger. However, Fidelity will record a separate intangible asset called core deposit intangibles or "CDI" currently estimated not to exceed approximately $1.0 million. Fidelity will amortize or record an expense for this CDI over approximately the next seven to ten years, reducing net income during that period. The income statements of Fidelity will incorporate the recorded income of Carnegie's operations beginning at the completion of the merger.

Federal Income Tax Consequences for Carnegie Stockholders

         The following is a discussion of the material federal income tax consequences of the merger to Fidelity, Carnegie and holders of Carnegie common stock. The discussion is based upon IRS Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this document. This discussion assumes that Carnegie common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of Carnegie common stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. Holders of Carnegie common stock should consult their tax advisors as to the particular tax consequences to them of the merger.

         In summary, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. No taxable gain will be recognized by Fidelity or Carnegie in connection with the merger.

         The federal income tax consequences of the merger to a Carnegie stockholder generally will depend on whether the stockholder receives cash, Fidelity common stock or a combination thereof in exchange for such stockholder's Carnegie common stock.

         No gain or loss will be recognized by a Carnegie stockholder who receives solely Fidelity common stock in exchange for all of such stockholder's shares of Carnegie common stock pursuant to the merger (except to the extent such a stockholder receives cash in lieu of a fractional share interest in Fidelity common stock). Such stockholder's tax basis in the Fidelity common stock received pursuant to the merger will equal such stockholder's tax basis in the shares of Carnegie common stock being exchanged reduced by any amount allocable to a fractional share interest of Fidelity common stock for which cash is received. The holding period of Fidelity common stock received will include the holding period of the shares of Carnegie common stock being exchanged.

         A Carnegie stockholder who receives both Fidelity common stock and cash consideration in exchange for all of his or her shares of Carnegie common stock will generally recognize gain, but not loss, to the extent of the lesser of:

         (1) the excess of (a) the sum of the aggregate fair market value of the Fidelity common stock received and the amount of cash received over (b) the stockholder's aggregate tax basis for the shares of Carnegie common stock exchanged; or

         (2)      the amount of cash received by such stockholder.

         For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Carnegie common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Internal Revenue Code, in which case such gain will be treated as a dividend to the extent of such stockholder's ratable share of the undistributed accumulated earnings and profits of Carnegie. Carnegie stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their Carnegie common stock will be treated as a dividend.

         Such stockholder's aggregate tax basis in the Fidelity common stock received pursuant to the merger will equal such stockholder's aggregate tax basis in the shares of Carnegie common stock being exchanged, reduced by any amount allocable to a fractional share interest of Fidelity common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of gain, if any, recognized by such stockholder in the merger (including any portion of such gain that is treated as a dividend).

         A Carnegie stockholder who receives solely cash in exchange for all of such stockholder's shares of Carnegie common stock pursuant to the merger will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's aggregate tax basis for such shares of Carnegie common stock, which gain or loss will be long-term capital gain or loss if such shares of Carnegie common stock were held for more than one year. If, however, any such Carnegie stockholder constructively owns shares of Carnegie common stock (that are exchanged for shares of Fidelity common stock in the merger or owns shares of Fidelity common stock actually or constructively after the merger) the attribution to the stockholder of stock owned by a related party may prevent the transaction from qualifying for capital gain rates and will instead be treated as a dividend, which is taxed at ordinary income rates. Under the constructive ownership rules under the Internal Revenue Code, a stockholder may be treated as owning stock that is actually owned by another person or entity. Carnegie stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of Carnegie common stock will be treated as a dividend.

         No fractional shares of Fidelity common stock will be issued in the merger. A Carnegie stockholder who receives cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Fidelity. A Carnegie stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the stockholder's tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Carnegie common stock exchanged was held for more than one year.

Selling the Fidelity Common Stock You Receive in the Merger

         The shares of Fidelity common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act except for shares issued to any Carnegie stockholder who may be deemed to control Carnegie, such as an executive officer, director or someone who owns a significant amount of Carnegie's stock. These controlling persons may not sell their shares of Fidelity common stock acquired in connection with the merger except under an effective registration statement under the Securities Act covering such shares or in compliance with an applicable exemption from the registration requirements of the Securities Act. This document does not cover any resales of Fidelity common stock received in the merger by persons who may be deemed to be controlling persons of Carnegie.

You Have Dissenters' Rights in the Merger

         The following discussion is not a complete statement of the law pertaining to dissenters' rights under Pennsylvania Business Corporation Law, referred to as the PBCL, and is qualified in its entirety by the full text of section 1930 and Subchapter D of Chapter 15 of the PBCL, which is referred to as Subchapter D. Subchapter D is reprinted in its entirety as Appendix D to this proxy statement/prospectus. Any Carnegie shareholder who desires to exercise his or her dissenters' rights should review carefully Subchapter D and is urged to consult a legal advisor before electing or attempting to exercise their rights. All references in Subchapter D to a "shareholder" and in this summary to a "Carnegie shareholder" or a "holder of Carnegie stock" are to the record holder of shares as to which dissenters' rights are asserted.

         Subject to the exceptions stated below, holders of Carnegie stock who comply with the applicable procedures summarized below will be entitled to dissenters' rights under Subchapter D. Voting against, abstaining from voting or failing to vote on approval and adoption of the proposed merger will not constitute a demand for appraisal within the meaning of Subchapter D.

         Carnegie shareholders electing to exercise dissenters' rights under Subchapter D must not vote for approval of the proposed merger. A vote by a shareholder against the proposed merger is not required to exercise dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against the proposed merger or a direction to abstain, the proxy, if not revoked prior to the special meeting of shareholders, will be voted for approval of the proposed merger, which will have the effect of waiving that shareholder's dissenters' rights. It is a condition to the closing of the merger that holders of less than 7% of Carnegie's outstanding stock exercise their dissenters' rights.

         What Are Dissenters' Rights? Carnegie shareholders who follow the procedures of Subchapter D will be entitled to receive from Carnegie the fair value of their shares, immediately before the completion of the merger. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the merger. Carnegie shareholders who elect to exercise their dissenters' rights must comply with all of the procedures to preserve those rights.

         Shares Eligible for Dissenters' Rights. Generally, if you chose to assert your dissenters' rights, you must dissent as to all of the shares you own. The PBCL distinguishes between record holders and beneficial owners. You may assert dissenters' rights as to fewer than all the shares registered in your name only if you are not the beneficial owner of the shares with respect to which you do not exercise dissenters' rights.

         Record Holder Who is Not the Beneficial Owner. A record holder may assert dissenters' rights on behalf of the beneficial owner. If you are a registered owner and you wish to exercise dissenters' rights on behalf of the beneficial owner, you must disclose the name and address of the person or persons on whose behalf you dissent. In that event, your rights shall be determined as if the dissenting shares and the other shares were registered in the names of the beneficial holders.

         Beneficial Owner Who is Not the Record Holder. A beneficial owner of Carnegie common stock who is not also the record holder, may assert dissenters' rights. If you are a beneficial owner who is not the record holder and you wish to assert your dissenters' rights you must submit a written consent of the record holder to the Secretary of Carnegie prior to the vote, but in no event later than the Carnegie special meeting. You may not dissent with respect to some but less than all shares you own.

Dissenters' Rights Procedures

         Notice of Intention to Dissent. If you wish to exercise your dissenters' rights, you must follow the procedures set forth in Appendix D. You must file a written notice of intention to demand the fair value of your shares with the Secretary of Carnegie prior to the vote, but in no event later than the Carnegie special meeting. You must not make any change in your beneficial ownership of Carnegie shares from the date you file the notice until the effective time of the merger. You must refrain from voting your shares for the adoption of the merger.

         Notice of Approval. If the Carnegie shareholders approve the merger, Carnegie will mail a notice to all dissenters' who filed a notice of intention to dissent prior to the vote on the merger proposal and who refrained from voting for the adoption of the merger. Carnegie expects to mail the notice of approval promptly after the merger. The notice of approval will state where and when a demand for payment must be sent and where the certificates for eligible shares must be deposited in order to obtain payment. The notice of approval will also supply a form for demanding payment which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares. The demand form will be accompanied by a copy of Subchapter D.

         If you assert your dissenters' rights, you must ensure that Carnegie receives your demand form and your certificates on or before the demand deadline. All mailings to Carnegie are at your risk. Accordingly, Carnegie recommends that your notice of intention to dissent, demand form and stock certificates be sent by certified mail only, by overnight courier or by hand delivery.

         If you fail to file a notice of intention to dissent, fail to complete and return the demand form, or fail to deposit stock certificates with Carnegie , each within the specified time periods, you will lose your dissenters' rights under Subchapter D. You will retain all rights of a shareholder, or beneficial owner, until those rights are modified by completion of the merger.

         Payment of Fair Value by Carnegie. Upon timely receipt of the completed demand form, the PBCL requires Carnegie to either: remit to dissenters' who complied with the procedures, the amount Carnegie estimates to be the fair value for such dissenting shares; or give written notice that no such remittance will be made.

         Carnegie will determine whether to make such a remittance or to defer payment for such shares until completion of the necessary appraisal proceedings. Carnegie may consider the number of shares, if any, with respect to which shareholders dissented and any objections that may be raised with respect to the standing of the dissenting shareholder.

         The remittance or notice will be accompanied by: (i) the closing balance sheet and statement of income of Carnegie for the fiscal year ended December 31, 2000 and the latest available interim financial statements; (ii) a statement of Carnegie's estimate of the fair value of the shares; and (iii) notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D.

         Return of Deposited Certificates. If Carnegie does not remit the amount of its estimate of the fair value of the shares, it will return any deposited certificates with a notation that a demand for payment in accordance with Subchapter D has been made. If shares carrying this notation are transferred after that, each new certificate issued may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by this transfer any rights in Carnegie other than those which the original dissenter had after making demand for payment of their fair value.

         Dissenting Shareholders Estimate of Fair Value. If Carnegie gives notice of its estimate of the fair value of your shares, without remitting this amount, or remits payment of its estimate of the fair value of your shares and you believe that the amount remitted or stated is less than the fair value of such shares, you may send to Carnegie your own estimate of the fair value of the shares. Such estimate shall be deemed a demand for payment of the amount of the deficiency. If you do not file a holder's estimate within 30 days after the mailing by Carnegie of its remittance or notice, you will only be entitled to the amount stated in the notice or remitted to you by Carnegie .

         Resort to Court for Relief. If, after the later of, 60 days after the completion of the merger or after the timely receipt of any holder's estimate, demands remain unpaid, Carnegie may file an application for relief, requesting the court determine the fair value of the shares. We cannot assure you that Carnegie will file this application.

         In the court proceeding, all dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter made a party will be entitled to recover an amount equal to the fair value of the dissenter's shares, plus interest, or if Carnegie previously remitted any amount to the dissenter, any amount by which the fair value of the dissenter's shares is found to exceed the amount previously remitted, plus interest.

         If Carnegie fails to file an application for relief, any dissenter who made a demand and who has not already settled his or her claim against Carnegie may file an application for relief in the name of Carnegie any time within 30 days after the later of the expiration of the 60-day period after the merger or the timely receipt of any holder's estimate. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid Carnegie's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

         Costs and Expenses of Court Proceedings. The costs and expenses of the court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against Carnegie. The court may, however, apportion and assess any part of the costs and expenses of court proceedings as it deems appropriate against all or some of the dissenters' who are parties and whose action in demanding supplemental payment the court finds to be in bad faith. If Carnegie fails to comply substantially with the requirements of Subchapter D, the court may assess fees and expenses of counsel and of experts for the parties as it deems appropriate against Carnegie and in favor of any or all dissenters. The court may assess fees and expenses of counsel and experts against either Carnegie or a dissenter, if the court finds that a party acted in bad faith. If the court finds that the services of counsel for any dissenter substantially benefitted other dissenters' similarly situated and should not be assessed against Carnegie , it may award counsel reasonable fees to be paid out of the amounts awarded to the dissenters' who benefitted.

         No Right to an Injunction. Under Pennsylvania corporate law, a Carnegie shareholder has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the merger proposal, nor any right to valuation and payment of the fair value of the holder's shares because of the merger proposal, except to the extent provided by the dissenters' rights provisions of Subchapter D. Pennsylvania corporate law also provides that, absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter D are exclusive.

Who Pays for What

         All costs and expenses incurred in connection with the merger will be paid by the party incurring such expense. As such, Carnegie will bear all costs of printing, mailing and filing this document.

When Will the Merger be Completed

         The closing of the merger will occur at a time and place reasonably selected by Fidelity following the satisfaction or waiver of all conditions to the completion of the merger. The merger will become effective at the time set forth in the articles of merger that will be filed with the Secretary of State of the Commonwealth of Pennsylvania as soon as practicable following the closing of the merger. See "- Conditions to the Merger." It is expected that a period of time will elapse between the Carnegie stockholders meeting and the completion of the merger while the parties seek to obtain the regulatory approval required to complete the merger and while election forms and letters of transmittal are distributed to and returned by the stockholders. There can be no assurance that such regulatory approval will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, the result of the challenge. See "- Regulatory Approval Needed to Complete the Merger." The merger agreement may be terminated by either party if, among other reasons, the merger has not been completed on or before June 30, 2002. See "- Waiving and Amending Provisions In, or Terminating, the Merger Agreement."

                          CERTAIN RELATED TRANSACTIONS

Voting Agreement

         At the same time the merger agreement was entered into, each of the directors and certain officers of Carnegie signed a voting agreement pursuant which each such individual has agreed to vote all of shares of Carnegie common stock owned by them or over which they exercise full voting control (other than shares with respect to which such person exercises control in a fiduciary capacity) in favor of the merger agreement. The agreement covers shares held on October 10, 2001, when the merger agreement was entered into, as well as any shares acquired thereafter by such persons. Such agreement effectively prevents the directors and officers from selling, pledging, transferring or otherwise disposing of his or her shares of Carnegie common stock prior to the record date established in connection with the special meeting.

         Such individuals also agreed to take no actions recommending that any Carnegie shareholder vote against the merger with Fidelity or that they vote for any proposed merger other than with Fidelity.

                  BENEFICIAL OWNERSHIP OF CARNEGIE COMMON STOCK
                             BY CARNEGIE MANAGEMENT

         The following table includes, as of the record date, certain information as to the Carnegie common stock beneficially owned by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which were known to Carnegie to be the beneficial owner of more than 5% of the issued and outstanding Carnegie common stock, (ii) the directors of Carnegie, and (iii) all directors and executive officers of Carnegie as a group.

                                                     Number of Shares            Percent of
                                                    Beneficially Owned           Outstanding
Beneficial Owner                                as of ________ __, 2001 (1)     Common Stock
----------------                                ---------------------------     ------------
Carnegie Savings Bank
Employee Stock Ownership Plan
17 West Mall Plaza
Carnegie, Pennsylvania  15106 (2)

Directors:
Morry J. Miller(3)
JoAnn V. Narduzzi (3)(4)
Charles L. Rupprecht (3)
Lois A. Wholey (3)
Shirley C. Chiesa (5)

All directors and executive officers of
  Carnegie as a group (5 individuals)

(1) The share amounts include options exercisable within 60 days of the record date for the following persons: Morry J. Miller - 476 shares, JoAnn V. Narduzzi - 476 shares, Lois A. Wholey - 476 shares, Charles L. Rupprecht - 476 shares, and Shirley C. Chiesa - 2,380 shares.
(2) The ESOP purchased such shares for the exclusive benefit of plan participants with funds borrowed from Carnegie. These shares are held in a suspense account and are allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. The ESOP Committee, consisting of directors Miller, Narduzzi, Rupprecht, and Wholey, or the Board directs the vote of all unallocated shares and shares for which no timely voting direction is received. All allocated shares are voted as directed by participants. As of the record date, there were ______ unallocated shares under the ESOP.
(3) Excludes _______ shares of common stock held under the ESOP and ______ unallocated shares held under the RSP, for which such individual serves as a member of the ESOP Committee,

     ESOP Trust and the RSP trust. Such individual disclaims beneficial ownership with respect to shares held in a fiduciary capacity.
(4)  Includes [4,000] shares which are owned by Dr. Narduzzi's husband.
(5) Includes [1,803] shares which are owned by Ms. Chiesa's son. Ms. Chiesa disclaims beneficial ownership with respect to such shares.

                    COMPARISON OF THE RIGHTS OF STOCKHOLDERS
                            OF FIDELITY AND CARNEGIE

         Fidelity and Carnegie are both business corporations incorporated in Pennsylvania under the Pennsylvania Business Corporation Law. Prior to the merger, the rights of Carnegie stockholders are governed by Pennsylvania corporate law and the articles of incorporation and bylaws of Carnegie. Upon the completion of the merger, each Carnegie stockholder who is allocated shares of Fidelity common stock will become a stockholder of Fidelity. Accordingly, after the merger, the rights of such stockholders will be governed by the articles of incorporation and bylaws of Fidelity, in addition to Pennsylvania corporate law. Because both Fidelity and Carnegie are Pennsylvania corporations, the differences in the rights of Carnegie and Fidelity stockholders generally will consist of differences found in their respective articles of incorporation and bylaws. The following is a comparison of those differences as well as certain important similarities. The summary, however, does not purport to be complete and is qualified in its entirety by reference to Pennsylvania law, which statutes change from time to time, and the respective articles of incorporation and bylaws of Fidelity and Carnegie, which also may be changed.

Special Meetings of Stockholders

         Under Fidelity's articles of incorporation, special meetings of stockholders may be called only by (i) the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the chairman of the board or (iii) the president.

         Under Carnegie's articles of incorporation, special meetings of stockholders may be called only by the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

Amendment of Articles of Incorporation and Bylaws

         Under Pennsylvania law, no amendment to a corporation's articles of incorporation may be made unless it is first proposed by the board of directors, or, unless otherwise provided in the articles of incorporation, by petition of stockholders entitled to cast at least 10% of the votes that all stockholders are entitled to cast thereon.

         Fidelity's articles of incorporation provide that no amendment may be made unless it is first approved by the Fidelity board of directors and thereafter is approved by the holders of a majority of the shares of Fidelity common stock entitled to vote generally in an election of directors, voting together as a single class, with the exception of Article 7 (directors), Article 9 (indemnification, etc. of officers, directors, employees and agents), Article 10 (meetings of stockholders and stockholder proposals) and Article 13 (amendment of articles and bylaws), which may not be amended without the affirmative vote of the holders of at least two-thirds of the shares of Fidelity common stock entitled to vote generally in an election of directors. In addition, Article 11 (transactions with interested stockholders) may not be amended without the affirmative vote of the holders of at least 75% of the shares of Fidelity common stock entitled to vote generally in an election of directors.

         Carnegie's articles of incorporation contain comparable amendment language except that the supermajority vote required is 80% of the shares of Carnegie common stock entitled to vote generally in an election of directors rather than two-thirds or 75% and, in addition, require the affirmative vote of the holders of at least 80% of the shares of Carnegie common stock entitled to vote generally in an election of directors with respect to any changes in the provisions (i) prohibiting preemptive rights, (ii) limiting the liability of directors, (iii) limiting voting rights of stockholders of 10% or more of the outstanding common stock, (iv) requiring 80% shareholder approvals of business combinations not approved by two-thirds of board and (iv) permitting consideration of other constituencies in evaluations of acquisition offers.

         Fidelity's bylaws may be amended by a majority vote of the Fidelity board of directors or by the affirmative vote of the holders of a majority of the shares of Fidelity common stock entitled to vote generally in an election of directors, voting together as a single class, with the exception of Sections 2.4 (special meetings of stockholders), 4.1 (number and powers of board of directors), 4.2 (change of number of board of directors), 4.3 (vacancies in board of directors) and 4.4 (regular meetings of directors) of the bylaws and Articles VIII (personal liability of directors) and XII (amendments) of the bylaws, which may not be amended without the affirmative vote of the holders of at least two-thirds of the shares of Fidelity common stock entitled to vote generally in an election of directors.

         Carnegie's articles of incorporation provide that Carnegie's bylaws may be amended by a majority vote of Carnegie's directors then in office or by the affirmative vote of the holders of 80% of the shares of Carnegie common stock entitled to vote generally in an election of directors.

Cumulative Voting

         The respective articles of incorporation of Fidelity and Carnegie do not permit stockholders to cumulate their votes for the election of directors.

Stockholder Consent to Corporate Action

         The articles of incorporation of Fidelity provide that any action permitted to be taken by its stockholders at a meeting may be taken by unanimous written consent of such stockholders. The articles of incorporation of Carnegie specifically provide that the stockholders of Carnegie do not have the power to take action without a meeting.

Stockholder Nominations and Proposals

         Fidelity's articles of incorporation provide that all nominations for election to the Fidelity board of directors, other than those made by the Fidelity board or a committee thereof, be made by a stockholder who has complied with the notice provisions in Fidelity's articles of incorporation. Written notice of a stockholder nomination must be communicated to the attention of the Secretary of Fidelity and either delivered to, or mailed and received at, the principal executive offices of Fidelity not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Fidelity. Each such notice shall set forth the information required by Article 7.E of Fidelity's articles of incorporation.

         Fidelity's articles of incorporation also provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. For business to be properly brought before an annual meeting, such business must be (a) brought before the meeting by or at the direction of the Fidelity board of directors or
(b) otherwise properly brought before the meeting by a stockholder who has given timely notice thereof in writing to the Secretary of Fidelity. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive office of Fidelity not less than 60 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Article 10.F of Fidelity's articles of incorporation. The presiding officer of an annual meeting shall determine and declare to the meeting whether the business was properly brought before the meeting in accordance with the provisions of the Fidelity articles of incorporation, and any such business not properly brought before the annual meeting shall not be transacted.

         Carnegie's articles of incorporation also provide for notice and information requirements for stockholder proposals and nominations for the election of directors. Nominations for the election of directors and stockholder proposals may be made by the Carnegie board of directors or by any Carnegie stockholder entitled to vote generally in the election of directors. In order for an Carnegie stockholder to have any such proposal or nomination considered at an annual meeting, he or she must give written notice thereof, delivered or mailed and received at the principal office of Carnegie not less than 60 days prior to the anniversary date of the immediately preceding annual meeting. The stockholder's written notice must contain the information required by Carnegie's articles of incorporation.

Dividends

         Under Pennsylvania law, a corporation is prohibited from making a distribution to shareholders if, after giving effect thereto:

o that corporation would be unable to pay its debts as they become due in the usual course of business; or

o the total assets of that corporation would be less than the sum of its total liabilities plus the amount that would be needed, if that corporation were then dissolved, to satisfy the rights of shareholders having superior preferential rights upon dissolution to the shareholders receiving such distribution. For the purpose of valuing the assets of the corporation, the board of directors may base its determination on one or more of the following: the book value, or the current value, of the corporation's assets and liabilities, unrealized appreciation and depreciation of the corporation's assets and liabilities or any other method that is reasonable in the circumstances.

         Fidelity's and Carnegie's bylaws similarly provide that dividends may be declared by the board and paid by out of its unreserved and unrestricted earned surplus or out of the unrestricted capital surplus, subject to Pennsylvania law.

Removal of Directors

         As Fidelity's articles of incorporation do not address removal of directors from office, such action would be governed by applicable Pennsylvania law. Under Fidelity's articles of incorporation, vacancies in Fidelity's board of directors, including vacancies created by reason of an increase in the number of directors, may be filled by Fidelity's board, acting by a vote of a majority of the directors then in office, even if less than a quorum, and any director so chosen shall serve for the remainder of the term of the class of directors in which the vacancy occurred and until his successor is elected and qualified.

         Carnegie's articles of incorporation provide that a director may be removed from office only for cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders.

Indemnification and Limitations of Liability of Directors and Officers

         Fidelity's articles of incorporation and bylaws provide that a director of Fidelity will not be personally liable for monetary damages for actions taken, or any failure to take any action, as a director except to the extent that by law a director's liability for monetary damages may not be limited. This provision, which is permitted under the relevant provisions of the Pennsylvania Business Corporation Law, does not limit the personal liability of the directors of Fidelity for monetary damages for breaches of the standard of care imposed on directors as fiduciaries which constitute self-dealing, willful misconduct or recklessness. In addition, this provision does not limit the liability of directors arising under any criminal statute or for the payment of any federal, state or local taxes. This provision applies to actions taken by a director only in that capacity; it does not apply to actions taken in any other capacity, including that of an officer. Fidelity's articles of incorporation and bylaws also provide that any amendment or repeal of this provision will not adversely affect any right of a director of Fidelity with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         Fidelity's articles of incorporation provide that Fidelity shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, employee or agent of Fidelity. Indemnification will be furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. In particular, indemnification will be made against judgments and settlements in derivative suits. Indemnification will be made unless a judgment or other final adjudication establishes that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The indemnification provisions also permit Fidelity to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by Fidelity's board of directors, provided that the indemnified person undertakes to repay Fidelity if it is ultimately determined that such person was not entitled to indemnification.

         The rights of indemnification provided in Fidelity's articles of incorporation are not exclusive of any other rights which may be available under Fidelity's bylaws, any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, Fidelity's articles of incorporation authorize Fidelity to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Fidelity, whether or not Fidelity would have the power to provide indemnification to such person. By action of the Fidelity board, Fidelity may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers and directors, for securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in Fidelity's articles of incorporation and bylaws regarding indemnification.

         Carnegie's articles of incorporation and bylaws contain director indemnification and liability provisions similar to those of Fidelity.

Provisions Affecting Business Combinations and Control Share Acquisitions

         Pennsylvania law contains four anti-takeover sections that apply to Pennsylvania corporations relating to (i) control share acquisitions, (ii) the disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested stockholders and (iv) the ability of stockholders to dispose of their stock following a control transaction. Pennsylvania law allows Pennsylvania corporations to opt-out of these anti-takeover sections and Fidelity has elected to opt-out with respect to (i) to (iii) above while Carnegie has not opted out of any of the four "anti-takeover" sections.

         Under Pennsylvania law, unless a corporation has opted out of certain statutory provisions, shares of a corporation whose shares are registered under the Securities Exchange Act of 1934 acquired in a "control share acquisition" do not have voting rights unless restored by a resolution approved by a vote of the disinterested shareholders. Under Pennsylvania law a "control share acquisition" means an acquisition by any person of voting power of a corporation that would, when added to all other voting power of such person, entitle such person to cast for the first time, the amount of voting power in any of the following ranges:

        o         at least 20% but less than 33 1/3%;

        o         at least 33 1/3% but less than 50%; or

        o         more than 50%.

         Carnegie's articles of incorporation also require the approval of the holders of at least 80% of the outstanding shares of Carnegie voting stock to approve certain business combinations involving an interested shareholder except in cases where the proposed transaction has been approved in advance by two-thirds of those members of Carnegie's board of directors who are unaffiliated with the interested shareholder and were directors prior to the time when the interested shareholder became an interested shareholder. The term "interested shareholder" is defined to include any individual, corporation, partnership or other entity (other than Carnegie or its subsidiary) which owns beneficially or controls, directly or indirectly, 20% or more of the outstanding shares of Carnegie voting stock or an affiliate of such person or entity. This provision of Carnegie articles of incorporation applies to any "business combination," which is defined to include:

         o any merger or consolidation of Carnegie with or into any interested shareholder;

         o any sale, lease, exchange, mortgage, transfer, or other disposition of 10% or more of the assets of Carnegie or combined assets of Carnegie and its subsidiaries to an interested shareholder;

        o the issuance of shares of Carnegie or any subsidiary with a market value of 5% or more of the aggregate market value of all of Carnegie's outstanding shares;

        o the adoption of a plan of liquidation by Carnegie due to any agreement or understanding with an interested shareholder;

        o the reclassification of any securities of Carnegie or any of its subsidiaries or recapitalization of Carnegie or other transaction which increases the interested shareholder's proportionate ownership of Carnegie; or

        o any loan, guarantee, advance or other financial assistance by Carnegie to the interested shareholder.

Limitation on Voting Rights; Restrictions on Offers and Acquisitions

         Fidelity's articles of incorporation provide that until five years from the completion of Fidelity Bank's conversion from the mutual to stock form, which occurred in July 1988, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the issued and outstanding shares of any class of Fidelity equity security. In the event a person acquires Fidelity shares in violation of this provision, all shares owned by such person in excess of 10% will be considered "excess shares" and will not be able to be voted. Carnegie articles contain a similar provision effective for five years from the completion of Carnegie Savings Bank's conversion to the stock form. Such provision no longer has any effect.

         Carnegie's articles of incorporation similarly provide that for a period of five years from the completion of Carnegie Savings Bank's conversion from the mutual to stock form, which occurred in July 1998, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the issued and outstanding shares of any class of Carnegie equity security. Carnegie's articles have a similar prohibition on the voting of "excess shares," and such provision has no expiration date.

Preemptive Rights

         Neither Fidelity's nor Carnegie's articles of incorporation provides for preemptive rights for its stockholders.

                    DESCRIPTION OF CAPITAL STOCK OF FIDELITY

General

         Fidelity is authorized to issue 10,000,000 shares of common stock having a par value of $0.01 per share, and 5,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of Fidelity common stock has the same relative rights as, and is identical in all aspects with, each other share of Fidelity common stock. Presented below is a description of all aspects of Fidelity's capital stock which are deemed material to an investment decision with respect to the merger proposal.

Common Stock

         Distributions. Fidelity can pay dividends if, as and when declared by its board, subject to compliance with limitations which are imposed by law. The holders of Fidelity common stock are entitled to receive and share equally in such dividends as may be declared by the board out of funds legally available therefor. If Fidelity issues preferred stock, the holders of the preferred stock may have a priority over the holders of Fidelity common stock with respect to dividends.

         Voting Rights. The holders of Fidelity common stock possess exclusive voting rights in Fidelity. They elect Fidelity's board and act on such other matters as are required to be presented to them under Pennsylvania law or Fidelity's articles of incorporation or as are otherwise presented to them by the board of directors. Each holder of Fidelity common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Fidelity issues preferred stock, holders of the preferred stock may also possess voting rights.

         Liquidation. In the event of any liquidation, dissolution or winding up of Fidelity Bank, Fidelity, as holder of Fidelity Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Fidelity Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to certain depositors of Fidelity Bank, all assets of Fidelity Bank available for distribution. In the event of liquidation, dissolution or winding up of Fidelity, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Fidelity available for distribution. If preferred stock is issued, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Preemptive Rights. Holders of Fidelity common stock do not have preemptive rights with respect to any shares which may be issued. Fidelity common stock is not subject to redemption.

Preferred Stock

         None of the shares of Fidelity's authorized preferred stock has been issued. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of Fidelity common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                  LEGAL MATTERS

         The validity of the shares of Fidelity common stock which will be issued in the merger will be passed upon for Fidelity by Malizia Spidi & Fisch, PC, Washington, D.C.

                                     EXPERTS

         The consolidated financial statements of Fidelity Bancorp, Inc. as of September 30, 2000, and for the three years then ended, incorporated by reference in Fidelity Bancorp, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2000, have been audited by KPMG LLP, independent auditors, as set forth in their report incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as expert in accounting and auditing.

         The consolidated financial statements of Carnegie Financial Corporation as of December 31, 2000, and for the two years then ended, incorporated by reference in Carnegie Financial Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2000, have been audited by S. R. Snodgrass, A.C., independent auditors, as set forth in their report incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as expert in accounting and auditing.

           STOCKHOLDER PROPOSALS FOR THE CARNEGIE 2001 ANNUAL MEETING

         Proposals of stockholders intended to be presented at Carnegie's annual meeting expected to be held in April 2002, which will be held only if the merger is not consummated before the time of such meeting, must have been received by Carnegie no later than December 1, 2001 to be considered for inclusion in the proxy materials and form of proxy relating to such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Under the articles of incorporation of Carnegie, in order to be considered for possible action by stockholders at the 2002 annual meeting of stockholders to be held if the merger is not consummated, stockholder nominations for director and stockholder proposals not included in Carnegie's proxy statement must be submitted to the secretary of Carnegie, no later than February 28, 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

         Fidelity and Carnegie file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         Fidelity's and Carnegie's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

         Fidelity has filed the registration statement to register with the SEC the shares of Fidelity common stock to be issued to Carnegie stockholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of Fidelity and a proxy statement of Carnegie for the special meeting.

         Fidelity common stock is traded on the Nasdaq Stock Market under the symbol "FSBI," and Carnegie common stock is traded on the OTC Bulletin Board under the symbol "CAFN." Documents filed by Fidelity also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         As allowed by SEC rules, this document does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

         The SEC allows Fidelity and Carnegie to "incorporate by reference" information into this document, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document. This document incorporates by reference other documents which are listed below that Fidelity and Carnegie have previously filed with the SEC. The documents contain important information about Fidelity's and Carnegie's financial condition.

Fidelity's SEC Filings (File No. 0-22288):

 o Fidelity's Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

o Fidelity's Quarterly Reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001; and

o Fidelity's Current Reports on Form 8-K filed on October 24, 2000 and October 12, 2001.

Carnegie's SEC Filings (File No. 0-24579):

o Carnegie's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;

o Carnegie's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

o        Carnegie's Current Report on Form 8-K filed on October 12, 2001.

         Fidelity and Carnegie also incorporate by reference additional documents that they might file with the SEC between the date of this proxy statement-prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K or Form 10-KSB, Quarterly Reports on Form 10-Q or Form 10-QSB and Current Reports on Form 8-K.

         Fidelity has supplied all information contained or incorporated by reference in this document relating to Fidelity. Carnegie has supplied all information contained or incorporated by reference in this document relating to Carnegie.

         Accompanying this proxy statement/prospectus are Fidelity's 2000 Annual Report to Stockholders and Quarterly Form 10-Q for the quarter ended June 30, 2001 and Carnegie's 2000 Annual Report to Stockholders and Quarterly Form 10-QSB for the quarter ended September 30, 2001.

         Copies of any of the Fidelity documents incorporated by reference (excluding exhibits unless specifically incorporated therein) not otherwise accompanying this proxy statement/ prospectus are available without charge upon written or oral request from Annie G. McGrath, Corporate Secretary, Fidelity Bancorp, Inc., 1009 Perry Highway, Pittsburgh, Pennsylvania 15237 (telephone number: (412) 367-3300). Copies of any of the Carnegie documents incorporated by reference (excluding exhibits unless specifically incorporated therein) not otherwise accompanying this proxy statement/prospectus are available without charge upon written or oral request from Lois A. Wholey, Corporate Secretary, Carnegie Financial Corporation, 17 West Mall Plaza, Carnegie, Pennsylvania 15106 (telephone number: (412) 276- 1266). To ensure timely delivery of the documents, any request should be made by ________ __, 2001.

         You should rely only on the information contained or incorporated by reference in this document and the accompanying documents to vote your shares at the special meeting. Fidelity and Carnegie have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement/prospectus is dated ________ __, 2001. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of Fidelity's securities in the merger shall create any implication to the contrary.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                     between

                             FIDELITY BANCORP, INC.

                                       and

                         CARNEGIE FINANCIAL CORPORATION

                          dated as of October 10, 2001

                          AGREEMENT AND PLAN OF MERGER
                                TABLE OF CONTENTS

                                                                                                          Page
ARTICLE I
         DEFINITIONS A-1

ARTICLE II
         THE MERGER  A-6
         2.1         The Merger............................................................................A-6
         2.2         Effective Time; Closing...............................................................A-6
         2.3         Treatment of Capital Stock............................................................A-6
         2.4         Election and Proration Procedures ....................................................A-7
         2.5         Exchange Procedures..................................................................A-10
         2.6         Options and Restricted Stock.........................................................A-12
         2.7         Dissenting Shares....................................................................A-12
         2.8         Additional Actions...................................................................A-13

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF SELLER
         AND SELLER BANK..................................................................................A-13
         3.1         Capital Structure....................................................................A-13
         3.2         Organization, Standing and Authority of Seller.......................................A-13
         3.3         Ownership of Seller Subsidiary.......................................................A-14
         3.4         Organization, Standing and Authority of Seller Bank..................................A-14
         3.5         Authorized and Effective Agreement...................................................A-14
         3.6         Securities Documents and Regulatory Reports..........................................A-16
         3.7         Financial Statements.................................................................A-16
         3.8         Material Adverse Change..............................................................A-16
         3.9         Environmental Matters................................................................A-17
         3.10        Tax Matters..........................................................................A-17
         3.11        Legal Proceedings....................................................................A-18
         3.12        Compliance with Laws.................................................................A-18
         3.13        Certain Information..................................................................A-19
         3.14        Employee Benefit Plans...............................................................A-19
         3.15        Certain Contracts....................................................................A-20
         3.16        Brokers and Finders..................................................................A-21
         3.17        Insurance............................................................................A-21
         3.18        Properties...........................................................................A-21
         3.19        Labor................................................................................A-22
         3.20        Allowance for Loan Losses............................................................A-22
         3.21        Material Interests of Certain Persons................................................A-22
         3.22        Fairness Opinion.....................................................................A-22
         3.23        Disclosures..........................................................................A-23
         3.24        No Undisclosed Liabilities...........................................................A-23

                                       i



         3.25        Loan Portfolio.......................................................................A-23
         3.26        Investment Portfolio.................................................................A-23
         3.27        Interest Rate Risk Management Instruments............................................A-23
         3.28        Interim Events.......................................................................A-24

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF BUYER..........................................................A-24
         4.1         Organization, Standing and Authority of Buyer........................................A-24
         4.2         Ownership of Buyer Subsidiaries......................................................A-25
         4.3         Organization, Standing and Authority of Buyer Subsidiaries...........................A-25
         4.4         Authorized and Effective Agreement...................................................A-25
         4.5         Securities Documents and Regulatory Reports..........................................A-26
         4.6         Financial Statements.................................................................A-27
         4.7         Material Adverse Change..............................................................A-27
         4.8         Legal Proceeding.....................................................................A-27
         4.9         Certain Information..................................................................A-27
         4.10        Brokers and Finders..................................................................A-28
         4.11        Disclosures..........................................................................A-28
         4.12        Financial Resources..................................................................A-28

ARTICLE V
         COVENANTS   28
         5.1         Reasonable Best Efforts..............................................................A-28
         5.2         Shareholder Meeting..................................................................A-28
         5.3         Regulatory Matters...................................................................A-29
         5.4         Investigation and Confidentiality....................................................A-30
         5.5         Press Releases.......................................................................A-30
         5.6         Business of the Parties..............................................................A-31
         5.7         Certain Actions......................................................................A-34
         5.8         Current Information..................................................................A-34
         5.9         Indemnification; Insurance...........................................................A-34
         5.10        Employees and Employee Benefit Plans.................................................A-35
         5.11        Bank Merger..........................................................................A-38
         5.12        Conforming Entries...................................................................A-38
         5.13        Integration of Policies..............................................................A-39
         5.14        Disclosure Supplements...............................................................A-39
         5.15        Failure to Fulfill Conditions........................................................A-39
         5.16        Transaction Expenses of Seller.......................................................A-39
         5.17        Voting Agreement.....................................................................A-40
         5.18        Registration of Buyer Common Stock ..................................................A-40
         5.19        Affiliate Letters....................................................................A-41

                                       ii

ARTICLE VI
         CONDITIONS PRECEDENT.............................................................................A-41
         6.1         Conditions Precedent - Buyer and Seller..............................................A-41
         6.2         Conditions Precedent - Seller........................................................A-42
         6.3         Conditions Precedent - Buyer.........................................................A-43

ARTICLE VII
         TERMINATION, WAIVER AND AMENDMENT................................................................A-44
         7.1         Termination..........................................................................A-44
         7.2         Effect of Termination................................................................A-45
         7.3         Survival of Representations, Warranties and Covenants................................A-46
         7.4         Waiver...............................................................................A-47
         7.5         Amendment or Supplement..............................................................A-47

ARTICLE VIII
         MISCELLANEOUS....................................................................................A-47
         8.1         Entire Agreement.....................................................................A-47
         8.2         No Assignment........................................................................A-47
         8.3         Notices..............................................................................A-48
         8.4         Alternative Structure................................................................A-49
         8.5         Interpretation.......................................................................A-49
         8.6         Counterparts.........................................................................A-49
         8.7         Governing Law........................................................................A-49
         8.8         Severability.........................................................................A-49
         8.9         Standard of Materiality..............................................................A-49


ATTACHMENTS
         Appendix A  Plan of Merger for Company Merger
         Appendix B  Plan of Merger for Bank Merger

         Exhibit 2.6(a)....................................................Stock Option Cancellation Agreement
         Exhibit 2.6(b)................................................Restricted Stock Cancellation Agreement
         Exhibit 5.10(b).................................................Severance Benefit to Certain Officers
         Exhibit 5.10(c)..........................................................Form of Employment Agreement
         Exhibit 5.10(d)..........................................Form of Acknowledgment and Release Agreement
         Exhibit 5.10 (k)........................................................Form of Non-Compete Agreement
         Exhibit 5.17.........................................................................Voting Agreement
         Exhibit 5.19.........................................................................Affiliate Letter
         Exhibit 6.2(e).............................................................Opinion of Buyer's Counsel
         Exhibit 6.3(g)............................................................Opinion of Seller's Counsel

                          AGREEMENT AND PLAN OF MERGER

         WHEREAS, the Boards of Directors of Buyer and Seller (all terms as defined in Article I hereof) have determined to consummate certain business combination transactions subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, Buyer and Seller (as defined in Article I) hereby agree as follows:

                                    ARTICLE I
                                  DEFINITIONS

         The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

         "Act of God" shall mean an act occasioned exclusively by forces of nature without the interference of any human agency.

         "Agreement" shall mean this Agreement and Plan of Merger dated as of October 10, 2001 between Buyer and Seller.

         "Articles of Merger" shall mean the articles of merger to be filed with the Pennsylvania Secretary of State with respect to the Company Merger.

         "Bank Merger" shall mean the contemplated merger of Seller Bank into Buyer Bank, with Buyer Bank surviving.

         "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

         "BIF" shall mean the Bank Insurance Fund administered by the FDIC or any successor thereto.

         "Buyer" shall mean Fidelity Bancorp, Inc., a Pennsylvania corporation.

         "Buyer Bank" shall mean Fidelity Savings Bank (doing business as Fidelity Bank), a Pennsylvania-chartered stock savings bank and wholly owned subsidiary of Buyer.

         "Buyer Common Stock" shall mean the common stock, par value $.01 per share, of Buyer.

         "Buyer Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Buyer as of September 30, 2000 and 1999 and the consolidated income statements and statements of changes in equity and cash flows (including related notes and schedules, if any) of Buyer for the three years ended September 30, 2000, as filed by Buyer in its Securities Documents, and (ii) the consolidated balance sheets (including related notes and schedules, if any) of Buyer and the consolidated income statements and statements of changes in equity and cash flows (including related notes and schedules, if any) of Buyer included in Securities Documents filed by Buyer with respect to the periods ended subsequent to September 30, 2000.

         "Cash Merger Consideration" shall mean $14.75 in cash without interest for each share of Seller Common Stock.

         "Cause" shall mean termination because of the employee's personal dishonesty in the conduct of his duties, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

         "Certificate" shall mean any certificate which prior to the Effective Time represented shares of Seller Common Stock.

         "Closing" shall mean the closing of the Company Merger at a time and place reasonably selected by Buyer following the satisfaction or waiver of all conditions to the Company Merger.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company Merger" shall mean the contemplated Merger of Seller into Buyer, with Buyer surviving.

         "CRA" shall mean the Community Reinvestment Act.

         "Department" shall mean the Pennsylvania Department of Banking.

         "Dissenting Shares" shall mean any shares of Seller Common Stock whose holder becomes entitled to the payment of the fair value of such shares under the PBCL.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Time" shall mean the time of the filing of the Articles of Merger, or such later time as may be specified in the Articles of Merger.

         "Environmental Claim" shall mean any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.1101, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall mean an exchange agent designated by Buyer, who shall be reasonably acceptable to Seller.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

         "Federal Reserve Board" or "FRB" shall mean the Board of Governors of the Federal Reserve System.

         "FHLB" shall mean the Federal Home Loan Bank of Pittsburgh.

         "GAAP" shall mean generally accepted accounting principles.

         "Governmental   Entity"   shall  mean  any  federal  or  state   court,
administrative   agency  or  commission  or  other  governmental   authority  or
instrumentality.

         "Include" shall mean "include without limitation."

         "Insider Loans" shall mean loans from Seller or Seller Bank to any executive officer or director of Seller or Seller Bank or any associate or related interest of any such person.

         "IRC" shall mean the Internal Revenue Code of 1986, as amended.

         "IRS" shall mean the Internal Revenue Service or any successor thereto.

         "Market Value" shall mean the average of the last reported sales prices per share of Buyer Common Stock as reported on the NASDAQ Exchange Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by Buyer) for the fifteen consecutive full trading days (provided that if Buyer Common Stock does not trade in each such day, then only that number of days in which Buyer Common Stock is traded within such fifteen day period shall be utilized in calculating the Market Value) immediately preceding one week prior to the Closing Date.

         "Material Adverse Effect" shall mean, with respect to any Party, any effect that is material and adverse to the financial condition, results of operations or business of that Party and its Subsidiaries taken as whole, or that materially impairs the ability of any Party to consummate the Merger, provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in GAAP that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby, (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby, or (e) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

         "Materials   of   Environmental   Concern"   shall   mean   pollutants,
contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         "Merger" shall mean the Company Merger, the Bank Merger and the other transactions contemplated by this Agreement.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "OTS" shall mean the Office of Thrift Supervision

         "Parties" shall mean Buyer and Seller.

         "PBCL" shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Proxy Statement" shall mean the proxy statement to be delivered to shareholders of Seller in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

         "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

         "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Seller" shall mean Carnegie Financial Corporation, a Pennsylvania corporation.

         "Seller Bank" shall mean Carnegie Savings Bank, a federally-chartered stock savings bank and wholly owned subsidiary of Seller.

         "Seller Common Stock" shall mean the common stock, par value $.10 per share, of Seller.

         "Seller Defined Benefit Plan" shall mean any Seller Employee Plan constituting an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

         "Seller Employee Plans" shall mean all stock option, employee stock purchase and stock bonus plans, qualified pension, stock ownership or profit-sharing plans, any deferred compensation, supplemental retirement plan, director retirement plan, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Seller or Seller Bank, whether written or oral.

         "Seller ESOP" shall mean the employee stock ownership plan of Seller, as in effect as of the date hereof.

         "Seller Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of Seller as of December 31, 2000 and 1999 and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of Seller for the two years ended December 31, 2000 as filed by Seller in its Securities Documents, and (ii) the consolidated statements of financial condition of Seller (including related notes and schedules, if any) and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of Seller included in the Securities Documents filed by Seller with respect to the periods ended subsequent to December 31, 2000.

         "Seller Options" shall mean the 15,709 granted and outstanding options to purchase shares of Seller Common Stock at an exercise price of $8.50/share issued pursuant to Seller's Stock Option Plan.

         "Seller Preferred Stock" shall mean the shares of serial preferred stock, par value $.01 per share, of Seller.

         "Seller Restricted Stock" shall mean Seller Common Stock subject to restrictions pursuant to Seller's Restricted Stock Plan.

         "Seller SEP" shall mean Seller's tax qualified defined contribution plan other than the Seller ESOP.

         "Seller Supplemental Retirement Plan" shall mean any supplemental retirement plan for the benefit of any Seller officer, director, former director or employee.

         "Stock Merger Consideration" shall mean the number of shares of Buyer Common Stock equal to the result obtained by dividing $14.75 by the Market Value, as such term is defined herein, rounded to the nearest one-thousandth decimal point.

         "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

         "Takeover Proposal" shall have the meaning set forth in Section 7.2 hereof.

         "Termination Event" shall have the meaning set forth in Section 7.2 hereof.

                                   ARTICLE II
                                   THE MERGER

2.1      The Merger
         ----------

         Subject to the terms and conditions of this Agreement, at the Effective Time, Seller in the Company Merger shall be merged into Buyer in accordance with the provisions of Section 1921 of the PBCL, and the separate corporate existence of Seller shall cease. Buyer shall be the surviving corporation of the Company Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. The name of the surviving corporation shall be as stated in the Articles of Incorporation of Buyer immediately prior to the Effective Time. The Articles of Incorporation and Bylaws of Buyer in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the surviving corporation until thereafter amended in accordance with applicable law. Immediately following the Company Merger, Seller Bank shall in the Bank Merger merge with Buyer Bank, with Buyer Bank surviving.

2.2      Effective Time; Closing
         -----------------------

         The Company Merger shall become effective at the Effective Time. The Articles of Merger shall be filed as soon after the Closing as is practicable.

2.3      Treatment of Capital Stock
         --------------------------

         Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Company Merger and without any action on the part of any shareholder:

         (a) each share of Buyer's common stock shall continue unchanged as the same share of Buyer's common stock;

         (b) each share of Seller Common Stock issued and outstanding (224,776 shares) immediately prior to the Effective Time (other than Dissenting Shares and unvested shares of Seller Restricted Stock) shall, by virtue of the Company Merger, and without any action of any kind by any person or entity, be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, the right to receive either the Cash Merger Consideration or the Stock Merger Consideration; provided, however, that each share of Seller Common Stock which is owned beneficially or of record by Seller (including treasury shares) or Buyer or any of their respective Subsidiaries (other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted) shall be canceled and retired without consideration or conversion. The Cash Merger Consideration and the Stock Merger Consideration are sometimes referred to herein collectively as the "Merger Consideration".

         (c) Notwithstanding any other provision of this Agreement, no fraction of a share of Buyer Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Buyer shall pay to each holder of Seller Common Stock who would otherwise be entitled to a fraction of a share of Buyer Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Market Value.

2.4      Election and Proration Procedures
         ---------------------------------

         (a) An election form ("Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent in such form as Seller and Buyer shall mutually agree shall be mailed not more than 45 days nor fewer than 30 days prior to the Closing Date to each holder of record of shares of Seller Common Stock (other than holders of Dissenting Shares or shares of Seller Common Stock to be canceled as provided in Section 2.3(b)) as of a record date as close as practicable to the date of mailing and mutually agreed to by Buyer and Seller. The Exchange Agent will use its best efforts to make the Election Form available to the persons who become shareholders of Seller during the period between such record date and the Closing Date.

         (b) Each Election Form shall entitle the holder of more than 100 shares of Seller Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Merger Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Merger Consideration for all of such holder's shares (a "Stock Election"), or (iii) make no election or to indicate that such holder has no preference as to the receipt of the Cash Merger Consideration or the Stock Merger Consideration (a "Non-Election"). At the election of the Buyer, all or part of the holders of 100 shares or less of Seller Common Stock may automatically be required to receive all Cash Merger Consideration. Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Seller Common Stock held by that Representative for a particular beneficial owner. Shares of Seller Common Stock as to which a Cash Election has been made are referred to herein as "Cash Election Shares." Shares of Seller Common Stock as to which a Stock Election has been made are referred to herein as "Stock Election Shares." Shares of Seller Common Stock as to which no election has been made are referred to as "Non-Election Shares." The aggregate number of shares of Seller Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

         (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. Eastern time on the fifth business day immediately preceding the Closing Date (or such other time and date as Seller and Buyer may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by Buyer pursuant to Section 2.5(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Seller Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Seller shareholder may at any time prior to the Election Deadline change his election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Seller shareholder may, at any time prior to the Election Deadline, revoke his election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Buyer and Seller that this Agreement has been terminated. If a shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of Seller Common Stock held by such shareholder shall be designated Non-Election Shares. Buyer shall cause the Certificates representing Seller Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

         (d) Notwithstanding any other provision contained in this Agreement, no more than 55% and no less than 50.1% of the total number of shares of Seller Common Stock outstanding at the Effective Time, (the final number falling within such range being the "Stock Conversion Number"), shall be converted into the Stock Merger Consideration and the remaining outstanding shares of Seller Common Stock shall be converted into the Cash Merger Consideration (in each case, excluding (i) shares of Seller Common Stock to be canceled as provided in
Section  2.3(b) and (ii)

Dissenting Shares (the shares remaining outstanding after such exclusion constituting, for purposes of this Agreement, the "Outstanding Seller Shares")); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the IRC, as reasonably determined by counsel to Buyer and Seller, Buyer shall increase the number of outstanding Seller shares that will be converted into the Stock Merger Consideration and reduce the number of outstanding Seller shares that will be converted into the right to receive the Cash Merger Consideration.

         (e) Within five business days after the later to occur of the Election Deadline or the Closing Date, Buyer shall cause the Exchange Agent to effect the allocation among holders of Seller Common Stock of rights to receive the Cash Merger Consideration and the Stock Merger Consideration as follows:

                  (i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Merger Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Merger Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Merger Consideration;

                  (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Merger Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                           (A)  if the Shortfall Number is less than or equal to
the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Merger Consideration and each holder of Non-Election Shares shall receive the Stock Merger Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Merger Consideration; or

                           (B)  if the Shortfall Number exceeds  the  number  of
Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Merger Consideration, and each holder of Cash Election Shares shall receive the Stock Merger Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Merger Consideration.

         For purposes of this Section 2.4(e), if Buyer is obligated to increase the number of Outstanding Seller Shares to be converted into shares of Buyer Common Stock as a result of the application of the last clause of Section 2.4(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 2.4(e).

2.5      Exchange Procedures
         -------------------

         (a) Appropriate transmittal materials ("Letter of Transmittal") in a form satisfactory to Buyer and Seller shall be mailed as soon as practicable after the Closing Date to each holder of record of Seller Common Stock as of the Closing Date who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Seller Common Stock to be converted thereby.

         (b) At and after the Closing Date, each Certificate (except as specifically set forth in Section 2.3(b)) shall represent only the right to receive the Merger Consideration.

         (c) At the Effective Time, Buyer shall make available to the Exchange Agent, for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 2.5, an amount of cash sufficient to pay the aggregate Cash Merger Consideration and the aggregate amount of cash in lieu of fractional shares to be paid pursuant to Section 2.3(c), and Buyer shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of Buyer Common Stock to provide for payment of the aggregate Stock Merger Consideration.

         (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Buyer may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor (m) a certificate representing that number of whole shares of Buyer Common Stock that such holder has the right to receive pursuant to Section 2.3(b), if any, and (n) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.3(b), if any, (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.3(c)) and any dividends or other distributions to which such holder is entitled pursuant to this Section 2.5. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Buyer Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Buyer Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Seller Common Stock not registered in the transfer records of Seller, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Seller Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Buyer and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

         (e) No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock shall be remitted to any person entitled to receive shares of Buyer Common Stock hereunder until such person surrenders his Certificates in accordance with this Section 2.5. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such person's Certificates.

         (f) The stock transfer books of Seller shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Seller of any shares of Seller Common Stock. If, after the Effective Time, Certificates are presented to Buyer, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.5.

         (g) Any portion of the aggregate  amount of cash to be paid pursuant to
Section 2.3, any  dividends or other  distributions  to be paid pursuant to this
Section 2.5 or any proceeds from any investments thereof that remains unclaimed by the shareholders of Seller for six months after the Effective Time shall be repaid by the Exchange Agent to Buyer upon the written request of Buyer. After such request is made, any shareholders of Seller who have not theretofore complied with this Section 2.5 shall look only to Buyer for the Merger Consideration deliverable in respect of each share of Seller Common Stock such shareholder holds, as determined pursuant to Section 2.3 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Buyer (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Seller Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (h) Buyer and the Exchange Agent shall be entitled to rely upon Seller's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the

Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.3.

         (j) Buyer shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any holder of Certificates, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

2.6      Options and Restricted Stock
         ----------------------------

         (a) At the Effective Time, each Seller Option (15,709) granted and outstanding to an eligible individual (an "Optionee") under Seller's Stock Option Plan shall be cancelled and extinguished in consideration and exchange for the right to receive a cash payment equal to the Cash Merger Consideration less $8.50 (the applicable option exercise price per share), less applicable federal and state tax withholding obligations of the Optionee ("Cash-out"). Such Cash-out shall be paid as of the Effective Time by Seller to the Optionee following receipt by Seller of a Cancellation Agreement, in form and substance similar to Exhibit 2.6(a), delivered by the Optionee to Seller.

         (b) At the Effective Time, each awarded but unvested share of Seller Restricted Stock under Seller's Restricted Stock Plan shall be cancelled and extinguished in consideration and exchange for the right to receive a cash payment from Seller equal to the Cash Merger Consideration for each such share of Seller Restricted Stock, subject to applicable federal and state tax withholding obligations of Seller, together with accumulated but undistributed dividends on such Seller Restricted Stock following receipt by Seller Bank of a Cancellation Agreement, in form and substance similar to Exhibit 2.6(b), delivered by the Restricted Stock Recipient to Seller Bank.

2.7      Dissenting Shares
         -----------------

         (a) Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the PBCL; provided, however, that if, in accordance with the PBCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the PBCL.

         (b) Seller shall give Buyer (i) prompt notice of any written objections to the Company Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the PBCL received by Seller and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the PBCL. Seller shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

         (c) No more than 7% of the outstanding shares of Seller Common Stock shall be Dissenting Shares.

2.8      Additional Actions
         ------------------

         If, at any time after the Effective Time, Buyer shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Seller acquired or to be acquired by Buyer as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Buyer and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Buyer are fully authorized in the name of Seller or otherwise to take any and all such action.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER BANK

         Seller and Seller Bank represent and warrant to Buyer as follows:

3.1      Capital Structure
         -----------------

         The authorized capital stock of Seller consists of 4,000,000 shares of Seller Common Stock and 2,000,000 shares of Seller Preferred Stock. As of the date hereof, 224,776 shares of Seller Common Stock are outstanding (including 3,886 shares of Seller Restricted Stock held by Seller's Restricted Stock Plan), 13,274 shares of Seller Common Stock are held in treasury, and no shares of Seller Preferred Stock have been issued. All outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Seller Common Stock have been issued in violation of the preemptive rights of any person, firm or entity. Except for (i) Seller Options to acquire not more than 15,709 shares of Seller Common Stock as of the date hereof, as set forth on Schedule 3.14(j) hereto, and
(ii) 3,886 unvested shares of Seller Restricted Stock as of the date hereof as set forth on Schedule 3.1(ii) hereto, there are no Rights authorized, issued or outstanding with respect to the capital stock of Seller as of the date hereof.

3.2     Organization, Standing and Authority of Seller
        ----------------------------------------------

         Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Seller is a savings and loan holding company under the SLHCA and subject to the regulation and supervision by the OTS. Seller has heretofore delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of Seller as in effect as of the date hereof.

3.3     Ownership of Seller Subsidiary
        ------------------------------

         Schedule 3.3 sets forth the name, jurisdiction of incorporation and percentage of ownership of Seller Bank as Seller's only Significant Subsidiary. Except for (x) capital stock of Seller Bank, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (z) securities and other interests which are set forth on Schedule 3.3, Seller does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than 5% of any entity. The outstanding shares of capital stock or other ownership interests of Seller Bank has been duly authorized and validly issued, are fully paid and nonassessable, and are directly owned by Seller free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of Seller Bank, and there are no agreements, understandings or commitments relating to the right of Seller to vote or to dispose of such capital stock or other ownership interests.

3.4      Organization, Standing and Authority of Seller Bank
         ---------------------------------------------------

         Seller Bank is a federally-chartered stock savings bank duly organized, validly existing and in good standing with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Seller Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The deposit accounts of Seller Bank are insured by the FDIC to the maximum extent permitted by the FDIA and Seller Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Seller has heretofore delivered to Buyer true and complete copies of the Charter and Bylaws of Seller Bank as in effect as of the date hereof.

3.5      Authorized and Effective Agreement
         ----------------------------------

         (a) Seller has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of Seller's shareholders of this Agreement and subject to the amendment of Seller's Articles of Incorporation and to the amendment of the Charter of Seller Bank, if necessary, with respect to acquisitions of more than 10% of the outstanding shares of Seller and Seller Bank) to perform all of its respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been deemed advisable by the Board and duly authorized and approved by all necessary corporate action in respect thereof on the part of Seller, except for the approval of this Agreement by Seller's shareholders. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 USC 1818(6) or by the appointment of a conservator by the FDIC.

         (b) Neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof and subject to the amendment of Seller's Articles of Incorporation and to the amendment of the Charter of Seller Bank, if necessary, with respect to acquisitions of more than 10% of the outstanding shares of Seller and Seller Bank (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Seller or the equivalent documents of Seller Bank, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller or Seller Bank pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or Seller Bank is a party, or by which any of their respective properties or assets may be bound or affected, or
(iii) subject to receipt of all required governmental and shareholder approvals, violates any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or Seller Bank.

         (c) To the best knowledge of Seller, and subject to the amendment of Seller's Articles of Incorporation and to the amendment of the Charter of Seller Bank, if necessary, with respect to acquisitions of more than 10% of the outstanding shares of Seller and Seller Bank, except for (i) the filing of applications and notices with and the approvals of the OTS, the FDIC and FRB,
(ii) the filing of applications with the Department and the approvals of the Department, (iii) the filing and clearance of the Proxy Statement relating to the meeting of shareholders of Seller to be held pursuant to Section 5.2 hereof with the SEC, (iv) the approval of this Agreement and the transactions contemplated hereby by the requisite vote of the shareholders of Seller, (v) the filing of Articles of Combination with the OTS and Articles of Merger with the Department in connection with the Bank Merger, (vi) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania in connection with the Company Merger, and (vii) review of the Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Seller or Seller Bank in connection with (x) the execution and delivery by Seller of this Agreement and the completion of the transactions contemplated hereby, or (y) the Merger. Seller, as the sole shareholder of Seller Bank, has taken all necessary shareholder action to approve the Bank Merger.

         (d) As of the date hereof, neither Seller nor Seller Bank is aware of any reasons relating to Seller or Seller Bank (including CRA compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the Merger as shall be necessary for the completion of the Merger and the continuation by Buyer after the Effective Time of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which could materially impair the value of Seller or Seller Bank to Buyer.

3.6      Securities Documents and Regulatory Reports
         -------------------------------------------

         (a) For the period commencing July 1, 1998, Seller has timely filed with the SEC and the NASD all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) For the period commencing July 1, 1998, each of Seller and Seller Bank has duly filed with the OTS, FDIC, and any other applicable federal banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Seller and Seller Bank by the OTS and the FDIC, neither Seller nor Seller Bank was required to correct or change any action, procedure or proceeding which Seller or Seller Bank believes has not been corrected or changed as required.

3.7      Financial Statements
         --------------------

         (a) Seller has previously delivered or made available to Buyer accurate and complete copies of the Seller Financial Statements, which are accompanied by the audit report of S.R. Snodgrass, independent certified public accountants with respect to Seller. The Seller Financial Statements, as well as the Seller Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Seller as of the respective dates set forth therein, and the consolidated income, changes in shareholders' equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein.

         (b) Each of the Seller Financial Statements referred to in Section 3.7(a) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of Seller have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of Seller and Seller Bank are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and Seller Bank.

         (c) Except and to the extent (i) reflected, disclosed or provided for in the Seller Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transactions contemplated by this Agreement, neither Seller nor Seller Bank has any liabilities, whether absolute, accrued, contingent or otherwise.

3.8      Material Adverse Change
         -----------------------

         Since January 1, 2001, except as set forth on Schedule 3.8 hereto, (i) Seller and Seller Bank have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Seller.

3.9      Environmental Matters
         ---------------------

         (a) Seller and Seller Bank are in compliance with all Environmental Laws. Neither Seller nor Seller Bank has received any communication alleging that Seller or Seller Bank is not in such compliance and, to the best knowledge of Seller, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) None of the properties owned, leased or operated by Seller or Seller Bank has been or is in violation of or liable under any Environmental Law.

         (c) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Seller or Seller Bank or against any person or entity whose liability for any Environmental Claim Seller or Seller Bank has or may have retained or assumed either contractually or by operation of law.

         (d) Except in the ordinary course of its loan underwriting activities, and except as set forth on Schedule 3.9(d) hereto, Seller has not conducted any environmental studies or real estate tests during the past five years with respect to any properties owned by it or by Seller Bank as of the date hereof.

3.10     Tax Matters
         -----------

         (a) Seller and Seller Bank have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither Seller nor Seller Bank will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by Seller and its Subsidiaries are complete and accurate in all material respects. Neither Seller nor Seller Bank is delinquent in the payment of any tax, assessment or governmental charge or has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof. The federal, state and local income tax returns of Seller and Seller Bank have not been audited by the applicable tax authorities during the past ten years. There are currently no agreements in effect with respect to

Seller or Seller Bank to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any such return is pending or, to the best of Seller's knowledge, threatened.

         (c) Except as set forth on Schedule 3.10(c), neither Seller nor Seller Bank (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or Seller Bank (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply.

3.11     Legal Proceedings
         -----------------

         There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Seller, that are unasserted or threatened against Seller or Seller Bank or against any asset, interest or right of Seller or Seller Bank, or against any officer, director or employee of either of them. Neither Seller nor Seller Bank is a party to any order, judgment or decree that would have a Material Adverse Effect.

3.12     Compliance with Laws
         --------------------

         (a) Each of Seller and Seller Bank has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and will not be adversely affected by virtue of the completion of the Merger; and to the best knowledge of Seller, no suspension or cancellation of any of the same is threatened.

         (b) Except as set forth on Schedule 3.12(b), neither Seller nor Seller Bank is in violation of its respective Articles of Incorporation, Charter or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all banking (including all regulatory capital requirements), truth-in-lending, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity; and neither Seller nor Seller Bank has received any notice or communication from any Governmental Entity asserting that Seller or Seller Bank is in violation of any of the foregoing. Except as set forth on Schedule 3.12(b), neither Seller nor Seller Bank is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to savings banks or holding companies thereof issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing.

3.13     Certain Information
         -------------------

         None of the information relating to Seller and Seller Bank supplied or to be supplied by them for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.14     Employee Benefit Plans
         ----------------------

         (a) Schedule 3.14 lists all Seller Employee Plans, complete and accurate copies of which have been delivered to Buyer (including amendments and agreements relating thereto) together with, in the case of tax-qualified plans,
(i) the most recent actuarial and financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

         (b) Seller, Seller Bank, any Seller Defined Benefit Plan or, to the best of Seller's knowledge, any fiduciary of a Seller Defined Benefit Plan, have incurred no material liability to the PBGC or the IRS with respect to any Seller Defined Benefit Plan. To the best of Seller's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any Seller Defined Benefit Plan.

         (c) Neither Seller nor Seller Bank participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         (d) A favorable determination letter has been issued by the IRS with respect to each Seller Defined Benefit Plan or Seller Employee Plans, including Seller ESOP, which is intended to qualify under Section 401 of the Code to the effect that such Seller Defined Benefit Plan and Seller Employee Plans, including Seller ESOP, is qualified under Section 401 of the Code, and the trust associated with such Seller Defined Benefit Plan and Seller Employee Plans, including Seller ESOP, is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Seller's knowledge, is threatened to be revoked, and Seller does not know of any ground on which such revocation may be based. Neither Seller nor Seller Bank has any liability under any such Seller Defined Benefit Plan and Seller Employee Plans, including Seller ESOP, that is not reflected in the Seller Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

         (e) No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code or pursuant to a class or administrative exemption granted under those sections) has occurred with respect to any Seller Employee Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on Seller.

         (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Seller Employee Plan or ERISA; except as disclosed in the Seller Financial Statements, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Seller Defined Benefit Plan, and except as set forth on Schedule 3.14(f), there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Seller Defined Benefit Plan.

         (g) The Seller Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations. All contributions required to be made to Seller Employee Plans at the date hereof have been made, and all contributions required to be made to Seller Employee Plans as of the Effective Time will have been made as of such date.

         (h) There are no pending or, to the best knowledge of Seller, threatened claims (other than routine claims for benefits) by, on behalf of or against any of Seller Employee Plans or any trust related thereto or any fiduciary thereof.

         (i) Neither Seller nor Seller Bank has made any payments, or is or has been a party to any agreement or any Seller Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments, that are not or will not be deductible because of Sections 162(m) or 280G of the Code.

         (j) Except as disclosed at Schedule 3.14(j), there are no stock options to acquire Seller Common Stock that have been awarded to any individuals under Seller's Stock Option Plan that are outstanding as of the date of executing this Agreement or the Effective Time.

         (k) Schedule 3.14(k) contains information with respect to any financial reporting accruals established with respect to any Seller Supplemental Retirement Plan and a schedule of all participants under any such plans, the projected benefits obligations of such participants as of the date of such financial reporting accruals, and the estimated payments to be made to each participant upon termination of such plan in accordance with Section 5.10(i) hereof.

3.15     Certain Contracts
         -----------------

         (a) Except as set forth on Schedule 3.15 hereto, neither Seller nor Seller Bank is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument, relating to the borrowing of money by Seller or Seller Bank (other than in the case of Seller Bank deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Seller or Seller Bank of any obligation, other than by Seller Bank in the ordinary course of its banking business, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Seller or Seller Bank, (iii) any agreement, arrangement or understanding (other than as set forth in this Agreement) pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or Seller Bank upon execution of this Agreement or upon or following completion of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which Seller or Seller Bank is obligated to indemnify any director, officer, employee or agent of Seller or Seller Bank, other than as set forth in Seller Employee Plans and in the Articles of Incorporation, Bylaws or other governing documents of Seller and Seller Bank; (v) any agreement, arrangement or understanding to which Seller or Seller Bank is a party or by which any of the same is bound which limits the freedom of Seller or Seller Bank to compete in any line of business or with any person; (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC, or any other regulatory agency; or (vii) any agreement, arrangement or understanding which would be required to be filed as an exhibit to Seller's Annual Report on Form 10-KSB under the Exchange Act and which has not been so filed.

         (b) Neither Seller nor Seller Bank is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.16     Brokers and Finders
         -------------------

         Except for the agreement with Capital Resources Group, Inc., as set forth on Schedule 3.16 hereto, neither Seller nor Seller Bank nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.17     Insurance
         ---------

         Each of Seller and Seller Bank is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

3.18     Properties
         ----------

         All real and personal property owned by Seller or Seller Bank or presently used by either of them in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and Seller Bank in the ordinary course of business consistent with their past practices. Seller has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of its properties and assets, real and personal, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are de minimis in character, amount or extent and (iv) as reflected in the Seller Financial Statements. All real and personal property which is material to Seller's business on a consolidated basis and leased or licensed by Seller or Seller Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time. All improved real property owned by Seller or Seller Bank is in compliance with all applicable zoning laws.

3.19     Labor
         -----

         No work stoppage involving Seller or Seller Bank is pending or, to the best knowledge of Seller, threatened. Neither Seller nor Seller Bank is involved in or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of Seller or Seller Bank. Employees of Seller and Seller Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Seller's knowledge, there have been no efforts to unionize or organize any employees of Seller or Seller Bank during the past five years.

3.20     Allowance for Loan Losses
         -------------------------

         The allowance for loan losses reflected on Seller's consolidated statement of financial condition included in the Seller Financial Statements is, and will be in the case of subsequently delivered the Seller Financial Statements, in the opinion of Seller's management, adequate in all material respects as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries. The real estate owned, if any, reflected in the Seller Financial Statements is, and will be in the case of subsequently delivered the Seller Financial Statements, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.

3.21     Material Interests of Certain Persons
         -------------------------------------

         (a) No officer or director of Seller, Seller Bank or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such person has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or Seller Bank.

         (b) Except as set forth on Schedule 3.21(b), there are no Insider Loans as of the date hereof.

3.22    Fairness Opinion
        ----------------
         Seller has received an opinion from Capital Resources Group, Inc. to the effect that, as of the date hereof, the Merger Consideration to be received by shareholders of Seller pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.23     Disclosures
         -----------

         None of the representations and warranties of Seller or any of the written information or documents furnished or to be furnished by Seller to Buyer in connection with or pursuant to this Agreement or the completion of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

3.24     No Undisclosed Liabilities
         --------------------------

         Seller and Seller Bank do not have any liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller or Seller Bank giving rise to any such liability) required in accordance with generally accepted accounting principles to be reflected in an audited consolidated balance sheet of Seller, except and to the extent (i) reflected, disclosed or provided for in the Seller Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transactions contemplated by this Agreement.

3.25     Loan Portfolio
         --------------

         (i) All loans and discounts shown on the Seller Financial Statements or which were entered into after the date of the most recent balance sheet included in the Seller Financial Statements were and shall be made for good, valuable and adequate consideration in the ordinary course of the business of Seller and Seller Bank, in accordance with sound banking practices, and are not subject to any known defenses, set-offs or counter-claims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency or similar laws or by general principles of equity, (ii) the notes or other evidence of indebtedness evidencing such loans in all forms of pledges, mortgages and other collateral documents and security agreements are and shall be in force, valid, true and genuine and what they purport to be, and
(iii) except as set forth on Schedule 3.25(iii), Seller and Seller Bank have complied and shall prior to the Effective Time comply with all laws and regulations relating to such loans.

3.26     Investment Portfolio
         --------------------

         All investment securities held by Seller or Seller Bank, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including but not limited to, FAS 115.

3.27    Interest Rate Risk Management Instruments
        -----------------------------------------

         Schedule 3.27 sets forth any interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or agreements, whether entered into for the account of

Seller or Seller Bank or for the account of a customer of Seller or Seller Bank. All such arrangements and agreements were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counter parties believed to be financially responsible at the time and are legal, valid and binding obligations of Seller or Seller Bank in force in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws effecting the enforceability of creditors rights generally from time to time and effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Seller and Seller Bank have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued; and, to Seller's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.28     Interim Events
         --------------

         Since January 1, 2001, except as set forth on Schedule 3.28, neither Seller nor Seller Bank have paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date hereof would require the prior written consent of Buyer pursuant to Section 5.6 hereof.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

4.1      Organization, Standing and Authority of Buyer
         ---------------------------------------------

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Buyer is a bank holding company under the BHCA and subject to the regulations of the Federal Reserve Board. Buyer has heretofore delivered to Seller true and complete copies of the Articles of Incorporation and Bylaws of Buyer as in effect as of the date hereof.

4.2      Ownership of Buyer Subsidiaries
         -------------------------------

         Schedule 4.2 sets forth the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Buyer Subsidiary and identifies Buyer Bank as Buyer's only Significant Subsidiary. The outstanding shares of capital stock or other ownership interests of each Buyer Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are directly owned by Buyer free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of Buyer Subsidiaries and there are no agreements, understandings or commitments relating to the right of Buyer to vote or to dispose of such capital stock or other ownership interests.

4.3      Organization, Standing and Authority of Buyer Subsidiaries
         ----------------------------------------------------------

         Each of the Buyer Subsidiaries is a savings bank, corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and each of the Buyer Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The deposit accounts of Buyer Bank are insured by the FDIC to the maximum extent permitted by the FDIA and Buyer Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Buyer has heretofore delivered to Seller true and complete copies of the Articles of Incorporation and Bylaws of Buyer Bank as in effect as of the date hereof.

4.4      Authorized and Effective Agreement
         ----------------------------------

         (a) Buyer has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been deemed advisable by the Boards of Directors of Buyer and Buyer Bank and duly authorized and approved by all necessary corporate action in respect thereof on the part of Buyer and Buyer Bank. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) Neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Buyer or the equivalent documents of any Buyer Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Buyer or any Buyer Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any Buyer Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violates any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any Buyer Subsidiary.

         (c) To the best knowledge of Buyer, except for (i) the filing of applications and/or notices with and the approvals of the OTS, the FDIC and the FRB, (ii) the filing of applications with the Department and the approvals of the Department, (iii) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania in connection with the Company Merger,
(iv) the filing of Articles of Combination with the OTS and Articles of Merger with the Department in connection with the Bank Merger, and (v) review of the Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Buyer, Merger Sub or Buyer Bank in connection with (x) the execution and delivery by Buyer of this Agreement, and the completion of the transactions contemplated hereby, or (y) the Merger. Buyer, as sole shareholder of Buyer Bank, has taken all necessary shareholder action to approve the Bank Merger.

         (d) As of the date hereof, neither Buyer nor Buyer Bank is aware of any reasons relating to Buyer or Buyer Bank (including CRA compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the Merger as shall be necessary for completion of the Merger and continuation by Buyer after the Effective Time of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which could impair the value of Seller or Seller Bank to Buyer.

4.5      Securities Documents and Regulatory Reports
         -------------------------------------------

         (a) Since October 1, 1998, Buyer has timely filed with the SEC and the NASD all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of Buyer and Buyer Bank has since October 1, 1998, duly filed with the Federal Reserve Board, FDIC, the Department and any other applicable federal or state banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Buyer and Buyer Bank by the Federal Reserve Board, FDIC, and Department, neither Buyer nor Buyer Bank was required to correct or change any action, procedure or proceeding which Buyer or Buyer Bank believes has not been corrected or changed as required.

4.6      Financial Statements
         --------------------

         (a) Buyer has previously delivered or made available to Seller accurate and complete copies of the Buyer Financial Statements, which are accompanied by the audit reports of KPMG, independent certified public accountants with respect to Buyer. The Buyer Financial Statements fairly present the consolidated financial condition of Buyer as of the respective dates set forth therein, and the consolidated income, changes in equity and cash flows of Buyer for the respective periods or as of the respective dates set forth therein.

         (b) Each of the Buyer Financial Statements referred to in Section 4.6(a) has been prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of Buyer have been conducted in accordance with generally accepted auditing standards. The books and records of Buyer and the Buyer Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and all such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities and affairs of Buyer and its Subsidiaries.

         (c) Except to the extent (i) reflected, disclosed or provided for in the Buyer Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transaction contemplated by this Agreement, neither Buyer nor any Buyer Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise.

4.7      Material Adverse Change
         -----------------------

         Since September 30, 2000, (i) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

4.8      Legal Proceedings
         -----------------

         There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Buyer, that are unasserted or threatened against Buyer or any of its Subsidiaries or against any asset, interest or right of Buyer or any of its Subsidiaries, or against any officer, director or employee of any of them. Neither Buyer nor any Buyer Subsidiary is a party to any order, judgment or decree.

4.9      Certain Information
         -------------------

         None of the information relating to Buyer and its Subsidiaries supplied or to be supplied by them for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.10     Brokers and Finders
         -------------------

         Neither Buyer nor any Buyer Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.11     Disclosures
         -----------

         None of the representations and warranties of Buyer or any of the written information or documents furnished or to be furnished by Buyer to Seller in connection with or pursuant to this Agreement or the completion of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

4.12     Financial Resources
         -------------------

         Buyer has the financial wherewithal and has, or will have prior to the Effective Time, sufficient internal funds to perform its obligations under this Agreement. Buyer and Buyer Bank are, and will be immediately following the Merger, in material compliance with all applicable capital, debt and financial and non-financial regulations of state and federal banking agencies having jurisdiction over them.

                                    ARTICLE V
                                   COVENANTS

5.1      Reasonable Best Efforts
         -----------------------

         Subject to the terms and conditions of this Agreement, each of Seller and Buyer (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Merger as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end. If necessary to complete Bank Merger, Seller, as sole shareholder of Seller Bank, shall cause Seller Bank to amend its Charter to facilitate the completion of the Bank Merger prior to the Effective Time.

5.2      Shareholder Meeting
         -------------------

         Seller shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby, and Seller shall use its best efforts to hold such meeting within 90 days of the date of this Agreement. The Board of Directors of Seller will recommend that the shareholders of Seller approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors of Seller may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

5.3      Regulatory Matters
         ------------------

         (a) The parties hereto shall promptly cooperate with each other in the preparation and filing of Buyer's Registration Statement and the Proxy Statement relating to the meeting of shareholders of Seller to be held pursuant to Section
5.2 of this Agreement. Each of Buyer and Seller shall use its reasonable best efforts to have Buyer's Registration Statement and the Proxy Statement approved for mailing in definitive form as promptly as practicable and thereafter Seller shall promptly mail to its shareholders the Proxy Statement.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file within thirty (30) days after the date hereof or as soon thereafter as is reasonably practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement. Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The parties hereto agree that they will use their reasonable best efforts to cause the Closing Date to occur by March 1, 2002.

         (c) Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors and officers, the shareholders of Seller and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Buyer Bank, Merger Sub, Seller or Seller Bank to any Governmental Entity in connection with the transactions contemplated hereby.

         (d) Buyer and Seller shall promptly furnish each other with copies of written communications received by Buyer or Seller, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.4      Investigation and Confidentiality
         ---------------------------------

         (a) The Seller shall permit the Buyer and its representatives reasonable access to its properties and personnel, and shall disclose and make available to the Buyer, upon the Buyer's reasonable request, all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Seller and Seller Bank, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the Buyer may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of Seller providing such access, not unduly interfere with normal operations. Seller and Seller Bank shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the Buyer and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations. Representatives of Buyer or Buyer

Bank shall be given notice of and shall be entitled to attend meetings of the Boards of Directors of Seller and Seller Bank after the date hereof, provided that the Chairman of such meetings shall be entitled to exclude such representatives of Buyer or Buyer Bank from discussions at such meetings, if the Board of Directors determines, consistent with the exercise of its fiduciary duties, that it is in the best interests of Seller and its shareholders to exclude such representatives.

         (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until completion of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall either destroy or return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

5.5      Press Releases
         --------------

         Buyer and Seller agree that they will not issue any press release related to this Agreement or the transactions contemplated hereby, without first consulting with the other party as to the form and substance of public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

5.6      Business of the Parties
         -----------------------

         (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Seller and Seller Bank shall carry on their respective businesses in the ordinary course consistent with past practice. During such period, Seller also will use all reasonable efforts to (x) preserve its business organization and that of Seller Bank intact, (y) keep available to itself and Buyer the present services of the employees of Seller and Seller Bank and (z) preserve for itself and Buyer the goodwill of the customers of Seller and Seller Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, or as expressly contemplated hereby, between the date hereof and the Effective Time, Seller shall not, and shall cause Seller Bank not to:

                  (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Seller

         Common Stock, except for a regular annual cash dividend at a rate not in excess of the result obtained by prorating the most recently paid rate, $0.20 per share, for the number of full months elapsed since the end of the last annual period for which a dividend was paid (i.e., the year ended December 31, 2000); provided, however, that nothing contained herein shall be deemed to affect the ability of Seller Bank to pay dividends on its capital stock to Seller;

                  (ii) issue any shares of its capital stock, other than upon exercise of Seller Options referred to in Section 3.1 hereof; issue, grant, modify or authorize any Rights; purchase any shares of Seller Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                  (iii) amend its Articles of Incorporation, Charter, Bylaws or similar organizational documents, unless such amendment shall be necessary to complete the Company Merger or Bank Merger; impose, or suffer the imposition, on any share of stock or other ownership interest held by Seller in a Subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

                  (iv) except as may be required by law, increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, provided that Seller may pay bonuses at the Effective Time as provided under Section 5.10(h) hereof;

                  (v) enter into or,  except as may be  required  by law and for amendments contemplated by Section 5.10 hereof, modify any Seller Employee Plan or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any Seller Defined Benefit Plan, Seller SEP or the Seller ESOP (other than as required by law or regulation or in a manner and amount consistent with past practices or as required by the Plan documents);

                  (vi) originate or purchase any loan in excess of $100,000 with respect to loans secured by one- to four-family properties and in excess of $200,000 with respect to loans secured by commercial properties; provided, however, that Seller may originate or purchase loans in excess of the aforementioned limits with the prior approval, in writing, of Buyer;

                  (vii) enter into (w) any transaction, agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by Seller or Seller Bank or guarantee by Seller or Seller Bank of any such obligation, except in the case of Seller Bank for deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment, provided that Seller and Seller Bank may employ an employee in the ordinary course of business if the employment of such employee is terminable by Seller or Seller Bank at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

                  (viii) change its method of accounting in effect for the year ended December 31, 2001, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

                  (ix) make any expenditures in excess of $5,000 individually or $10,000 in the aggregate, other than (a) in the ordinary course of business, (b) in connection with the transactions contemplated by this Agreement, (c) pursuant to binding commitments that are listed on
         Schedule 5.6(ix), and are existing on the date hereof, and (d) expenditures necessary to maintain existing assets in good repair; or
         (e) enter into any new lease or lease renewal of real property or any new lease or lease renewal of personal property;

                  (x) except with respect to renewals of locations existing on the date of this Agreement, file any applications or make any contract with respect to branching or site location or relocation;

                  (xi) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity;

                  (xii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                  (xiii) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

                  (xiv) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                  (xv) take any action that would result in any of the representations and warranties of Seller contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Sections 6.1 or 6.3 hereof not to be satisfied;

                  (xvi) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of Buyer or Seller to perform its covenants and agreements under this Agreement; or

                  (xvii) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates; or

                  (xviii)  agree to do any of the foregoing.

         (b) Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and directly involving Seller, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Seller.

         (c) Except with the prior written consent of Seller or as expressly contemplated hereby, between the date hereof and the Effective Time, Buyer shall not, and shall cause each Buyer Subsidiary not to:

                  (i) take any action that would result in any of the representations and warranties of Buyer contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Sections 6.1 or 6.2 hereof not to be satisfied;

                  (ii) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of Buyer or Seller to perform its covenants and agreements under this Agreement; or

                  (iii)    agree to do any of the foregoing.

5.7      Certain Actions
         ---------------

         Seller shall not, and shall cause Seller Bank not to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, purchase of all or a substantial portion of the assets of, or any equity interest in, Seller or Seller Bank (other than with Buyer or an affiliate thereof), provided, however, that the Board of Directors of Seller may furnish such information or participate in such negotiations or discussions if such Board of Directors, after having consulted with and considered the written opinion of outside counsel, has determined that the failure to do the same is likely to constitute a breach of fiduciary duties of such directors under applicable law. Seller will promptly inform Buyer orally and in writing of any such request for information or of any such negotiations or discussions, identifying the parties thereto and any proposed terms thereof, as well as instruct its and Seller Bank's directors, officers, representatives and agents to refrain from taking any action prohibited by this Section.

5.8      Current Information
         -------------------

         (a) During the period from the date hereof to the Effective Time, Seller shall, upon the request of Buyer, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Buyer regarding Seller's financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than two business days after filing, Seller will deliver to Buyer all reports filed by it under the Exchange Act subsequent to the date hereof. Seller also will deliver to Buyer each thrift financial report or similar report filed by it or Seller Bank with the OTS concurrently with the filing of such report. Within fifteen (15) days after the end of each month, Seller will deliver to Buyer its monthly Board reports of the unaudited balance sheet and unaudited statement of income, without related notes, for such month prepared in accordance with GAAP for each of Seller and Seller Bank.

         (b) During the period from the date hereof to the Effective Time, Buyer shall, upon the request of Seller, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Seller regarding Buyer's financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than five business days after filing, Buyer will deliver to Seller all reports filed by it under the Exchange Act subsequent to the date hereof. Within fifteen (15) days after the end of each month, Buyer will deliver to Seller its monthly Board reports of the unaudited balance sheet and unaudited statement of income, without related notes, for such month prepared in accordance with GAAP for each of Buyer and Buyer Bank.

5.9      Indemnification; Insurance
         --------------------------

         (a) From and after the Effective Time, Buyer agrees for a period of six years, to indemnify and hold harmless the past and present directors and officers of Seller and Seller Bank (the "Indemnified Parties") for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified and held harmless under the respective Articles of Incorporation, Charter or Bylaws of Seller and Seller Bank in the form in effect at the date of this Agreement, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation, Charter or Bylaws of Seller or Seller Bank as of the date hereof, to the extent permissible under applicable law as of the date hereof, arising out of matters existing or occurring at or prior to the Effective Time, shall survive the Merger and shall continue in full force and effect. Buyer will provide, or cause to be provided, for a period of not less than three years from and after the Effective Time, an insurance and indemnification policy that provides the officers and directors of Seller and Seller Bank immediately prior to the Effective Time coverage no less favorable than as currently provided by Seller to such officers and directors. At the request of Buyer, Seller shall use reasonable efforts to procure the insurance coverage referred to in the preceding sentence prior to the Effective Time.

         (b) In the event that Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

5.10     Employees and Employee Benefit Plans
         ------------------------------------

         (a) Former full time employees of Seller or Seller Bank who remain employed by Buyer or Buyer Bank will be eligible to participate in the Buyer's benefit plans, other than the Buyer's employee stock ownership plan, on the earliest date permitted by such plan, with credit for years of service with Seller or any of its Subsidiaries for the purpose of eligibility and vesting (but not for the purpose of accrual of benefits or allocation of employer contributions). Former full time employees of Seller or Seller Bank who remain employed by Buyer or Buyer Bank will be eligible to participate in the Buyer's employee stock ownership plan on the earliest date required by ERISA ("Entry Date"), with credit for years of service with Seller or Seller Bank for the purpose of eligibility and vesting on and after the Entry Date (but not for the purpose of accrual of benefits or allocation of employer contributions).

         (b) Except as set forth in Exhibit 5.10(b), to the extent that Buyer or a Buyer Subsidiary terminates the employment of any Seller or Seller Bank employee other than for Cause within one year following the Closing Date, Buyer shall, or shall cause a Buyer Subsidiary to, provide severance benefits in a cash amount equal to such employee's regular salary for a one-week period (as in effect immediately prior to the Effective Time) multiplied by the total number of completed calendar years of employment of such employee's employment (up to a maximum of eight (8) years) at Seller, Buyer or any Subsidiary of either; provided, however, that in no event shall Buyer or a Buyer Subsidiary have any obligation to provide severance benefits to Shirley Chiesa other than the benefits provided under such individual's Employment Agreement with Seller and Seller Bank, a copy of which is attached to Schedule 5.10(b), nor is Buyer or a Buyer Subsidiary obliged to provide severance benefits to any other Seller or Seller Bank employee whose termination of employment occurs due to resignation or discharge for Cause or who is entitled to severance benefits or the equivalent thereof under the terms of any other compensation plan or individual contract with Seller or Seller Bank. Notwithstanding anything to the contrary in this Section 5.10(b), in lieu of any other severance benefits provided for in this Section 5.10(b), Exhibit 5.10(b) contains a list of individuals to receive special severance benefits in the event that their employment is terminated by Buyer or a Buyer Subsidiary absent Cause, within one year following the Closing Date.

         (c) Buyer agrees to cause Buyer Bank to enter into an employment or non-compete agreement with Shirley Chiesa, a current officer of Seller and Seller Bank, substantially in the form attached as Exhibit 5.10(c) of this Agreement. During the term of such employment or non-compete agreement, Shirley Chiesa will be eligible, as provided in such employment or non-compete agreement, to participate in Buyer's health insurance program maintained for Buyer's employees.

         (d) It is acknowledged that Seller Bank currently has an outstanding Employment Agreement with Shirley Chiesa. In accordance with the terms of the
Employment  Agreement,   on  the

Effective Date, Seller Bank will pay the aforementioned individual the lump sum payment provided for under such Employment Agreement, as set forth at Exhibit 5.10(d), subject to execution of the Acknowledgment and Release Agreement by the individual substantially in the form set forth at Schedule 5.10(d), provided that in no event shall such payments exceed the amount that is tax deductible by Seller or Seller Bank under Section 280G of the Code.

         (e) In the sole discretion of Buyer or a Buyer Subsidiary, as applicable, payments made by it in full and complete satisfaction of obligations of Seller or Seller Bank under any Seller Employee Plan (other than any Seller Employee Plan that is subject to ERISA) or under Section 5.10(b), (c), (d), (h) or (i) shall be subject to the recipient's delivery to Buyer or a Buyer Subsidiary, as applicable, of (i) a written acknowledgment signed by such recipient that the payment or payments and benefits to be made to him is in full and complete satisfaction of all liabilities and obligations thereunder of Seller, Seller Bank, Buyer or any Buyer Subsidiary, and each of their respective affiliates, directors, officers, employees and agents, and (ii) a release by such recipient of all such parties from further liability in connection with the particular Seller Employee Plan or this Agreement, as applicable.

         (f) Subject to the Code and relevant regulations, as of the Effective Time or as soon as practicable thereafter, the loan to the Seller ESOP shall be repaid in full with the cash consideration received from Buyer for the unallocated shares of Seller Common Stock held in the Seller ESOP or any cash proceeds from the sale of any Stock Merger Consideration received from the Buyer for such shares, and any unallocated portion of the consideration remaining after such repayment shall be allocated to the Seller ESOP accounts of the employees of Seller and Seller Bank in accordance with the terms of the Seller ESOP in effect as of the Effective Time. As of the Effective Time, the Seller ESOP shall be terminated. The current administrator of the Seller ESOP, or another administrator selected by Buyer (subject to consultation with Seller ESOP's then current trustee), shall continue to administer the Seller ESOP subsequent to the Effective Time, and the current Trustee of the Seller ESOP, or such other trustee(s) selected by Buyer (subject to consultation with Seller ESOP's then current trustee) or the administrators, shall continue to be the Trustee subsequent to the Effective Time. Buyer agrees not to amend the Seller ESOP subsequent to the Effective Time in any manner that would change or expand the class of persons entitled to receive benefits under the Seller ESOP. The Parties agree that the Seller ESOP shall be amended to the extent necessary to receive a favorable determination letter from the IRS as to the tax qualified status of the Seller ESOP upon its termination under Section 401(a) and 4975(e)(7) of the Code (the "Final Determination Letter"). Following the receipt of the Final Determination Letter, distributions of the account balances under the Seller ESOP shall be made to the ESOP Participants. From and after the date hereof, in anticipation of such termination and distribution, Buyer and Seller prior to the Effective Time, and Buyer after the Effective Time, shall use their best efforts to apply for and obtain a favorable Final Determination Letter from the IRS. In the event that Buyer and Seller, prior to the Effective Time, and Buyer after the Effective Time, reasonably determine that the Seller ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the Seller ESOP to lose its tax qualified status, Seller prior to the Effective Time and Buyer after the Effective Time shall take such action as they may reasonably determine is necessary to obtain a favorable Final Determination Letter from the IRS and for the distribution of account balances to the ESOP Participants, provided that the assets of the Seller ESOP shall be held or paid solely for the benefit of the ESOP Participants and provided further that in no event shall any portion of the amounts held in the Seller ESOP revert, directly or indirectly, to Seller or any affiliate thereof, or to Buyer or any affiliate thereof unless required by the IRS as a condition to the issuance of a favorable Final Determination Letter.

         (g) Seller shall take all necessary steps to cause any Seller SEP and any Seller Defined Benefit Plan to be terminated on, or before, the Effective Time; provided, that Seller shall not terminate any Seller Defined Benefit Plan without approval from the Buyer if the Seller Defined Benefit Plan has an outstanding underfunded liability. The Parties agree that any Seller SEP and any Seller Defined Benefit Plan shall be amended to the extent necessary to receive a favorable determination letter from the IRS as to the tax qualified status of such plans upon their termination under Section 401(a) of the Code.

         (h) As of the Effective Time, all employees of Seller, with the exception of Shirley Chiesa, and any other officers with employment agreements or receiving benefits in accordance with Schedule 5.10(b), employed as of the date of the signing of this Agreement, who remain employed with Seller or Seller Bank as of the Effective Time, will receive a retention bonus equal to one week's cash base compensation, in accordance with Schedule 5.10(h).

         (i) As of the Effective Time, Buyer or Buyer Bank will assume the liabilities of the Carnegie Savings Bank Supplemental Retirement Plan for the
Benefit of Shirley Chiesa, dated December 15, 1997 ("SERP"), and will not terminate the SERP prior to the satisfaction of all liabilities under the SERP, and will terminate each other Seller Supplemental Retirement Plan between Seller Bank and any director, retired director, officer, or employee, provided that such payments to be made upon plan termination shall not be inconsistent with
Schedule 3.14(k) as of the date of this Agreement.

         (j) Prior to Seller or Seller Bank making any payments in accordance with this Section 5.10, Seller or Seller Bank shall furnish Buyer with a certification by Seller or Seller Bank's tax accountant and related work papers that such payment will not result in any payments from Seller or Seller Bank to the recipient that will exceed the amount that is tax deductible to Seller or Seller Bank under Section 280G of the Code.

         (k) Notwithstanding anything contained herein to the contrary, Buyer acknowledges that it is the intention of Buyer and Seller that the officers, directors and employees of Seller and Seller Bank will receive the full amount of all benefits contemplated by the employment agreement of the President and/or by the Seller Employee Plans attached to Schedule 5.10 of this Agreement. Buyer shall cooperate with Seller to assure that all such benefits are paid subject to provisions of Section 280G of the Code and other applicable laws. In addition, Buyer agrees to cause Buyer Bank to enter into a non-compete agreement with Lois Wholey, a current director of Seller and Seller Bank, substantially in the form attached as Exhibit 5.10(k).

5.11     Bank Merger
         -----------

         Buyer and Seller shall take, and shall cause their Subsidiaries to take, all necessary and appropriate actions to make it possible for the Bank Merger to be authorized, agreed to, and accomplished immediately after the Company Merger, or at such other time thereafter as may be determined by Buyer in its sole discretion.

5.12     Conforming Entries
         ------------------

         (a) Seller recognizes that Buyer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable laws, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Seller and Seller Bank to those policies of Buyer, as specified in each case in writing to Seller, based upon such consultation and subject to the conditions in Section 5.12(c) below.

         (b) Subject to applicable laws and regulations, Seller and Buyer shall consult and cooperate with each other with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and subject to the conditions in Section 5.12(c) below, the amount and the timing for recognizing for financial accounting purposes Seller's expenses of the Merger and the restructuring charges relating to or to be incurred in connection with the Merger.

         (c) Subject to applicable laws and regulations, Seller shall (i) establish and take such reserves and accruals at such time as Buyer shall reasonably request to conform Seller's loan, accrual and reserve policies to Buyer's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are reasonably requested by Buyer; provided, however, that on the date such reserves, accruals and charges are to be taken, Buyer shall certify to Seller that all conditions to Buyer's obligation to consummate the Merger set forth in Sections 6.1 and 6.3 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to Buyer's obligation to consummate the Merger) have been satisfied or waived; and provided, further, that Seller shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

         (d) No  reserves,  accruals or charges  taken in  accordance  with this
Section 5.12 may be a basis to assert a violation of a breach of a representation, warranty or covenant of Seller herein.

5.13     Integration of Policies
         -----------------------

         During the period from the date hereof to the Effective Time, Seller and Seller Bank shall, and shall cause their directors, officers and employees to, and shall make all reasonable efforts to cause their respective data processing service providers to, cooperate and assist Buyer in connection with an electronic and systematic conversion of all applicable data regarding Seller to Buyer's system of electronic data processing provided, however, that no such conversion shall occur until the Effective Time. In furtherance of the foregoing, Seller shall make reasonable arrangements during normal business hours to permit representatives of Buyer to train Seller and Seller Bank employees in Buyer's system of electronic data processing.

5.14    Disclosure Supplements
        ----------------------

         From time to time prior to the Effective Time, each Party shall promptly supplement or amend any materials delivered to the other Party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials delivered to the other Party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the Parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.15     Failure to Fulfill Conditions
         -----------------------------

         In the event that either of the Parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party. Each Party will promptly inform the other Party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of such transactions.

5.16     Transaction Expenses of Seller
         ------------------------------

         (a) For planning purposes, set forth at Schedule 5.16(a) hereto, Seller has provided Buyer with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Seller in connection with this Agreement based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Seller shall use its best efforts to maintain expenses within the budget.

         (b) Promptly after the execution of this Agreement, Seller shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within thirty (30) days. Seller shall accrue and/or pay all of such amounts as soon as possible.

         (c) Seller shall cause its professionals to render monthly invoices within thirty (30) days after the end of each month. Seller shall advise Buyer monthly of all out-of-pocket expenses which Seller has incurred in connection with this Agreement.

         (d) Seller, in reasonable consultation with Buyer, shall make all arrangements with respect to the printing and mailing of the Proxy Statement.

5.17     Voting Agreements
         -----------------

         Each of Seller's directors and officers will enter into and deliver a voting agreement, a form of which is attached as Exhibit 5.17 hereto, at the time Seller and Buyer enter into this Agreement.

5.18    Registration of Buyer Common Stock
        ----------------------------------

         (a) As promptly as reasonably practicable following the date hereof, Buyer and Seller shall cooperate in preparing mutually acceptable proxy materials which shall constitute the Proxy Statement-Prospectus relating to the matters to be submitted to Seller shareholders at Seller's shareholder meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement-Prospectus") and Buyer shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Buyer Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Registration Statement"). The Proxy Statement-Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Buyer's prospectus. Each of Buyer and Seller shall use reasonable best efforts to have the Proxy Statement-Prospectus cleared by the SEC, and Buyer shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Buyer shall, as promptly as practicable after receipt thereof, provide Seller copies of any written comments and advise Seller of any oral comments, with respect to the Proxy Statement-Prospectus or Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement-Prospectus and the Registration Statement prior to filing such with the SEC, and Buyer will provide Seller with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement-Prospectus or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Statement-Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Seller will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to Seller's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise Seller, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Buyer or Seller, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Seller which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Seller.

         (b) Buyer shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Seller and Buyer shall furnish all information concerning it and the holders of its Common Stock as may be reasonably requested in connection with any such action.

         (c) Prior to the Effective Time, Buyer shall notify the Nasdaq National Market of the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of Seller Common Stock.

5.19    Affiliate Letters
        -----------------

         Seller shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" of Seller under Rule 145 of the Securities Act to deliver to Buyer as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, a form of which is attached as Exhibit 5.19 hereto, providing that such person will comply with Rule 145.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1      Conditions Precedent - Buyer and Seller
         ---------------------------------------

         The   respective   obligations  of  Buyer  and  Seller  to  effect  the
transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Closing Date.

         (a) All corporate action necessary to authorize the execution and delivery of this Agreement and completion of the Company Merger shall have been duly and validly taken by Buyer and Seller, including adoption of this Agreement by the requisite vote of the shareholders of Seller.

         (b) All approvals and consents from any Governmental Entity the approval or consent of which is required for the completion of the Merger shall have been received and all statutory waiting periods in respect thereof shall have expired; and Buyer, Buyer Bank, Seller and Seller Bank shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the completion of the Merger and the failure of which to obtain would have the effects set forth in the following proviso clause; provided, however, that no approval or consent referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any nonstandard condition or requirement that, in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer that had such condition or requirement been known, Buyer, in its reasonable judgment, would not have entered into this Agreement.

         (c) None of Buyer, Buyer Bank, Seller or Seller Bank shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal completion of the Merger.

         (d) No proceeding initiated by any Governmental Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Merger shall be pending.

6.2      Conditions Precedent - Seller
         -----------------------------

         The obligations of Seller to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Closing Date unless waived by Seller pursuant to Section 7.4 hereof.

         (a) The representations and warranties of Buyer set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation and warranty which specifically relates to an earlier date.

         (b) Buyer shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing Date.

         (c) Buyer shall have delivered to Seller a certificate, dated the date of the Closing and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

         (d) Buyer shall have furnished Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to Buyer as Seller may reasonably request.

         (e) Seller shall have received an opinion of counsel of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, substantially to the effect set forth in Exhibit 6.2(e) hereto.

         (f) Seller shall have received a written fairness opinion of Capital Resources Group, Inc. dated as of the date of this Agreement, to the effect that the Merger Consideration is fair to the shareholders of Seller from a financial point of view.

6.3      Conditions Precedent - Buyer
         ----------------------------

         The obligations of Buyer to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Buyer pursuant to Section 7.4 hereof.

         (a) The representations and warranties of Seller set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation and warranty which specifically relates to an earlier date.

         (b)  Seller  shall  have   performed  in  all  material   respects  all
obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing Date.

         (c) Seller shall have delivered to Buyer a certificate, dated the date of the Closing and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

         (d) Seller shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to Seller as Buyer may reasonably request.

         (e) No more than 7% of the outstanding shares of Seller Common Stock shall be Dissenting Shares.

         (f) Seller shall have furnished its shareholders with a copy of Section 1571(d) of the PBCL with the Notice of Meeting informing them of their right to dissent.

         (g) Buyer shall have received an opinion of counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, substantially to the effect set forth in Exhibit 6.3(g) hereto.

         (h) Seller shall have provided Buyer with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger related expenses of Seller other than printing expenses (which are within the control of Buyer), shall be reasonable, taking into account normal and customary billing rates, fees and expenses for similar transactions.

         (i) Seller shall have provided Buyer with evidence of the termination by the OTS on the Closing Date of the supervisory agreement entered into by Seller with the OTS on April 14, 2000, as set forth on Schedule 3.12(b) hereof (the "Supervisory Agreement").

                                   ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

7.1      Termination
         -----------

         This Agreement may be terminated:

         (a) at any time on or prior to the Closing Date, by the mutual consent in writing of the parties hereto;

         (b) at any time on or prior to the Closing Date, by Buyer in writing if Seller has, or by Seller in writing if Buyer has, breached any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within 30 days after written notice of such breach;

         (c) at any time, by either Buyer or Seller in writing, (i) if any application for prior approval of a Governmental Entity which is necessary to consummate the Merger is denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 7(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the Merger; or (iii) if the Supervisory Agreement does not terminate on or prior to the Closing Date.

         (d) at any time, by either Buyer or Seller in writing, if the shareholders of Seller do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof) unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such Party at or before the Closing Date;

         (e) by either Buyer or Seller in writing if the Effective Time has not occurred by the close of business on June 30, 2002, provided that this right to terminate shall not be available to any Party whose failure to perform an obligation in breach of such party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

         (f) by Seller, if Seller enters into an agreement in respect of a Takeover Proposal as a result of negotiations permitted by Section 5.7 of this Agreement;

         (g) by Buyer, if the Meeting of Shareholders of Seller has not been held by January 31, 2002, at which meeting a vote has been taken for the purpose of approving this Agreement, unless the failure to hold the Meeting of Shareholders by such date is the result of any war or Act of God; and

         (h) by Buyer or Seller, by notice of termination given on or before 5:00 p.m. Eastern time on the fifth business day immediately preceding the Closing Date if there has occurred a greater than 20% change between (i) the last reported sales prices per share of Buyer Common Stock as of the date of this Agreement (even if Buyer Common Stock does not trade in on such day) and
(ii) the Market Value; provided, however, that if following such notice of termination pursuant to this Section 7.1(h), Buyer and Seller mutually agree on a change to the consideration to be paid pursuant to this Agreement, no termination shall be deemed to have occurred pursuant to this Section 7.1(h) and this Agreement shall remain in full force and effect in accordance with its terms (except the consideration to be paid pursuant to this Agreement shall have been so modified).

7.2      Effect of Termination
         ---------------------

         (a) Except as set forth below, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, provided that notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

         (b) As a means of compensating the Parties for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, Seller agrees that if this Agreement is terminated by the Buyer in accordance with Section 7.1(b) Seller will upon demand pay to Buyer or Buyer Bank in immediately available funds all reasonable expenses of Buyer and Buyer Bank in an amount not to exceed $100,000. Buyer agrees that if this Agreement is terminated by Seller in accordance with Section 7.1(b), Buyer will upon demand pay to Seller in immediately available funds all reasonable expenses of Seller and Seller Bank in an amount not to exceed $100,000. For purposes of this Section 7.2(b), the expenses of a Party shall include all reasonable out-of-pocket expenses of that Party (including all fees and expenses of counsel, accountants, financial advisors and consultants to that Party) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

         (c) If this Agreement is terminated by the Buyer or Seller in accordance with Section 7.1(d), (e), (f) or (g) and prior to such termination a Termination Event, as defined in paragraph (d) of this Section 7.2, shall have occurred, Seller will upon demand pay to Buyer or Buyer Bank in immediately available funds $125,000, inclusive of any other amounts that may otherwise be due and payable in accordance with Section 7.2 hereunder; provided however, no such payment shall be due or payable hereunder prior to Seller and/or Seller Bank either: (1) receiving a publicly announced bona fide offer from a third party prior to Seller's shareholder meeting, and subsequently failing to receive shareholder approval of this Agreement, (2) Seller and/or Seller Bank entering into a written definitive agreement with a third party with respect to a Takeover Proposal either prior to the meeting of the shareholders of Seller to approve this Agreement or within 18 months after termination of this Agreement or (3) within 18 months after the termination of this Agreement any third-party person or entity acquires 25% or more of Seller Common Stock. "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving Seller or any Seller
Subsidiary or for the acquisition of a ten percent (10%) or greater equity interest in Seller or any Seller Subsidiary, or for the purchase, lease or other acquisition of a substantial portion of the assets of Seller or any Seller Subsidiary (other than loans or securities sold in the ordinary course of business).

         (d) For purposes of this Agreement, a Termination Event shall mean either of the following:

                           (i)  Seller or any Seller Subsidiary, without  having
received Buyer's prior written consent, shall have entered into a written agreement to engage in a Takeover Proposal with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) other than Buyer or any affiliate of Buyer (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the Securities Act) or the Board of Directors of Seller shall have recommended that the shareholders of Seller approve or accept any Takeover Proposal with any person other than Buyer or any affiliate of Buyer; or

                           (ii)  After a bona fide written proposal is  made  by
any person other than Buyer or any affiliate of Buyer to Seller or its shareholders to engage in a Takeover Proposal and is publicly disclosed, either
(A) Seller  shall have  breached any  covenant or  obligation  contained in this

Agreement and such breach would entitle Buyer to terminate this Agreement, (B) the holders of Seller Common Stock shall not have approved this Agreement at Seller's shareholder meeting described in Section 5.2 of this Agreement, a proxy statement has not been mailed to the holders of Seller Common Stock as a result of the Board of Directors' exercise of its fiduciary duties as set forth in
Section 5.2 of this Agreement, or such shareholder meeting shall not have been held in a timely manner or shall have been postponed, delayed or enjoined prior to termination of this Agreement except as a result of a judicial or administrative proceeding or (C) Seller's Board of Directors shall have (i) withdrawn or modified in a manner materially adverse to Buyer the recommendation of Seller's Board of Directors with respect to this Agreement, or announced or disclosed to any third party its intention to do so or (ii) failed to recommend, in the case of a tender offer or exchange offer for Seller Common Stock, against acceptance of such tender offer or exchange offer to its shareholders or takes no position with respect to acceptance of such tender offer or exchange offer by its shareholders.

         (e) In the event that this Agreement is terminated  pursuant to Section
7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 5.4(b) and this
Section 7.2, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (c), (d), (e), (f) or (g) shall not relieve the breaching party from any liability or damages arising out of its willful breach of any provision of this Agreement giving rise to such termination.

7.3      Survival of Representations, Warranties and Covenants
         -----------------------------------------------------

         All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including the covenants set forth in Sections 2.6, 2.8, 5.9, and 5.10 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Buyer or Seller (or any director, officer or controlling person of either thereof) of any defense at law or in equity which otherwise would be available against the claims of any third person, including any shareholder or former shareholder of either Buyer or Seller.

7.4      Waiver
         ------

         Each Party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Seller) extend the time for the performance of any of the obligations or other acts of the other Party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other Party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed after shareholders of Seller have approved this Agreement, shall not modify either the amount or form of the consideration to be provided hereby to the holders of Seller Common Stock upon completion of the Company Merger or otherwise materially adversely affect such shareholders without the approval of the shareholders who would be so affected.

7.5      Amendment or Supplement
         -----------------------

         This Agreement may be amended or supplemented at any time by mutual agreement of the Parties hereto, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of the Parties hereto.

                                  ARTICLE VIII
                                 MISCELLANEOUS

8.1      Entire Agreement
         ----------------

         This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties hereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 5.9 and 5.10 hereof.

8.2      No Assignment
         -------------

         None of the Parties hereto may assign any of its rights or obligations under this Agreement to any other person, without the consent of the other Party.

8.3     Notices
        -------

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

         If to Buyer:

                  Fidelity Bancorp, Inc.
                  1009 Perry Highway
                  Pittsburgh, PA  15237-2105
                  Attn:    William L. Windisch, Chairman of the Board
                  Fax:     412-364-6504
                  E-Mail: WLW@FidelityBank-pa.com

         With a required copy to:

                  Malizia Spidi & Fisch, PC
                  1100 New York Avenue, NW, Suite 340 West
                  Washington, DC  20005
                  Attn:  Samuel J. Malizia, Esq.
                  Fax:  202-434-4661
                  E-Mail:  mail@malizialaw.com

         If to Seller:

                  Carnegie Financial Corporation
                  17 West Mall Plaza
                  Carnegie, Pennsylvania  15106
                  Attn:  Shirley Chiesa, President
                  Fax:  412-276-0535

         With a required copy to:

                  Thorp Reed & Armstrong, LLP
                  1 Oxford Centre
                  301 Grant Street, 14th Floor
                  Pittsburgh, Pennsylvania 15219
                  Attn: Timothy M. Slavish, Esq.
                  Fax: 412-394-2555
                  E-Mail: tslavish@thorpreed.com

8.4      Alternative Structure
         ---------------------

         Notwithstanding any provision of this Agreement to the contrary, Buyer may, with the written consent of Seller, which shall not be unreasonably withheld, at any time modify the structure of the acquisition of Seller set forth herein, provided that (i) the consideration to be paid to the holders of Seller Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Entities or any other condition to the obligations of Buyer set forth in Sections 6.1 and 6.3 hereof.

8.5      Interpretation
         --------------

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.6      Counterparts
         ------------

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7      Governing Law
         -------------

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction.

8.8      Severability
         ------------

         Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

8.9      Standard of Materiality
         -----------------------

         No representation or warranty shall be deemed untrue or incorrect, and no Party shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty has had or is reasonably likely to have a Material Adverse Effect on the Party making such representation or warranty.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                               CARNEGIE FINANCIAL CORPORATION
                               CARNEGIE SAVINGS BANK



                               By:/s/ Shirley C. Chiesa
                                  ----------------------------------------------
                                  Shirley C. Chiesa, President


                                  FIDELITY BANCORP, INC.
                                  FIDELITY SAVINGS BANK



                                  By: /s/ William L. Windisch
                                      ------------------------------------------
                                      William L. Windisch, Chairman of the Board

                                                                      APPENDIX B

[LOGO]  CAPITAL RESOURCES GROUP, INC.
11250 Roger Bacon Drive *Suite 19 Reston, VA 20190 *Phone: (703) 464-9055 *Fax: (703) 464-9058


                                October 10, 2001



Board of Directors
Carnegie Financial Corporation
17 West Mall Plaza
Carnegie, Pennsylvania  15106

Dear Board Members:

         You have requested our opinion as to the fairness from a financial point of view to the holders of shares of common stock of Carnegie Financial Corporation (the "Company") of the proposed consideration to be paid to the shareholders of the Company by Fidelity Bancorp, Inc. ("Fidelity").

         Capital Resources Group, Inc. ("Capital Resources") is a financial consulting and an investment banking firm that, as part of our specialization in financial institutions, is regularly engaged in the financial valuations and analyses of business enterprises and securities in connection with mergers and acquisitions, valuations for initial and secondary stock offerings, divestiture and other corporate purposes. Senior members of Capital Resources have extensive experience in such matters. We believe that, except for the fee we will receive for our opinion and other financial advisory fees to be received in connection with the transaction discussed below, we are independent of the Company. In the ordinary course of its business, Capital Resources may trade the equity securities of the Company and Fidelity for its own accounts, its principals, proprietary accounts it manages, and for the accounts of customers, and may at any time hold long or short positions in such securities.

Financial Terms of the Offer
----------------------------

         We understand that, pursuant to an Agreement and Plan of Merger ("Agreement") between the Company and Fidelity, each outstanding share of Company common stock will be converted into, at the election of the holder but subject to the limitations discussed in the next paragraph, the right to receive either (i) cash equal to $14.75 ("Cash Merger Consideration") or (ii) "Stock Merger Consideration" which shall equal the number of shares of Fidelity common stock equal to the result obtained by dividing $14.75 by the "Market Value" of Fidelity's common stock. Market Value shall mean the average of the last reported sales prices per share of Fidelity common stock as reported on the NASDAQ system for the fifteen consecutive full trading days (provided that if Fidelity common stock does not trade in each such day, then only the number of days in which Fidelity common stock is traded within such fifteen day period shall be utilized in calculating the Market Value) immediately preceding one week prior to closing of the

CAPITAL RESOURCES GROUP, INC.
Board of Directors
October 10, 2001
Page 2

transaction. The Cash Merger Consideration and the Stock Merger Consideration are referred to collectively as the "Merger Consideration".

         No more than 55 percent and no less that 50.1 percent of the total number of shares of Company common stock outstanding at the effective date of the transaction shall be converted into the Stock Merger Consideration and the remaining outstanding shares of the Company shall be converted into the Cash Merger Consideration. Subject to the above limitations, at the discretion of Fidelity, all holders of 100 shares or less of Company common stock shall automatically receive all Cash Merger Consideration.

         The Agreement provides that it may be terminated by Fidelity or the Company, by proper notice, if there has occurred a greater than 20 percent change between the last reported sales price per share of Fidelity common stock as of the date of the Agreement and the Market Value. Provided, however, no termination shall be deemed to have occurred if Fidelity and the Company agree on a change to the consideration to be paid pursuant to the Agreement.

         Pursuant to the Agreement, each outstanding Company stock option will be cancelled and exchanged for the right to receive a cash payment equal to the Cash Merger Consideration less the $8.50 option exercise price per share.

         The Company will be entitled to pay to shareholders a regular annual cash dividend at a rate not in excess of the result obtained by prorating the most recently paid rate, $0.20 per share, for the number of full months elapsed since the end of the last annual period for which a dividend was paid (i.e. the year ended December 31, 2000).

         As a result of the merger transaction, the Company will be merged with and into Fidelity. Carnegie Savings Bank ("Bank") will be merged with and into Fidelity Bank PaSB and the separate existence of the Company and Bank will cease.

Materials Reviewed
------------------

     In the course of rendering our opinion we have, among other things:

     (1) Reviewed the terms of the Agreement and discussed the Agreement with management and the Board of Directors of the Company, and the Company's legal counsel, Thorp, Reed and Armstrong, LLP;

     (2)  Reviewed the following financial data of the Company:

CAPITAL RESOURCES GROUP, INC.
Board of Directors
October 10, 2001
Page 3


          o the audited financial statements of the Company for the fiscal years ended December 31 1996 through December 31, 2000 as presented in the Company's reports on Form 10K, and the unaudited financial statements for the six months ended June 30, 2001 as reported in the Company's quarterly reports on Form 10Q and internal financial reports,

          o the Bank's Thrift Financial Reports covering the period through June 30, 2001, the latest available period,

          o    the Company's latest available asset/liability reports,

          o other miscellaneous internally-generated management information reports for recent periods, as well as other publicly available information,

          o    the Company's most recent business plan and budget report;

     (3) Reviewed the Company's Annual Report to shareholders for fiscal 2000 which provides a discussion of the Company's business and operations and reviews various financial data and trends;

     (4) Discussed with executive management of the Company, the business, operations, recent financial condition and operating results and future prospects of the Company;

     (5) Compared the Company's financial condition and operating results to those of similarly-sized thrifts operating in Pennsylvania and the U.S.;

     (6) Compared the Company's financial condition and operating performance to the published financial statements and market price data of publicly-traded thrifts in general, and publicly-traded thrifts in the Company's region of the U.S. specifically;

     (7) Reviewed the relevant market information regarding the shares of common stock of the Company including trading activity and volume and information on options to purchase shares of common stock;

     (8) Performed such other financial and pricing analyses and investigations as we deemed necessary, including a comparative financial analysis and review of the financial terms of other pending and completed acquisitions of companies we consider to be generally similar to the Company;

CAPITAL RESOURCES GROUP, INC.
Board of Directors
October 10, 2001
Page 4


     (9)  Examined  the  Company's  economic   operating   environment  and  the
          competitive environment of the Company's market area;

     (10) Reviewed available financial reports and financial data for Fidelity, including Annual Reports to shareholders and Form 10-K reports covering the fiscal years ended through September 30, 2000, quarterly reports, Form 10-Q reports through June 30, 2001, other published financial data and other regulatory and internal financial reports provided by management of Fidelity; reviewed Fidelity's banking office network; and reviewed the pricing trends of Fidelity's common stock and dividend payment history;

     (11) Visited Fidelity's administrative and executive offices and conducted interviews with management, which included discussions regarding Fidelity's lending programs and business strategies.

      In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the various parties mentioned above, upon public information and upon representations and warranties in the Agreement, and have not conducted any independent investigations to verify any such information or performed any independent appraisal of the Company's or Fidelity's assets. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any Company shareholder should vote with respect thereto.

      This fairness opinion is supported by the detailed information and analysis contained in the Evaluation and Analysis Report dated October 10, 2001 ("Report"), which has been produced by Capital Resources and will be delivered to the Company. We have relied on the Report for purposes of rendering this current fairness opinion.

      The Report contains a business description and financial analysis of the Company, an analysis of current economic conditions in the Company's primary market area, and a financial and market pricing comparison with a selected group of thrifts institutions which completed merger and acquisition transactions or are currently subject to pending transactions. In addition, the Report contains a discounted dividend stream and terminal value analysis. Such analysis compares the value of the Merger Consideration proposed by Fidelity with the potential present value returns to the Company's shareholders if the Company remains independent for at least three to five years.

CAPITAL RESOURCES GROUP, INC.
Board of Directors
October 10, 2001
Page 5


Opinion
-------

      Based on the foregoing and on our general knowledge of and experience in the valuation of businesses and securities, we are of the opinion that, as of October 10, 2001, the Merger Consideration proposed by Fidelity for shares of common stock of the Company is fair to the shareholders of the Company from a financial point of view.

                                         Respectfully submitted,


                                         /s/CAPITAL RESOURCES GROUP, INC.

                                                                      APPENDIX C

           Pennsylvania Business Corporation Law of 1988, as Amended,
                     Provisions For Dissenting Shareholders

Subchapter D.--Dissenters Rights.

(ss.) 1571. Application and effect of subchapter.

         (a) General rule.--Except as otherwise provided in subsection (b), any shareholder (as defined in Section 1572 (relating to definitions of a business corporation)) shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

          Section 1906(c) (relating to dissenters rights upon special treatment).

          Section 1930 (relating to dissenters rights).

          Section 1931(d) (relating to dissenters rights in share exchanges).

          Section 1932(c) (relating to dissenters rights in asset transfers).

          Section 1952(d) (relating to dissenters rights in division).

          Section 1962(c) (relating to dissenters rights in conversion).

          Section 2104(b) (relating to procedure).

          Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

          Section 2325(b) (relating to minimum vote requirement).

          Section 2704(c) (relating to dissenters rights upon election).

          Section 2705(d) (relating to dissenters rights upon renewal of election).

          Section 2904(b) (relating to procedure).

          Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

          Section 7104(b)(3) (relating to procedure).

          (b) Exceptions.--(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

                           (i)  listed on a national securities exchange or
designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

                           (ii) held beneficially or of record by more than
2,000 persons.

                 (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                         (i) (Repealed).

                         (ii)  Shares of any preferred or special class or
series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

                         (iii) Shares entitled to dissenters rights under
section 1906(c) (relating to dissenters rights upon special treatment).

               (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

          (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

          (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

               (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

               (2)       a copy of this subchapter.

          (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

          (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

          (g) Computation of beneficial ownership. For purposes of subsection
(b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common on in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

          (h) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

(ss.) 1572. Definitions.

          The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

         "Shareholder." A shareholder as defined in Section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

(ss.) 1573. Record and beneficial holders and owners.

          (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

          (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

(ss.) 1574. Notice of intention to dissent.

          If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

(ss.) 1575. Notice to demand payment.

          (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

               (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

               (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

               (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

               (4)  Be accompanied by a copy of this subchapter.

          (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

(ss.) 1576. Failure to comply with notice to demand payment, etc.

          (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

          (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

          (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(ss.) 1577. Release of restrictions or payment for shares.

          (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

          (b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

          (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporation action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

               (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

               (2) A statement of the corporation's estimate of the fair value of the shares.

               (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

          (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

(ss.) 1578. Estimate by dissenter of fair value of shares.

          (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

          (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(ss.) 1579. Valuation proceedings generally.

          (a) General rule.--Within 60 days after the latest of:

                 (1)     Effectuation of the proposed corporate action;

                 (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

                 (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

         If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

          (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

          (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

          (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

          (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

(ss.) 1580. Costs and expenses of valuation proceedings.

          (a) General rule.-- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

          (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

          (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

(ss.) 1930. Dissenters rights.

          (a) General rule.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

          (b) Plans adopted by directors only.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

          (c) Cross references.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.          Indemnification of Directors and Officers.

         In accordance with the Pennsylvania Business Corporation Law, Article 9 of the Registrant's Articles of Incorporation and Article VIII of the Registrant's bylaws provide as follows. In addition, under a directors' and officers' liability insurance policy, directors and officers of the Registrant are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Article 9 of Articles of Incorporation

     A. Personal Liability of Directors. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that by law a director's liability for monetary damages may not be limited.

     B. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Pennsylvania law.

     C. Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Article 9.B may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

     D. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     E. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the

Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 9.

     F. Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 9.

     G. Modification. The duties of this Corporation to indemnify and to advance expenses to any person as provided in this Article 9 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 9, and no amendment or termination of any trust or other fund created pursuant to Article 9.F hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

     H. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 9, the Corporation shall no indemnify a director, officer, employee or agent of any liability incurred in any action, suit or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

Article VIII of Bylaws

     A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director to the extent set forth in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same effect as if they were set forth herein.

Item 21.          Exhibits and Financial Statements Schedules

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)      List of Exhibits (filed herewith unless otherwise noted)

         2.1      Agreement and Plan of Merger, dated October 10, 2001, between Fidelity
                  Bancorp, Inc. and Carnegie Financial Corporation is included as Appendix A to the Proxy Statement/Prospectus
         3.1      Articles of Incorporation of Fidelity (1)
         3.2      Bylaws of Fidelity (1)
         4        Specimen Common Stock Certificate of Fidelity (1)
         5        Opinion of Malizia Spidi & Fisch, PC re: legality
         10.1     Employee Stock Ownership Plan, as amended (1)
         10.2     1988 Employee Stock Compensation Program (1)
         10.3     1993 Employee Stock Compensation Program (2)
         10.4     1997 Employee Stock Compensation Program (3)
         10.5     1993 Directors' Stock Option Plan (2)
         10.6     Employment Agreement between the Company, the Bank and William L.
                  Windisch (1)
         10.7     1998 Group Term Replacement Plan (5)
         10.8     1998 Salary Continuation Plan Agreement by and between William L. Windisch, the Company and the Bank (5)
         10.9     1998 Salary Continuation Plan Agreement by and between Richard G. Spencer, the Company and the Bank (5)
         10.10    1998 Salary Continuation Plan Agreement by and between Michael A. Mooney, the Company and the Bank (5)
         10.11    1998 Stock Compensation Plan (4)
         10.12    2000 Stock Compensation Plan (6)
         13       Portions of the 2001 Annual Report to Stockholders (7)
         20.1     Dividend Reinvestment Plan (8)
         21       Subsidiaries of the Registrant
         23.1     Consent of Malizia Spidi & Fisch, PC (included in Exhibit 5.1)
         23.2     Consent of KPMG LLP (independent auditors for Fidelity Bancorp, Inc.)
         23.3     Consent of S. R. Snodgrass, A.C. (independent auditors for Carnegie Financial
                  Corporation)
         23.4     Consent of Capital Resources Group, Inc.
         99.1     Form of proxy for the Carnegie Financial Corporation special meeting

---------------
(1) Incorporated by reference from the exhibits attached to the Prospectus and Proxy Statement of the Company included in its Registration Statement on Form S-4 (registration No. 33-55384) filed with the SEC on December 3, 1992 (the "Registration Statement").
(2) Incorporated by reference from an exhibit in Form S-8 filed with the SEC on May 2, 1997.
(3) Incorporated by reference from an exhibit in Form S-8 filed with the SEC on March 12, 1998.
(4) Incorporated by reference from an exhibit in Form S-8 filed with the SEC on January 25, 1999.
(5) Incorporated by reference to an identically numbered exhibit on Form 10-Q filed with the SEC on December 29, 1998.
(6) Incorporated by reference to Exhibit 4.1 to the Form S-8 filed with the SEC on January 19, 2001.
(7) Incorporated by reference to an identically numbered exhibit on Form 10-K filed with the SEC on December 26, 2000.
(8) Incorporated by reference to an identically numbered exhibit on Form 10-Q filed with the SEC on February 14, 2000.

         (b)  Financial Statement Schedules

         All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

         (c)  Reports, Opinions, or Appraisals of Outside Parties

     The opinion of Capital Resources Group, Inc. is included as Appendix C to the Proxy Statement/Prospectus.

Item 22.          Undertakings.

(a)      Undertakings Required by Item 512 of Regulation S-K.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10 (b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Pennsylvania on November 15, 2001.

                                 FIDELITY BANCORP, INC.


                                 /s/William L. Windisch
                                 -----------------------------------------------
                                 William L. Windisch
                                 President, Chief Executive Officer and Director (Duly Authorized Representative)


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 15, 2001 in the capacities indicated. Each person whose signature appears below hereby makes, constitutes and appoints William L. Windisch his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.


/s/William L. Windisch                                      /s/Richard G. Spencer
-------------------------------------------------           -------------------------------------
William L. Windisch                                         Richard G. Spencer
Chairman of the Board and Chief Executive Officer           President and Chief Operating Officer
(Principal Executive Officer)                               (Principal Financial and Accounting
                                                             Officer)

/s/John R. Gales                                            /s/Robert F. Kastelic
-------------------------------------------------           -------------------------------------
John R. Gales                                               Robert F. Kastelic
Director                                                    Director


/s/Oliver D. Keefe                                          /s/Charles E. Nettrour
-------------------------------------------------           -------------------------------------
Oliver D. Keefer                                            Charles E. Nettrour
Director                                                    Director


/s/Joanne Ross Wilder
-------------------------------------------------
Joanne Ross Wilder
Director

                                      II-7